As filed with the Securities and Exchange Commission on June 22, 2021.

Registration No. 333-253959

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ostin Technology Group Co., Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3679	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

Building 2, 101/201

1 Kechuang Road

Qixia District, Nanjing

Jiangsu Province, China 210046

Tel: +86 (25) 58595234

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications

sent to agent for service, should be sent to:

David Selengut, Esq.	Louis Taubman, Esq.
Wei Wang, Esq.	Arila Zhou, Esq.
Ellenoff Grossman & Schole LLP	Hunter Taubman Fischer & Li LLC
1345 Avenue of the Americas, 11th Floor	800 Third Ave., Suite 280
New York, NY 10105	New York, NY 10022
Tel: (212) 370-1300	Tel: 212-530-2206
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of the Class of Securities to be Registered	Amount to Be Registered	Proposed Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary shares, par value $0.0001(2)	3,881,250	$4.50	$17,465,625	$1,906
Total	3,881,250		$17,465,625	$1,906	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.
(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 22, 2021

3,375,000 Ordinary Shares

Ostin Technology Group Co., Ltd.

This is the initial public offering of ordinary shares of Ostin Technology Group Co., Ltd., a Cayman Islands exempted company. We are offering 3,375,000 ordinary shares, par value $0.0001 per share. We expect the initial public offering price of the shares to be in the range of $3.50 to $4.50 per share. Prior to this offering, there has been no public market for our ordinary shares. We plan to apply to have our ordinary shares listed on the Nasdaq Capital Market (or Nasdaq) under the symbol “OST.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq; however, we will not complete this offering unless we are so listed.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Investing in our ordinary shares involves a significant degree of risk. See “Risk Factors” beginning on page 6.

	Per Share		Total
Public offering price	$	[●]	$	[●]
Underwriting fee and commissions(1)(2)	$	[●]	$	[●]
Proceeds to us, before expenses	$	[●]	$	[●]

(1)	Represents underwriting discount and commissions equal to 7.0% per share (or $[●] per share).
(2)	Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. For a description of the other terms of compensation to be received by the underwriters, see “Underwriting.”

We have granted a 45-day option to the representatives of the underwriters to purchase up to an additional 506,250 ordinary shares, solely to cover over-allotments, if any.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers against payment therefor on [●], 2021.

The date of this prospectus is [●], 2021.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Shares and the distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

Unless otherwise indicated, in this prospectus, the following terms shall have the meaning set out below:

“AIO”	All-in-one computer
“AMOLED”	Active-matrix organic light emitting diode, is an organic light emitting diode display technology
“China” or “PRC”	The People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau
“Code”	The Internal Revenue Code of 1986, as amended
“Exchange Act”	Securities Exchange Act of 1934, as amended
“Jiangsu Austin”	Our majority owned subsidiary which is also partially controlled by us through a series of contractual arrangements, which is a company limited by shares incorporated in China
“LED”	Light emitting diode, a light emitting display technology
“Nasdaq”	Nasdaq Stock Market
“Nanjing Aosa” or “WOEF”	Nanjing Aosa Technology Development Co., Ltd., our wholly owned subsidiary, which is a limited liability company formed in China
“OLED”	Organic light emitting diode, a light emitting display technology
“ordinary shares”	Our ordinary shares, par value $0.0001 per share
“Ostin”	Ostin Technology Group Co., Ltd., a Cayman Islands exempted company
“our company,” the “Company,” “us” or “we”	Ostin Technology Group Co., Ltd. and/or its consolidated subsidiaries and variable interest entity, unless the context suggests otherwise
“PCAOB”	Public Company Accounting Oversight Board
“polarizer”	Polarizing film, a composite optical film used in LCD/OLED/AMOLED displays
“RMB” or “Renminbi”	Legal currency of China
“PDP”	Plasma display panel, a type of flat panel display that uses small cells containing plasma
“PFIC”	A passive foreign investment company
“SEC”	The United States Securities and Exchange Commission
“Shanghai Inabata”	Shanghai Inabata Trading Co., Ltd., a wholly owned subsidiary of Inabata & Co., Ltd.
“Securities Act”	The Securities Act of 1933, as amended
“TFT-LCD”	Thin-film transistor liquid crystal display, a display technology
“US$,” “U.S. dollars,” “$,” and “dollars”	Legal currency of the United States
“VIE”	Variable interest entity

Our reporting and functional currency is the Renminbi. Solely for the convenience of the reader, this prospectus contains translations of some RMB amounts into U.S. dollars, at specified rates. Except as otherwise stated in this prospectus, all translations from RMB to U.S. dollars are made at RMB6.9363 to US$1.00, the rate published by the Federal Reserve Board on August 12, 2020. No representation is made that the RMB amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate.

Our fiscal year end is September 30. References to a particular “fiscal year” are to our fiscal year ended September 30 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”).

Except where indicated or where the context otherwise requires, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties, including, but not limited to, CINNO Research. None of the independent industry publications used in this prospectus were prepared on our behalf. Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

ii

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

We are a supplier of display modules and polarizers in China. We design, develop and manufacture TFT-LCD modules in a wide range of sizes and customized size according to the specifications of our customers. Our display modules are mainly used in consumer electronics, outdoor LCD displays and automotive displays. We also manufacture polarizers used in the TFT-LCD display modules and are in the process of developing polarizers for the OLED display panel.

We were formed in 2010 by a group of individuals with industry expertise and have been operating our business, primarily through Jiangsu Austin Optronics Technology Co., Ltd. (“Jiangsu Austin”), our majority owned subsidiary which is also partially controlled through a series of contractual arrangements and therefore is also referred to throughout this prospectus as our variable interest entity (the “VIE”). We currently operate four manufacturing facilities in China with an aggregate of 54,665 square meters - two are located in Jiangsu Province for the manufacture of display modules, one in Chengdu, Sichuan Province for the manufacture of TFT-LCD polarizers and one in Luzhou, Sichuan Province, for manufacture of display modules primarily to be used in devices in the education sector.

We seek to build our market position based on our close collaborative customer relationships and a focus on development of high-end display products and new display materials. Our customers include many of the leading manufacturers of computers, automotive electronics and LCD displays in China and worldwide. We have also successfully introduced our polarizers to many companies in China and have witnessed a significant growth in revenue since we commenced the production and sales of polarizers in 2019.

Our dedication to technology and innovation has helped us win the high new-tech enterprise designation in Jiangsu Province, China, which entitles Jiangsu Austin, our main operating entity in China, to a preferential tax rate of 15% and numerous other recognitions, including but not limited to, Jiangsu Provincial Credit Enterprise and Key Optoelectronic Product Laboratory, which are endorsements to our credit and research and development capabilities.

During the fiscal years ended September 30, 2020 and 2019, our revenues were $140,073,917 and $46,583,295, respectively, and net income was $2,831,286 and $766,765, respectively.

Our Strengths

We believe that the following strengths contribute to our growth and differentiate us from our competitors:

●	Our optimized production capacities;

●	Strong research and development capabilities;

●	Strengthened market position;

●	Long-standing customer relationships; and

●	Experienced management team.

Our Strategies

We intend to grow our business using the following key strategies:

●	Expand our collaboration with our end-brand clients;

●	Increase our research and development efforts for new products; and

●	Upgrade our production lines.

Our Corporate History and Structure

We are a Cayman Islands exempted company structured as a holding company and conduct our operations in China through Jiangsu Austin and its subsidiaries. We first started our business through Jiangsu Austin, which was formed in December 2010.

With the growth of our business and in order to facilitate international capital investment in us, we started a reorganization as described below involving new offshore and onshore entities in the fourth quarter of 2019 and completed it in the first half of 2020.

On September 26, 2019, Ostin Technology Group Co., Ltd. was incorporated under the laws of the Cayman Islands as an exempted company. Further, Ostin Technology Holdings Limited and Ostin Technology Limited, were established in the British Virgin Islands in October 2019 and in Hong Kong in October 2019, respectively, as intermediate holding companies.

In March 2020, Nanjing Aosa Technology Development Co., Ltd. (“Nanjing Aosa”) was formed as a limited liability company in China and became a wholly owned subsidiary of Ostin Technology Limited in June 2020. Beijing Suhongyuanda Science and Technology Co., Ltd. (“Suhong Yuanda”) was formed as a limited liability company in September 2019 in China and became a wholly owned subsidiary of Nanjing Aosa in May 2020, holding 9.97% of the shares of Jiangsu Austin.

In June 2020, Nanjing Aosa entered into a series of contractual arrangements (the “VIE Arrangements”) with shareholders of Jiangsu Austin who are directors, supervisors or senior management members of Jiangsu Austin, and other shareholders (excluding Suhong Yuanda and collectively, the “VIE Shareholders”) holding an aggregate of 87.88% of the shares of Jiangsu Austin, which, along with our direct ownership of 9.97% of Jiangsu Austin, enables us to obtain control over Jiangsu Austin through Nanjing Aosa.

In April 2021, Nanjing Aosa and Jiangsu Austin unwound part of the VIE Arrangements with the minority shareholders of Jiangsu Austin who are not directors, supervisors or senior management members of Austin (the “non-management VIE Shareholders”), whose shares of Jiangsu Austin are no longer subject to the limitations as a result of Jiangsu Austin’s voluntary delisting from the National Equities Exchange and Quotations Co., Ltd. (the “NEEQ”), a Chinese over-the-counter system for trading the shares of a company limited by shares that is not listed on either the Shenzhen or Shanghai stock exchanges, through exercise of an exclusive option to purchase an aggregate of 17,869,615 shares of Jiangsu Austin from the non-management VIE Shareholders. As a result, we, through Nanjing Aosa, hold an aggregate of 57.88% of the shares of Jiangsu Austin directly with the remaining 39.97% subject to the VIE Arrangements. The remaining 2.15% of the shares of Jiangsu Austin are currently owned by two individual shareholders including Tao Ling, our Chief Executive Officer and Chairman of the Board who holds 1.53 % of the shares.

The chart below summarizes our corporate structure as of the date of this prospectus:

Summary of Risks Affecting Our Company

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:

●	We depend on a few major customers with whom we do not enter into long-term contracts, the loss of any of which could cause a significant decline in our revenues.

●	Our industry is cyclical, with recurring periods of capacity increases. As a result, price fluctuations in response to supply and demand imbalances could harm our results of operations.

●	We may experience declines in the selling prices of our products irrespective of cyclical fluctuations in the industry.

●	Our debt may restrict our operations, and cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

●	We depend on a key equipment supplier for manufacture of polarizers, the loss of which could hurt our business.

●	We depend on the supply of raw materials and key component parts, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

●	We may fail to obtain certificates for our new manufacturing facilities in Chengdu, China, which could have a material adverse impact on our operations.

●	We are not in compliance with environmental regulations relating to constructions, which may subject us to fines and other penalties.

●	We operate in a highly competitive environment and we may not be able to sustain our current market position if we fail to compete successfully.

●	Other flat panel display technologies or alternative display technologies could render our products uncompetitive or obsolete.

●	We face risks and uncertainties related to our corporate structure in China, including the risks associated with our control over Jiangsu Austin, which is based on a combination of direct ownership and VIE Arrangements.

●	Uncertainties with respect to the PRC legal system and the PRC economy in general could adversely affect us.

●	Any negative publicity with respect to us, our employees, the display panel industry in general or our business partners may materially and adversely affect our business and results of operations.

Implications of Being an Emerging Growth Company

We had less than $1.07 billion in revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.07 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

●	the sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Corporate Information

Our principal executive offices are located at Building 2, 101/201, 1 Kechuang Road, Qixia District, Nanjing, Jiangsu Province, China 210046, and our telephone number is +86 25-58595234. Our website is www.austinelec.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711.

The Offering

Securities being offered:	3,375,000 ordinary shares on a firm commitment basis.
Initial offering price:	We estimate the initial public offering price for the ordinary shares will be in the range of $3.50 to $4.50 per ordinary share.

Number of ordinary shares outstanding before the offering:	10,125,000 ordinary shares.

Number of ordinary shares outstanding after the offering:	13,500,000 ordinary shares, assuming no exercise of the underwriters’ over-allotment option, and 14,006,250 ordinary shares, assuming full exercise of the underwriters’ over-allotment option.
Use of proceeds:

We intend to use the net proceeds of this offering for (i) expanding our manufacturing facilities for production of OLED polarizers, (ii) potential acquisition of, or investment in, business in the new display material field, (iii) research and development of new materials and improvement of manufacturing process; and (iv) working capital and other general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds” on page 32.

Lock-up agreements

All of our directors and officers and certain shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of six months from the commencement of the Company’s first day of trading on the Nasdaq Capital Market. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed Nasdaq symbol:	We plan to apply to have our ordinary shares listed on the Nasdaq under the symbol “OST.”
Transfer agent and registrar	VStock Transfer, LLC

Risk factors:	Investing in our ordinary shares involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 6.

RISK FACTORS

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We depend on a few major customers with whom we do not enter into long-term contracts, the loss of any of which could cause a significant decline in our revenues.

We had one significant customer which accounted for greater than 10% of our total revenues for the fiscal year ended September 30, 2020 and two such significant customers for the fiscal year ended September 30, 2019. The significant customers in the aggregate accounted for 24.55% and 43.19% of total revenues for the fiscal years ended September 30, 2020 and 2019, respectively. We do not enter into long-term agreements with our customers but manufacture based upon purchase orders and therefore cannot be certain that sales to our customers, including our major customers, will continue. The loss of any of our major customers, or a significant reduction in sales to any such customers, would adversely affect our profitability.

In recent years, our major customers have varied due to changes in our product mix. We expect that we will continue to depend on a relatively small number of customers for a significant portion of our net revenue and may continue to experience fluctuations in the distribution of our sales among our largest customers as we periodically adjust our product mix. Our ability to maintain close and satisfactory relationships with our customers is important to the ongoing success and profitability of our business. Our ability to attract potential customers is also critical to the success of our business. If any of our significant customers reduces, delays or cancels its orders for any reason, or the financial condition of our key customers deteriorates, our business could be seriously harmed. Similarly, a failure to manufacture sufficient quantities of products to meet the demands of these customers may cause us to lose customers, which may affect adversely the profitability of our business as a result. Furthermore, if we experience difficulties in the collection of our accounts receivables from our major customers, our results of operation may be materially and adversely affected.

Our industry is cyclical, with recurring periods of capacity increases. As a result, price fluctuations in response to supply and demand imbalances could harm our results of operations.

The display panel industry in general is characterized by cyclical market conditions. From time to time, the industry has been subject to imbalances between excess supply and a slowdown in demand, and in certain periods, resulting in declines in selling prices. In addition, capacity expansion anticipated in the display panel industry may lead to excess capacity. Capacity expansion in the display panel industry may be due to scheduled ramp-up of new manufacturing facilities, and any large increases in capacity as a result of such expansion could further drive down the selling prices of our products, which would affect our results of operations. We cannot assure you that any continuing or further decrease in selling prices or future downturns resulting from excess capacity or other factors affecting the industry will not be severe or that any such continuation, decrease or downturn would not seriously harm our business, financial condition and results of operations.

Our ability to maintain or increase our revenues will primarily depend upon our ability to maintain market share, increase unit sales of existing products and introduce and sell new products that offset the anticipated fluctuation and long-term declines in the selling prices of our existing products. We cannot assure you that we will be able to maintain or expand market share, increase unit sales, and introduce and sell new products, to the extent necessary to compensate for market oversupply.

We may experience declines in the selling prices of our products irrespective of cyclical fluctuations in the industry.

The selling prices of our products have declined in general and are expected to continually decline with time irrespective of industry-wide cyclical fluctuations as a result of, among other factors, technology advancements and cost reductions. Although we may be able to take advantage of the higher selling prices typically associated with new products and technologies when they are first introduced into the market, prices decline over time and in certain cases, very rapidly as a result of market competition. If we are unable to anticipate effectively and counter the price erosion that accompanies our products, or if the selling prices of our products decrease faster than the rate at which we are able to reduce our manufacturing costs, our profit margins will be affected adversely and our results of operations and financial condition may be affected materially and adversely.

Our debt may restrict our operations, and cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

We have a substantial amount of debt. As of September 30, 2020, we had approximately $15.14 million of debt outstanding. Our substantial debt could have important consequences to you. For example, it could:

●	reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

●	increase our vulnerability to general adverse economic and industry conditions;

●	restrict us from making strategic acquisitions or pursuing business opportunities;

●	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

●	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows, and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business, and other factors, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital, restructure our debt, or declare bankruptcy.

We depend on a key equipment supplier for manufacture of polarizers, the loss of which could hurt our business.

We have used, and expect to use, a vast majority of our equipment from Shanghai Inabata Trading Co., Ltd. (“Shanghai Inabata”), a wholly owned subsidiary of Inabata & Co., Ltd., which is affiliated with Sumitomo Chemical Co., Ltd., under an existing agreement with Shanghai Inabata to produce polarizers. Pursuant to our agreement with Shanghai Inabata, Shanghai Inabata provides us, free of charge, the principal equipment for manufacturing polarizers for a term of five years expiring in September 2022, with an automatic renewal of one more year unless terminated by either party in writing with a three-month advance notice. In the event that we are unable to use or purchase such equipment upon early termination or expiration of our agreement with Shanghai Inabata, or if we fail to secure the equipment to replace such equipment, our business would be hurt.

From time to time, increased demand for new equipment may cause lead time to extend beyond those normally required by equipment vendors, including Shanghai Inabata. The unavailability of equipment, delays in the delivery of equipment or the delivery of equipment that does not meet our specifications could impair our ability to meet customer orders. Furthermore, if our equipment vendors are unable to provide assembly, testing and/or maintenance services in a timely manner for any reason, our business may be adversely affected. In addition, the availability or the timely supply of equipment and services from our suppliers and vendors also could be affected by factors such as natural disasters. We may have to use assembly, testing and/or maintenance service providers with which we have no established relationship, which could expose us to potentially unfavorable pricing, unsatisfactory quality or insufficient capacity allocation. As a result of these risks, our growth may be delayed, and our business may be materially and adversely affected. See “Our Business––Equipment and Suppliers.”

We depend on the supply of raw materials and key component parts, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

Three major vendors collectively provided approximately 86.89% and 60.41% of our purchases of raw materials for the fiscal years ended September 30, 2020 and 2019, respectively. Any material change in the spot and forward rates could have a material adverse effect on the cost of our raw materials and on our operations. In addition, we do not enter into long-term contracts with our vendors. If any of our major vendors ceases to supply key raw materials to us and if we need alternative sources for key component parts for any other reason, these component parts may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production of these components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period or on commercially acceptable terms, if at all. Shipments of affected products have been limited or delayed as a result of such problems in the past, and similar problems could occur in the future. An inability to obtain our key source supplies for the manufacture of our products might require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations.

We are in the process of obtaining certificates for our manufacturing facilities in Chengdu, China. If we fail to obtain any of them, our business may be materially and adversely affected.

We have completed the initial construction of our new manufacturing facilities in Chengdu, China and started production on such facilities. As of the date of this prospectus, we are still in the process of obtaining certain building title certificates for such facilities. While we consider these certificates as requiring procedural, rather than substantive, approvals by government agencies, there is no guarantee that we will obtain all of them. The failure to obtain any of these certificates could result in us having to vacate the premises and our manufacturing activities in such premises may be interrupted or suspended. If we are forced to move, we may not be able to find alternative facilities at all or at reasonable cost, and our manufacturing activities may be disrupted. We might suffer losses as a result of business interruptions and our operations and financial results may be materially and adversely affected.

We are not in compliance with environmental regulations relating to constructions, which may subject us to fines and other penalties.

Pursuant to PRC Law on Environment Impact Assessment and the Administrative Regulations on the Environmental Protection of Construction Projects, construction or expansion of a building or a production facility is subject to various permits and approvals from different government authorities. We are currently conducting the environmental impact assessment procedure on our production facilities in Jiangbei New District, Nanjing and we expect to complete the assessment in the second half of 2021. We are taking remedial measures necessary to obtain the requisite approvals and permits and follow the requisite requirements. However, we may not be able to obtain such approvals and permits or follow the requisite requirements in a timely manner or at all. If for any reason the relevant government authorities in China determine that we are not in compliance with environmental laws and regulations, we may be required to pay fines or we may be ordered to suspend our construction in progress.

Our results of operations fluctuate from quarter to quarter, which makes it difficult to predict our future performance.

Our results of operations have varied significantly in the past and may fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are beyond our control. Our business and operations may be adversely affected by the following factors, among others:

●	rapid changes from month to month, including shipment volume and product mix change;

●	the cyclical nature of the industry, including fluctuations in selling prices, and imbalances between excess supply and slowdowns in demand;

●	the speed at which we and our competitors expand production capacity;

●	access to raw materials and components, equipment, electricity, water and other required utilities on a timely and economical basis;

●	technological changes;

●	the loss of a key customer or the postponement, rescheduling or cancellation of large orders from customers;

●	changes in end-users’ spending patterns;

●	changes to our management team;

●	access to funding on satisfactory terms;

●	our customers’ adjustments in their inventory;

●	changes in general political, economic, financial and legal conditions;

●	natural disasters, such as typhoons and earthquakes, and industrial accidents, such as fires and power failures, as well as geopolitical instability as a result of terrorism or political or military conflicts; and

●	the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and the Company, on our business, financial condition and results of operations.

Due to the factors noted above and other risks discussed in this section, many of which are beyond our control, you should not rely on quarter-to-quarter comparisons to predict our future performance.

Unfavorable changes in any of the above factors may seriously harm our business, financial condition and results of operations. In addition, our results of operations may be below the expectations of public market analysts and investors in some future periods, which may result in a decline in the price of our ordinary shares.

If we are unable to achieve high-capacity utilization rates, our results of operations will be affected adversely.

High-capacity utilization rates allow us to allocate fixed costs over a greater number of products produced. Increases or decreases in capacity utilization rates can impact significantly our gross margins. Accordingly, our ability to maintain or improve our gross margins will continue to depend, in part, on achieving high-capacity utilization rates. In turn, our ability to achieve high-capacity utilization rates will depend on the ramp-up progress of our advanced production facilities and our ability to efficiently and effectively allocate production capacity among our product lines, as well as the demand for our products and our ability to offer products that meet our customers’ requirements at competitive prices.

From time to time, our results of operations in the past have been adversely affected by low capacity utilization rates due to the change of our product offering portfolio. We cannot assure you that we will be able to achieve high-capacity utilization rates in the future. If we are unable to efficiently ramp-up our production facilities for advanced technology or demand for our products does not meet our expectations, our capacity utilization rates will decrease, our gross margins will suffer and our results of operations will be materially and adversely affected.

We may experience losses on inventories.

Frequent new product introductions in the technology industry can result in a decline in the selling prices of our products and the obsolescence of our existing inventory. This can result in a decrease in the stated value of our inventory, which we value at the lower of cost or net realizable value.

We manage our inventory based on our customers’ and our own forecasts. Although we regularly make adjustments based on market conditions, we typically deliver our goods to our customers several weeks after a firm order is placed. While we maintain open channels of communication with our major customers to avoid unexpected decreases in firm orders or subsequent changes to placed orders, and try to minimize our inventory levels, such actions by our customers may have a material adverse effect on our inventory management and our results of operations.

Our customers generally do not place purchase orders far in advance, which makes it difficult for us to predict our future revenues and allocate capacity efficiently and in a timely manner.

Our customers generally provide rolling forecasts several months in advance of, and do not place firm purchase orders until several weeks before, the expected shipment date. There is no assurance that there will not be unexpected decreases in firm orders or subsequent changes to placed orders from our customers. In addition, due to the cyclical nature of the display panel industry, our customers’ purchase orders have varied significantly from period to period. As a result, we do not typically operate with any significant backlog. The lack of significant backlog makes it difficult for us to forecast our revenues in future periods. Moreover, we incur expenses and adjust inventory levels of raw materials and components based on customers’ forecast, and we may be unable to allocate production capacity in a timely manner to compensate for shortfalls in sales. We expect that, in the future, our sales in any quarter will continue to be dependent substantially upon purchase orders received in that quarter. The inability to adjust production costs, to obtain necessary raw materials and components or to allocate production capacity quickly to respond to the demand for our products may affect our ability to maximize results of operations, which may result in a negative impact on the value of your investment in our ordinary shares.

Our future competitiveness and growth prospects could be affected adversely if we are unable to successfully expand or improve our manufacturing facilities to meet market demand.

As part of our business growth strategy, we have been undertaking and may undertake in the future a number of significant capital expenditures for our manufacturing facilities.

The successful expansion of our manufacturing facilities and commencement of commercial production is dependent upon a number of factors, including timely delivery of equipment and machinery and the hiring and training of new skilled personnel. Although we believe that we have the internal capabilities and know-how to expand our manufacturing facilities and commence commercial production, no assurances can be given that we will be successful. We cannot assure you that we will be able to obtain from third parties, if necessary, the technology, intellectual property or know-how that may be required for the expansion or improvement of our manufacturing facilities on acceptable terms. In addition, delays in the delivery of equipment and machinery as a result of increased demand for such equipment and machinery or the delivery of equipment and machinery that do not meet our specifications could delay the establishment, expansion or improvement of these manufacturing facilities. Moreover, the expansion of our manufacturing facilities may also be disrupted by governmental planning activities. If we face unforeseen disruptions in the installation, expansion and/or manufacturing processes with respect to our manufacturing facilities, we may not be able to realize the potential gains and may face disruptions in capturing the growth opportunities.

If capital resources required for our planned growth or development are not available, we may be unable to successfully implement our business strategy.

Historically, we have been able to finance our capital expenditures through cash flow from our operating activities and financing activities, including long-term and short-term borrowings. Our ability to expand our production facilities and establish advanced technology manufacturing facilities will continue to largely depend on our ability to obtain sufficient cash flow from operations as well as external funding. We expect to make capital expenditures in connection with the development of our business, including investments in connection with new capacity, technological upgrade and the enhancement of capacity value. These capital expenditures will be made well in advance of any additional sales to be generated from these expenditures. Our results of operations may be affected adversely if we do not have the capital resources to complete our planned growth, or if our actual expenditures exceed planned expenditures for any number of reasons, including changes in:

●	our growth plan and strategy;

●	manufacturing process and product technologies;

●	market conditions;

●	prices of equipment;

●	costs of construction and installation;

●	market conditions for financing activities of companies in the display panel industry;

●	interest rates and foreign exchange rates; and

●	social, economic, financial, political and other conditions in China and elsewhere.

If adequate funds are not available on satisfactory terms at appropriate times, we may have to curtail our planned growth, which could result in a loss of customers, adversely affect our ability to implement successfully our business strategy and limit the growth of our business.

We operate in a highly competitive environment and we may not be able to sustain our current market position if we fail to compete successfully.

The markets for our products are highly competitive. We experience pressure on our prices and profit margins, due largely to additional and growing industry capacity from competitors in the Mainland China, Taiwan, and Japan. The ability to manufacture on a large scale with greater cost efficiencies is a competitive advantage in our industry. Some of our competitors have expanded through mergers and acquisitions. Some of our competitors have greater access to capital and substantially greater production, research and development, intellectual property, marketing and other resources than we do. Some of our competitors have announced their plans to develop, and have already invested substantial resources in new capacity. Our competitors may be able to grasp the market opportunities before us by introducing new products using such capacity. In addition, some of our larger competitors have more extensive intellectual property portfolios than ours, which they may use to their advantage when negotiating cross-licensing agreements for technologies. As a result, these companies may be able to compete more aggressively over a longer period of time than we can.

The principal elements of competition in the display panel industry include:

●	price;

●	product performance features and quality;

●	customer service, including product design support;

●	ability to reduce production cost;

●	ability to provide sufficient quantity of products to fulfill customers’ needs;

●	research and development, including the ability to develop new technologies;

●	time-to-market; and

●	access to capital and financing ability.

Our ability to compete successfully in the display panel industry also depends on factors beyond our control, including industry and general political and economic conditions as well as currency fluctuations.

We may encounter difficulties expanding into new businesses or industries, which may affect adversely our results of operations and financial condition.

We may encounter difficulties and face risks in connection with our expansion into new businesses or industries. We cannot assure you that our expansion into new businesses will be successful, as we may have limited experience in such industries. We cannot assure you that we will be able to generate sufficient profits to justify the costs of expanding into new businesses or industries. Any new business in which we invest or which we intend to develop may require our additional capital investment, research and development efforts, as well as our management’s attention. If such new business does not progress as planned, our results of operations and financial condition may be affected adversely.

We may undertake mergers, acquisitions or investments to diversify or expand our business, which may pose risks to our business and dilute the ownership of our existing shareholders, and we may not realize the anticipated benefits of these mergers, acquisition or investments.

As part of our growth and product diversification strategy, we may evaluate opportunities to acquire or invest in other businesses or existing businesses, intellectual property or technologies and expand the breadth of markets we can address or enhance our technical capabilities. Specifically, we plan to use a portion of proceeds from this offering for, potential acquisition of, or investment in, businesses in the display material field. See “Use of Proceeds.” Mergers, investments or acquisitions that we may enter into in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including, among others:

●	problems integrating the acquired operations, technologies or products into our existing business and products;

●	diversion of management’s time and attention from our core business;

●	conflicts with joint venture partners;

●	adverse effect on our existing business relationships with customers;

●	need for financial resources above our planned investment levels;

●	failures in realizing anticipated synergies;

●	difficulties in retaining business relationships with suppliers and customers of the acquired company;

●	risks associated with entering markets in which we lack experience;

●	potential loss of key employees of the acquired company; and

●	potential write-offs of acquired assets.

Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Any such acquisition or investment will likely require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions, the value of your ordinary shares may be diluted. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that can, among other things, restrict us from distributing dividends.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of the members of our senior management, in particular those identified under the section titled “Management”. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in China, competition for qualified personnel is intense. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

We may not be able to adequately protect and maintain our intellectual property.

Our success will depend on our ability to continue to develop and market our products. We have been granted 33 patents in China relating to our products and have 17 pending patent applications. No assurance can be given that such patents will not be challenged, invalidated, infringed or circumvented, or that such intellectual property rights will provide a competitive advantage to us. Also, litigation may be necessary to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. The outcome of such potential litigation may not be in our favor and any success in litigation may not be able to adequately protect our rights. Such litigation may be costly and divert management attention away from our business. An adverse determination in any such litigation would impair our intellectual property rights and may harm our business, prospects and reputation. Enforcement of judgments in China is uncertain and even if we are successful in such litigation it may not provide us with an effective remedy.

Our introduction of new technologies and products may increase the likelihood that third parties will assert claims that our products infringe upon their proprietary rights.

The rapid technological changes that characterize our industry require that we quickly implement new processes and components with respect to our products. Often with respect to recently developed processes and components, a degree of uncertainty exists as to who may rightfully claim ownership rights in such processes and components. Uncertainty of this type increases the risk that claims alleging that such components or processes infringe upon third party rights may be brought against us. Although we take and will continue to take steps to ensure that our new products do not infringe upon third party rights, if our products or manufacturing processes are found to infringe upon third party rights, we may be subject to significant liabilities and be required to change our manufacturing processes or be prohibited from manufacturing certain products, which could have a material adverse effect on our operations and financial condition.

We may be required to defend against charges of infringement of patent or other proprietary rights of third parties. Although patent and other intellectual property disputes in our industry have often been settled through licensing or similar arrangements, such defense could require us to incur substantial expense and to divert significant resources of our technical and management personnel, and could result in our loss of rights to develop or make certain products or require us to pay monetary damages or royalties to license proprietary rights from third parties. Furthermore, we cannot be certain that the necessary licenses would be available to us on acceptable terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling certain of our products. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could adversely affect our business.

Other flat panel display technologies or alternative display technologies could render our products uncompetitive or obsolete.

We currently manufacture products primarily using TFT Open Cell and TFT-LCD technology, which is currently one of the most commonly used flat panel display technologies. We may face competition from flat panel display manufacturers utilizing alternative flat panel technologies, such as OLED. OLED technology is currently at various stages of development and production by us and other display panel makers. OLED technologies may, in the future, gain wider market acceptance than TFT-LCD technology for application in certain consumer products, such as televisions, mobile phones, tablets and wearable devices. Failure to further refine our OLED technology or any other alternative display technology could render our products uncompetitive or obsolete, which in turn could cause our sales and revenues to decline. Moreover, if the various alternative flat panel technologies currently commercially available or in the research and development stage are developed to have better performance-to-price ratios and begin mass production, such technologies may pose a great challenge to TFT-LCD technology. Even though we seek to remain competitive through research and development of flat panel technologies, we may invest in research and development in certain technologies that do not come to fruition.

If we cannot successfully introduce, develop or acquire advanced technologies, our profitability may suffer.

Technology and industry standards in the display panel industry evolve quickly, resulting in steep price declines in the advanced stages of a product’s life cycle. To remain competitive, we must develop or acquire advanced manufacturing process technologies and build advanced technology manufacturing plants to lower production costs and enable the timely release of new products. Our ability to manufacture products by utilizing more advanced manufacturing process technologies to increase production efficiency will be critical to our sustained competitiveness. We may undertake in the future a number of significant capital expenditures for advanced technology manufacturing facilities and new capacity subject to market demand and our overall business strategy. However, we cannot assure you that we will be successful in completing our planned growth or in the development of other future technologies for our advanced technology manufacturing plants, or that we will be able to complete them without material delays or at the expected costs. If we fail to do so, our results of operations and financial condition may be materially and adversely affected. We also cannot assure you that there will be no material delays in connection with our efforts to develop new technology and manufacture more technologically advanced products. If we fail to develop or make advancements in product technologies or manufacturing process technologies on a timely basis, we may become less competitive.

Revenues from sales of display modules account for a significant portion of our revenue, and any inability to further diversify our revenue base or any decrease in such sales may materially and adversely affect our business.

A significant portion of our revenue was derived from sales of display modules. In the fiscal years ended September 30, 2020 and 2019, revenues from those contributed to approximately 72.5% and 74.2% of our total revenue, respectively. Though we expect this revenue concentration in those sales to decline over time when we ramp up the production and sales of polarizers as well as develop new products, we may not be successful in our efforts and may continue to heavily rely on sales of display modules for a significant portion of our revenue. A decrease in the revenues from those products, an increase in the material and manufacturing costs, changing consumer preferences or material quality issues concerning those products may materially and adversely affect our business and operating results in the near future.

The COVID-19 pandemic has, and will likely continue to, negatively impact the global economy and disrupt normal business activity, which may have an adverse effect on our results of operations.

The global spread of COVID-19 and the efforts to control it have slowed global economic activity and disrupted, and reduced the efficiency of, normal business activities in much of the world. The pandemic has resulted in authorities around the world implementing numerous unprecedented measures such as travel restrictions, quarantines, shelter in place orders, and factory and office shutdowns. These measures have impacted and will likely continue to impact our workforce and operations, and those of our customers and suppliers.

In particular, we have experienced some disruption to our supply chain during the Chinese government mandated lockdown, with suppliers increasing lead times and purchase price for raw materials. While all our major suppliers are currently fully operational, any future disruption in their operations would impact our ability to manufacture and deliver our products to customers.

In addition, reductions in commercial airline and cargo flights, disruptions to ports and other shipping infrastructure resulting from the pandemic are resulting in increased transport times to deliver materials and components to our facilities and to transfer our products to our key suppliers, and may also affect our ability to timely ship our products to customers.

As a result of these supply chain disruptions, we have increased customer order lead times. This may limit our ability to fulfill orders with short lead times and means that we may be unable to satisfy all of the demand for our products in a timely manner, which may adversely affect our relationships with our customers.

In response to governmental directives and recommended safety measures, we have implemented personal safety measures at all our facilities. However, these measures may not be sufficient to mitigate the risk of infection by COVID-19. If a significant number of our employees, or employees and third parties performing key functions, including our CEO and members of our board of directors, become ill, our business may be further adversely impacted.

In the longer-term, the COVID-19 pandemic is likely to adversely affect the economies and financial markets of many countries, and could result in a global economic downturn and a recession. This would likely adversely affect demand for some of our products and those of our customers, such as display modules used for automotive display, which may, in turn negatively impact our results of operations.

We continue to see an increasing demand in our products for consumer electronics and have experienced a significant increase in revenue from sales of our display modules attributable to the soaring demand for consumer electronics as a substantial portion of population is forced to stay at home due to the COVID-19 pandemic and upgrade their electronic devices However, the environment remains uncertain and the positive impact of COVID-19 and our rapid growth may not be sustainable over the longer term. The degree to which the pandemic ultimately impacts our business and results of operations will depend on future developments beyond our control, including the severity of the pandemic, the extent of actions to contain or treat the virus, how quickly and to what extent normal economic and operating conditions can resume, and the severity and duration of the global economic downturn that results from the pandemic.

Failure to make adequate contributions to certain employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC law to participate in various government sponsored employee benefit plans, including social security insurance, housing provident funds and other welfare-oriented payments, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. We have not made adequate employee benefit payments to the housing provident fund. We may be required to pay the shortage of our contributions. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The enforcement of certain labor-related regulations in the PRC may adversely affect our business and our results of operations.

The Interim Provisions on Labor Dispatch, or the Labor Dispatch Provisions, effective on March 1, 2014, provides that dispatched employees are only allowed to work in temporary, ancillary and replaceable positions. The number of dispatched employees hired by an employer may not exceed 10% of its total labor force and the employer has a two-year transition period to comply with such requirement. Pursuant to the current Labor Contract Law, a labor-dispatching enterprise or an employer using dispatched workers who violates requirements of labor dispatching under the Labor Contract Law may be subject to fine by competent labor administrative authority and, if losses are caused to any dispatched employee, such labor- dispatching enterprise and employer shall assume liabilities jointly and severally.

We have employed a considerable number of dispatched workers for our operations. As of September 30, 2020, 2019 and 2018, we had 44, 43 and 32 outsourced employees, respectively, accounting for 17.5%, 17.8% and 23.4% of our total workforce. In addition, some of the dispatched employees worked in certain key roles. As a result of our failure to comply with the Labor Dispatch Provisions, we may be ordered by relevant labor administrative authorities to rectify our incompliance within a specified period. If we fail to rectify the incompliance within the specified period, we may be subject to fines of up to RMB10,000 for each incompliant dispatched worker.

Risks Related to Our Corporate Structure

We rely on a combination of direct ownership of our VIE and contractual arrangements with certain VIE Shareholders to operate our business. The VIE Arrangements may not be as effective as direct ownership in providing operational control which may materially and adversely affect our business.

Pursuant to the Company Law of the PRC, directors, supervisors and senior management members of a company limited by shares may not transfer more than 25% of his or her shares of the company during the term of his or her services and are prohibited from transfer any of his or her shares of the company within six months after the termination of his or her services. Since Jiangsu Austin is a company limited by shares, it is subject to the forgoing limitations on the transfer of shares by its directors, supervisors and senior management members, who collectively own approximately 39.97% of the shares of Jiangsu Austin. In addition, Jiangsu Austin was listed on the NEEQ and its shareholders were subject to certain limitations on transfer of its shares prior to its voluntary delisting from the NEEQ. As part of the reorganization for our initial public offering, Nanjing Aosa, our WFOE, entered into the VIE Arrangements with the shareholders of Jiangsu Austin who are directors, supervisors or senior management members of Jiangsu Austin. The VIE Arrangements and Nanjing Aosa’s aggregate direct ownership of 57.88% of the issued and outstanding shares of Jiangsu Austin enable us to (i) exercise effective control over Jiangsu Austin, (ii) receive substantially all of the economic benefits of Jiangsu Austin and (iii) have an exclusive option to purchase substantially all or part of the remaining shares and assets in Jiangsu Austin that are subject to the VIE Arrangements when and to the extent permitted by PRC laws and regulations. For a description of these VIE Arrangements, see “Corporate History and Structure.”

We primarily rely on our direct ownership and the VIE Arrangements to operate our business in China. The VIE Arrangements may not be as effective as direct ownership in providing us with control over Jiangsu Austin. For example, the VIE Shareholders could breach the VIE Arrangements by, among other things, taking actions that are detrimental to our interests. The revenues contributed by Jiangsu Austin and its subsidiaries constituted substantially all of our revenues in the fiscal years ended September 30, 2020 and 2019.

If we had higher direct ownership of Jiangsu Austin, we would be able to exercise more control as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, due to the fact that we only directly hold approximately 57.88% of Jiangsu Austin we expect to rely on the performance by the VIE Shareholders of their respective obligations under the contracts to exercise control over Jiangsu Austin. The VIE Shareholders may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks will exist throughout the period in which we operate our business through the VIE Arrangements. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation or other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “—Any failure by the VIE Shareholders to perform their obligations under the VIE Arrangements may have a material and adverse effect on our business.” Therefore, our VIE Arrangements may not be as effective in controlling our business operations as direct ownership.

Any failure by the VIE Shareholders to perform their obligations under the VIE Arrangements may have a material and adverse effect on our business.

If the VIE Shareholders fail to perform their respective obligations under the VIE Arrangements, we could be limited in our ability to enforce the VIE Arrangements that give us additional control over our business operations in the PRC and may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. For example, if the VIE Shareholders refuse to transfer their shares of Jiangsu Austin to our PRC subsidiary or its designee after we exercise the purchase option pursuant to these VIE Arrangements, or if they otherwise act in bad faith or otherwise fail to fulfill their contractual obligations, we may have to take legal actions to compel them to perform their contractual obligations. In addition, if there are any disputes or governmental proceedings involving any interest in such shareholders’ shares of Jiangsu Austin, our ability to exercise shareholders’ rights or foreclose the share pledges according to the VIE Arrangements may be impaired. If these disputes or proceedings were to impair our control over Jiangsu Austin, we may not be able to maintain effective control over our business operations in the PRC, which may result in a material adverse effect on our business, operations and financial condition.

All the agreements under the VIE Arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

All the agreements under the VIE Arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these VIE Arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these VIE Arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these VIE Arrangements, we may not be able to exert effective control over Jiangsu Austin, and our ability to conduct our business may be negatively affected. See “—Risks Related to Doing Business in China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

The VIE Shareholders may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The VIE Shareholders may have actual or potential conflicts of interest with us. These shareholders may breach, or refuse to renew, the existing VIE Arrangements we have with them, which may have a material and adverse effect on our ability to effectively control Jiangsu Austin and receive economic benefits from it. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use, or otherwise benefit from, the licenses, permits and assets held by Jiangsu Austin.

Our VIE and its subsidiaries hold substantially all of the assets, licenses and permits that are material to our business operations, including without limitation permits, licenses, domain names and most of our IP rights. The VIE Arrangements contain terms that specifically obligate our VIE Shareholders to ensure the valid existence of Jiangsu Austin and restrict the disposal of material assets of Jiangsu Austin. However, in the event that Jiangsu Austin declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of or encumbered without our consent, we may be unable to conduct some or all of our business operations or otherwise benefit from the assets held by Jiangsu Austin, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, under the VIE Arrangements, Jiangsu Austin may not, in any manner, sell, transfer, mortgage or dispose of its material assets or legal or beneficial interests in the business without our prior consent. If Jiangsu Austin undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of the assets of Jiangsu Austin, thereby hindering our ability to operate our business as well as constrain our growth.

Our ability to enforce the share pledge agreements between our WFOE and the VIE Shareholders may be subject to limitations based on PRC laws and regulations.

Pursuant to the share pledge agreements between our WFOE and the VIE Shareholders, such shareholders pledged their shares in Jiangsu Austin to our WOFE to secure Jiangsu Austin’s performance of their obligations under the exclusive option agreements and power of attorney. As of the date of this prospectus, the pledge of the shares of Jiangsu Austin has been completed and the share pledges under the share pledge agreements have been fully registered with Jiangsu Provincial Administration for Market Regulation. Under the PRC Civil Code, when a pledgor fails to pay its debt when due, the pledgee may choose to either conclude an agreement with the pledgor to obtain the pledged equity or seek payments from the proceeds of the auction or sale of the pledged equity. The PRC Civil Code further provides that the registration is necessary to create security interest on the shares of a PRC company limited by shares, which means that before the share pledge is duly registered, such pledge is unenforceable even though the relevant share pledge agreement is binding.

In addition, in the registration forms of the Jiangsu Provincial Administration for Market Regulation for the pledges over the shares under the share pledge agreements, the number of pledged shares to our WFOE was only allowed to be recorded capital contribution of respective pledgers to Jiangsu Austin, rather than equity pledge. The share pledge agreements with the VIE Shareholders provide that the pledged share constitute continuing security for any and all of the indebtedness, obligations and liabilities of such shareholders under the relevant VIE Arrangements, and therefore the scope of pledge should not be limited by the amount of the registered capital of Jiangsu Austin. However, there is no guarantee that a PRC court will not take the position that the amount listed on the share pledge registration forms represent the full amount of the collateral that has been registered and perfected. If this is the case, the obligations that are supposed to be secured in the share pledge agreements in excess of the amount listed on the share pledge registration forms could be determined by the PRC court to be unsecured debt, which takes last priority among creditors and often does not have to be paid back at all.

Risks Related to Doing Business in China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations are conducted in the PRC and a majority of our revenues is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Substantially of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries and VIE are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “—Risks Relating to Our Ordinary Shares and this Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce (the “MOFCOM”), the State-Owned Assets Supervision and Administration Commission (the “SASAC”), the State Administration of Taxation (the “SAT”), the State Administration of Industry and Commerce (the “SAIC”), the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange (the “SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, King & Wood Mallesons, that the CSRC approval is not required in the context of this offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; and (ii) we established our PRC subsidiary, Nanjing Aosa, by means of direct investment rather than by merger with or acquisition of PRC domestic companies. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ordinary shares offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. See “Regulation — Regulations Relating to Overseas Listing and M&A”.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions.

Under the PRC Anti-Monopoly Law, companies undertaking acquisitions relating to businesses in China must notify the State Administration for Market Regulation, or the SAMR, in advance of any transaction where the parties’ revenues in the China market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target, while under the M&A Rules, the approval of MOFCOM must be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. Applicable PRC laws, rules and regulations also require certain merger and acquisition transactions to be subject to security review. Due to the level of our revenues, our proposed acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB400 million in the year prior to any proposed acquisition would be subject to SAMR merger control review. As a result, many of the transactions we may undertake could be subject to SAMR merger review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from SAMR, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. If the practice of SAMR and MOFCOM remains unchanged, our ability to carry out our investment and acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether we will be able to complete large acquisitions in the future in a timely manner or at all.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle”. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation, and are aware that all substantial beneficial owners have completed the necessary registration with the local SAFE branch or qualified banks as required by SAFE Circular 37. However, we may not at all times be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Furthermore, since SAFE Circular 37 was recently promulgated and it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding the registration requirements for employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any share incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of share options and the purchase or sale of shares and interests. In the event we adopt an equity incentive plan, our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who are granted options or other awards under the equity incentive plan will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our wholly owned PRC subsidiary and to make loans to our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries and our VIE. We may make loans to our WFOE and VIE subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our WOFE in China.

Any loans to our WOFE in China, which is treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our WFOE in China to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprise or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our WFOE, which may adversely affect our liquidity and our ability to fund and expand our business in China.

On October 23, 2019, SAFE issued the Circular on Further Promoting Cross-border Trade and Investment Facilitation, or Circular 28, which took effect on the same day. Circular 28, subject to certain conditions, allows foreign-invested enterprises whose business scope does not include investment, or non-investment foreign-invested enterprises, to use their capital funds to make equity investments in China. Since Circular 28 was issued only recently, its interpretation and implementation in practice are still subject to substantial uncertainties.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our WFOE or VIE or future capital contributions by us to our WFOE in China. As a result, uncertainties exist as to our ability to provide prompt financial support to our WFOE or VIE when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries to fund offshore cash and financing requirements.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our subsidiaries for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. The laws, rules and regulations applicable to our PRC subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up for previous years’ accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such fund reaches 50% of its registered capital. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. As of September 30, 2020 and September 30, 2019, these restricted assets totaled $663,775 and $473,440 , respectively.

Limitations on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008 and were last amended on December 29, 2018, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or the Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by individuals or foreign enterprises, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income, and our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”.

Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares, and any gain realized from the transfer of our ordinary shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. See “Regulation — Regulations Relating to Taxation”. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ordinary shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC resident enterprise. If dividends payable to our non-PRC investors, or gains from the transfer of our ordinary shares by such investors are subject to PRC tax, the value of your investment in our ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Circular 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Circular 7 and/or SAT Circular 37. For transfer of shares in our company that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Circular 7 and/or SAT Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Circular 7 and/or SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

All of our revenues are denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, our WFOE may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since we expect a significant portion of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected.

Risks Related to Offering and Ownership of Ordinary Shares

An active trading market for our ordinary shares or our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly.

We plan to apply to list our ordinary shares on the Nasdaq. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our ordinary shares will develop. If an active public market for our ordinary shares does not develop following the completion of this offering, the market price and liquidity of our ordinary shares may be materially and adversely affected. The initial public offering price for our ordinary shares was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ordinary shares.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities following the consummation of the offering. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performance of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	regulatory developments affecting us or our industry;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	conditions in the market for health and wellness products;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

●	additions to or departures of our senior management;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding shares; and

●	negative publicity regarding Chinese listed companies.

●	sales or perceived potential sales of additional ordinary shares.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ordinary shares, the market price for our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ordinary shares to decline.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements. Following the consummation of our initial public offering, there will be 13,500,000 ordinary shares outstanding immediately after this offering or 14,006,250 ordinary shares assuming the full exercise of the underwriters’ over-allotment option. In connection with this offering, we and each of our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any ordinary shares for six months from the date of this prospectus without the prior written consent of the underwriter, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased our ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of $2.52 per share, representing the difference between our net tangible book value per share of $1.48 as of September 30, 2020, after giving effect to this offering and an assumed initial public offering price of $4.00 per share, the midpoint of the price range set forth on the cover page of this prospectus. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for expanding our manufacturing facilities, pursuing business development opportunities and working capital and other general corporate purposes. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

The amended and restated memorandum and articles of association that we intend to adopt contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

Some provisions of our articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders. Under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Our CEO has substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Tao Ling, our Chairman of the Board of Directors and Chief Executive Officer, beneficially owns an aggregate of 39.99% of our outstanding ordinary shares. Upon the completion of this offering, Mr. Ling will beneficially own approximately 4,048,612 ordinary shares, or approximately 29.99% of our outstanding ordinary shares.

Accordingly, Mr. Ling could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the appointment of directors and other significant corporate actions. Mr. Ling will also have the power to prevent or cause a change in control. Without the consent of Mr. Ling, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, Mr. Ling could violate his fiduciary duties by diverting business opportunities from us to himself or others. The interests of Mr. Ling may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares. For more information regarding Mr. Ling and his affiliated entity, see “Principal Shareholders.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 5 clear days is required for the convening of a general meeting. A quorum required for a general meeting is the holders of a majority of the issued and outstanding share capital being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

Newly enacted Economic Substance Legislation in the Cayman Islands may have an impact on the Company.

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018 (the “Substance Law”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities”, which in the case of exempted companies incorporated before January 1, 2019 will apply in respect of financial years commencing July 1, 2019 onwards. However, it is anticipated that the Company itself may remain out of scope of the legislation or else be subject to more limited substance requirements. Although it is presently anticipated that the Substance Law will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our ordinary shares.

We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our ordinary shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their share price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and the Company, on our business, financial condition and results of operations;

●	the cyclical nature of our industry;

●	our dependence on introducing new products on a timely basis;

●	our dependence on growth in the demand for our products;

●	our ability to effectively manage inventories;

●	our ability to compete effectively;

●	our dependence on a small number of customers for a substantial portion of our net revenue;

●	our ability to successfully manage our capacity expansion and allocation in response to changing industry and market conditions;

●	implementation of our expansion plans and our ability to obtain capital resources for our planned growth;

●	our ability to acquire sufficient raw materials and key components and obtain equipment and services from our suppliers in suitable quantity and quality;

●	our dependence on key personnel;

●	our ability to expand into new businesses, industries or internationally and to undertake mergers, acquisitions, investments or divestments;

●	changes in technology and competing products;

●	general economic and political conditions, including those related to the display panel industry;

●	possible disruptions in commercial activities caused by events such as natural disasters, terrorist activity

●	fluctuations in foreign currency exchange rates; and

●	other factors in the “Risk Factors” section in this prospectus.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus contains certain data and information that we obtained from various Chinese government and private publications, including industry data and information from CINNO Research. Statistical data in these publications also include projections based on a number of assumptions.

In addition, the new and rapidly changing nature of the display panel industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $11,209,814, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and based upon an assumed initial offering price of $4.00 per ordinary share (excluding any exercise of the underwriters’ over-allotment option), the midpoint of the price range set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $3,105,000, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary share offered by us as set forth on the cover page of this prospectus.

We plan to use the net proceeds from this offering as follows:

●	approximately 25% of the net proceeds from this offering in the construction of additional facilities and purchase of equipment for the production of OLED polarizers in our Chengdu plant;

●	approximately 25% of the net proceeds from this offering for the acquisitions of, or investments in, businesses engaged in the development and production of the new advanced display materials, although as of the date of this prospectus, we have not identified, or engaged in any material discussions regarding, any potential target;

●	approximately 20% of the net proceeds from this offering for the research and development of new materials, including AMOLED/OLED polarizers and LCP (liquid crystal polymer) and improvement of the manufacturing process; and

●	approximately 30% of the net proceeds from this offering for working capital, operating expenses and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our WFOE only through loans or capital contributions, and to our VIE only through loans, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our WFOE or our VIE, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China— PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our wholly owned PRC subsidiary and to make loans to our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

Our board of directors has discretion regarding whether to declare or pay dividends. All dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that we are able to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We currently do not have any plans to pay cash dividends. Rather, we currently intend to retain all of our available funds and any future earnings to operate and grow our business.

Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2020 as follows:

●	on an actual basis; and

●	on an adjusted basis to reflect the sale of 3,375,000 ordinary shares in this offering, at an assumed initial public offering price of $4.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2020
	Actual	Pro Forma As Adjusted (1)	Pro Forma As Adjusted with Full Exercise of Over- Allotment Option
	US$	US$	US$
Shareholders’ Equity
Ordinary shares, $0.0001 par value, 500,000,000 ordinary shares authorized, 10,125,000 ordinary shares issued and outstanding	1,013	1,350	1,401
Additional paid-in capital	10,485,322	21,694,799	23,537,498
Statutory surplus reserves	663,775	663,775	663,775
Retained earnings	19,003	19,003	19,003
Accumulated other comprehensive income	(565,675)	(565,675)	(565,675)
Total equity attributable to Ostin Technology Group Co., Ltd.	10,603,438	21,813,252	23,656,002
Equity attributable to non-controlling interests	659,472	659,472	659,472
Total shareholders’ equity	11,262,910	22,472,724	24,315,474
Total capitalization	11,262,910	22,472,724	24,315,474

(1)	Reflects the sale of ordinary shares in this offering (excluding any ordinary shares that may be sold pursuant to the underwriters’ over-allotment option) at an assumed initial public offering price of $4.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $11,209,814 based on the assumed offering price of $4.00 per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary shares and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders at September 30, 2020 was $8,798,121 or approximately $0.87 per ordinary share. Net tangible book value per ordinary share as of September 30, 2020 represents the amount of total assets less intangible assets and total liabilities, divided by the number of ordinary shares outstanding.

We will have 13,500,000 ordinary shares outstanding upon completion of the offering or 14,006,250 ordinary shares assuming the full exercise of the underwriters’ over-allotment option based on the assumed offering price of $4.00 per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after September 30, 2020, will be approximately $20,007,935 or $1.48 per ordinary share. This would result in dilution to investors in this offering of approximately $2.52 per ordinary share or approximately 63% from the assumed offering price of $4.00 per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.61 per share attributable to the purchase of the ordinary shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to investors purchasing ordinary shares in the offering.

	Offering Without Over- Allotment	Offering With Over- Allotment
Assumed offering price per ordinary share	$4.00	$4.00
Net tangible book value per ordinary share before the offering	$0.87	$0.87
Increase per ordinary share attributable to payments by new investors	$0.61	$0.69
Pro forma net tangible book value per ordinary share after the offering	$1.48	$1.56
Dilution per ordinary share to new investors	$2.52	$2.44

Assuming the underwriters’ over-allotment option is not exercised, each $1.00 increase (decrease) in the assumed initial public offering price of $4 per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $3,105,000, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Cayman) LLP, our counsel as to Cayman Islands law, and King & Wood Mallesons, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Enforcement of Judgments/Enforcement of Civil Liabilities

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. We understand that the Cayman Islands Court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

We have been advised by our PRC counsel, King & Wood Mallesons, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We are a Cayman Islands exempted company structured as a holding company and conduct our operations in China through Jiangsu Austin and its subsidiaries. We first started our business through Jiangsu Austin, which was formed in December 2010.

With the growth of our business and in order to facilitate international capital investment in us, we started a reorganization involving new offshore and onshore entities in the fourth quarter of 2019 and completed it in the first half of 2020.

On September 26, 2019, Ostin Technology Group Co., Ltd. was incorporated under the laws of the Cayman Islands as an exempted company. Further, Ostin Technology Holdings Limited and Ostin Technology Limited, were established in the British Virgin Islands in October 2019 and in Hong Kong in October 2019, respectively, as intermediate holding companies.

In March 2020, Nanjing Aosa was formed as a limited liability company in China and became a wholly owned subsidiary of Ostin Technology Limited in June 2020. Suhong Yuanda was formed as a limited liability company in September 2019 and became a wholly owned subsidiary of Nanjing Aosa in May 2020, holding 9.97% of the shares of Jiangsu Austin.

In June 2020, Nanjing Aosa entered into the VIE Arrangements with the VIE Shareholders holding an aggregate of 87.88% of the shares of Jiangsu Austin, which, along with our direct ownership of 9.97% of Jiangsu Austin, enables us to obtain control over Jiangsu Austin through Nanjing Aosa.

In April 2021, Nanjing Aosa and Jiangsu Austin unwound part of the VIE Arrangements with the non-management VIE Shareholders, whose shares of Jiangsu Austin are no longer subject to the limitations as a result of Jiangsu Austin’s voluntary delisting from the NEEQ, through exercise of an exclusive option to purchase an aggregate of 17,869,615 shares of Jiangsu Austin from the non-management VIE Shareholders. As a result, we, through Nanjing Aosa, hold an aggregate of 57.88% of the shares of Jiangsu Austin directly with the remaining 39.97% subject to the VIE Arrangements. See “– VIE Arrangements.”

Corporate Structure

The chart below summarizes our corporate structure as of the date of this prospectus:

VIE Arrangements

Pursuant to the Company Law of the PRC, directors, supervisors and senior management members of a company limited by shares may not transfer more than 25% of his or her shares of the company during the term of his or her services and are prohibited from transfer any of his or her shares of the company within six months after the termination of his or her services. Since Jiangsu Austin is a company limited by shares, it is subject to the forgoing limitations on the transfer of shares by its directors, supervisors and senior management members, who collectively own approximately 39.97% of the shares of Jiangsu Austin. In addition, Jiangsu Austin was listed on the NEEQ and its shareholders were subject to certain limitations on transfer of its shares prior to its voluntary delisting from the NEEQ. As part of the reorganization for our initial public offering, Nanjing Aosa, our WFOE, entered into the VIE Arrangements with the shareholders of Jiangsu Austin who are directors, supervisors or senior management members of Jiangsu Austin. The VIE Arrangements and Nanjing Aosa’s aggregate direct ownership of 57.88% of the issued and outstanding shares of Jiangsu Austin enable us to (i) exercise effective control over Jiangsu Austin, (ii) receive substantially all of the economic benefits of Jiangsu Austin and (iii) have an exclusive option to purchase substantially all or part of the shares of, and/or assets in, Jiangsu Austin when and to the extent permitted by PRC laws and regulations.

Considering that the VIE Arrangements may not be as effective as direct ownership in providing us with control over our consolidated VIE, we unwound part of the VIE Arrangements with the non-management VIE Shareholders of Jiangsu Austin, whose shares of Jiangsu Austin are no longer subject to the limitations as a result of Jiangsu Austin’s voluntary delisting from the NEEQ, through exercise of an exclusive option to purchase an aggregate of 17,869,615 shares of Jiangsu Austin from the non-management VIE Shareholders. As a result, we, through Nanjing Aosa, hold an aggregate of 57.88% of the shares of Jiangsu Austin directly with the remaining 39.97% subject to the VIE Arrangements. The remaining 2.15% of the shares of Jiangsu Austin are currently owned by two individual shareholders including Tao Ling, our Chief Executive Officer and Chairman of the Board who holds 1.53 % of the shares. Further, if limitation on the transfer of shares by its directors, supervisors and senior management members of Jiangsu Austin are eased or lifted, we would consider unwinding the remaining part of the VIE Arrangements, and dissolve the VIE structure in the future.

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement between Nanjing Aosa and the VIE Shareholders, such shareholders irrevocably granted Nanjing Aosa or any third party designated by Nanjing Aosa an exclusive option to purchase all or part of their shares of the VIE and/or assist Nanjing Aosa or its designee to purchase all or part of the assets and businesses of the VIE at the higher of RMB1 or the lowest price permitted by applicable PRC laws. Those shareholders further undertake, among other things, that they will neither allow the encumbrance of any security interest in the VIE, nor transfer, mortgage or otherwise dispose of their legal or beneficial interests in the VIE without the prior written consent of Nanjing Aosa. This agreement will remain effective until it is terminated at the discretion of Nanjing Aosa or upon the transfer of all the shares of the VIE owned by the VIE Shareholders to Nanjing Aosa and/or its designee.

Share Pledge Agreement

Pursuant to the Share Pledge Agreement between Nanjing Aosa and the VIE Shareholders, such shareholders agreed to pledge all their shares of the VIE to Nanjing Aosa to guarantee the performance by such shareholders of their obligations under the Exclusive Option Agreement, Power of Attorney and the Share Pledge Agreement. If the shareholders breach their contractual obligations under these agreements, Nanjing Aosa, as pledgee, will have the right to dispose of the pledged shares entirely or partially. The VIE Shareholders also agreed, without Nanjing Aosa’s prior written consent, not to transfer the pledged shares, establish or permit the existence of any security interest or other encumbrance on the pledged shares, or dispose of the pledged shares by any other means, except by the performance of the Exclusive Option Agreement. The VIE Shareholders have completed the registration of the pledge of shares in the VIE with Jiangsu Provincial Administration for Market Regulation as of the date of this prospectus.

Power of Attorney

Pursuant to the Power of Attorney executed by each of the VIE Shareholders, these shareholders irrevocably authorize Nanjing Aosa or its designee to act as his or her authorized representative to exercise all of his or her rights as a shareholder of the VIE, including, but not limited to, the right to call and attend shareholders’ meetings, execute and deliver any and all written resolutions and meeting minutes as a shareholder, vote by itself or by proxy on any matters discussed on shareholders’ meetings, sell, transfer, pledge or dispose of any or all of the shares, nominate, appoint or remove the directors, supervisors and senior management, and other shareholders rights conferred by the articles of association of the VIE and the relevant laws and regulations. The Power of Attorney will remain in force as long as the VIE Shareholders remain as shareholders of the VIE. The VIE Shareholders shall not have the right to terminate the Power of Attorney or revoke the authorization without the prior written consent of Nanjing Aosa.

Spousal Consent

The spouse of each of the individual VIE Shareholders has signed a spousal consent letter. Under the spousal consent letter, the spouse unconditionally and irrevocably waives any rights or entitlements whatsoever to such shares that may be granted to her pursuant to applicable laws and undertakes not to make any assertion of rights to such shares. The spouse agrees and undertakes that he or she will take all necessary actions to ensure the proper performance of the VIE Arrangements, and will be bound by the VIE Arrangements in case she or he obtains any equity of the VIE due to any reason.

Our VIE and its Subsidiaries

Our operations are primarily conducted by Jiangsu Austin and its subsidiaries in China. Below is the information regarding Jiangsu Austin and its subsidiaries:

Jiangsu Austin, a company limited by shares formed in China in December 2010 with a registered capital of RMB37.30 million, is our majority owned subsidiary and VIE and our primary operating entity for manufacturing of TFT-LCD display modules.

Jiangsu Huiyin Optronics Co., Ltd., a PRC limited liability company formed in May 2013 with a registered capital of RMB20 million, is a wholly owned subsidiary of Jiangsu Austin and currently engaged in the research and development of touch screen technology.

Sichuan Ausheet Electronic Materials Co., Ltd. (“Ausheet”), a PRC limited liability company formed in September 2017 with a registered capital of RMB60 million, is a wholly owned subsidiary of Jiangsu Austin and engages in the manufacture and sales of polarizers.

Austin Optronics Technology Co., Ltd. (“Austin Optronics”), a Hong Kong corporation formed in September 2014, is a wholly owned subsidiary of Jiangsu Austin and engages in the trading of LCD modules.

Nanjing Zhancheng Photoelectron Co., Ltd. (“Nanjing Zhancheng”), a PRC limited liability company formed in December 2011 with a registered capital of RMB3 million, is a majority owned subsidiary of Jiangsu Austin and engages in the sales of integrated circuits.

Luzhou Aozhi Optronics Technology Co., Ltd. (“Luzhou Aozhi”), a PRC limited liability company formed in December 2018 with a registered capital of RMB30 million, is a wholly owned subsidiary of Ausheet and engages in the production of display modules.

Nanjing Aoting Technology Development Co., Ltd., a PRC limited liability company formed in May 2016 with a registered capital of US$10 million, is a wholly owned subsidiary of Austin Optronics and engages in the manufacture of TFT-LCD display modules.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data are derived from our audited consolidated financial statements for the fiscal years ended September 30, 2020 and 2019.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statements of operations and comprehensive income (loss) for the fiscal years ended September 30, 2020 and 2019.

	For Fiscal Year Ended September 30
	2020	2019
	US$ (audited)	US$ (audited)

Revenues	$140,073,917	$46,583,295
Cost of Sales	$(128,203,549)	$(42,607,870)
Gross profit	$11,870,368	$3,975,425
Total Operating expenses	$(7,736,178)	$(3,104,144)
Operating Income	$4,134,190	$871,281
Other non-operating income (expenses), net	$(1,429,629)	$(106,833)
Provision for income taxes	$126,725	$2,317
Net income	$2,831,286	$766,765
Net income attributable to Ostin Technology Group Co., Ltd.	$2,714,111	$757,886
Earnings per share, basic and diluted	$0.27	$0.07
Weighted average ordinary shares outstanding	10,125,000	10,125,000

The following table presents our summary consolidated balance sheets data as of September 30, 2020 and 2019.

	For Fiscal Year Ended September 30
	2020	2019
	US$ (audited)	US$ (audited)
Balance sheet data
Current assets	$45,293,234	$24,584,206
Total assets	$62,929,137	$37,092,155
Total liabilities	$51,666,227	$29,402,719
Total liabilities and shareholders’ equity	$62,929,137	$37,092,155

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts included herein with respect to the fiscal years ended September 30, 2020 and 2019 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Overview

We are a supplier of display modules and polarizers in China. We design, develop and manufacture TFT-LCD modules in a wide range of sizes and customized size according to the specifications of our customers. Our display modules are mainly used in consumer electronics, outdoor LCD displays and automotive displays. We also manufacture polarizers used in the TFT-LCD display modules and are in the process of developing polarizers for the OLED display panel.

We were formed in 2010 by a group of individuals with industry expertise and have been operating our business, primarily through Jiangsu Austin. We currently operate four manufacturing facilities in China with an aggregate of 54,665 square meters - two are located in Jiangsu Province for the manufacture of display modules, one in Chengdu, Sichuan Province for the manufacture of TFT-LCD polarizers and one in Luzhou, Sichuan Province, for manufacture of display modules primarily to be used in devices in the education sector.

We seek to build our market position based on our close collaborative customer relationships and a focus on development of high-end display products and new display materials. Our customers include many of the leading manufacturers of computers, automotive electronics and LCD displays in China and worldwide. We have also successfully introduced our polarizers to many companies in China and have witnessed a significant growth in revenue since we commenced the production and sales of polarizers in 2019.

Key Factors Affecting Our Results

Our results are primarily derived from the sales of display modules and polarizers to display manufacturers, end-brand customers or their system integrators in China, Hong Kong, Taiwan and Southeast Asia. The historical performance and outlook for our business is influenced by numerous factors, including the following:

●	Fluctuations in Prices of Electronic Component, Polarizer Materials, Other Costs - Fluctuations in the prices of raw materials can lead to volatility in the pricing of our products, which influences the buying patterns of our customers. Because the raw material cost represents over half of our total cost of sales, higher or lower raw material cost affects our gross margins. Increases in the market price of raw materials typically enable us to raise our selling prices. To a lesser extent, our gross margins and selling prices can also be impacted by the prices of other raw materials, transportation and labor.

●	Price Fluctuations Due to Cyclical Market Condition - The display panel industry in general is characterized by cyclical market conditions. From time to time, the industry has been subject to imbalances between excess supply and a slowdown in demand, and in certain periods, resulting in declines in selling prices. In addition, capacity expansion anticipated in the display panel industry may lead to excess capacity. Capacity expansion in the display panel industry may be due to scheduled ramp-up of new manufacturing facilities, and any large increases in capacity as a result of such expansion could further drive down the selling prices of our products, which would affect our results of operations. We cannot assure you that any continuing or further decrease in selling prices or future downturns resulting from excess capacity or other factors affecting the industry will not be severe or that any such continuation, decrease or downturn would not seriously harm our business, financial condition and results of operations.

●	General Competition - Several of our products have historically faced significant competition both in China and some foreign markets, and we have successfully competed against our competitors with excellent customer service, high quality products and rapid fulfilment of customer orders. However, our business could be adversely affected by competitors who reduce prices, improve on-time delivery and take other competitive actions, which may reduce our customers’ purchases of products from us.

Impact of Covid-19

Recently, there has been a global pandemic of a novel strain of coronavirus (COVID-19) that first emerged in China in December 2019 and has spread globally. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the first half year of 2020. In March 2020, the World Health Organization declared COVID-19 as a global pandemic. Given the rapidly expanding nature of COVID-19 pandemic, and substantially all of our business operations and our workforces are concentrated in China, we believe that it has impacted and will likely continue to impact our business, results of operations, and financial condition. Potential impact on our results of operations will also depend on future developments and information that may emerge regarding the duration and severity of COVID-19 and the actions taken by governmental authorities and other entities to contain COVID-19 or to mitigate its impacts, almost all of which are beyond our control.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

●	Our production facilities had not been fully operational until March 20, 2020. We temporarily closed our offices and production facilities in early February 2020, as required by relevant PRC local authorities. Our offices and manufacturing facilities reopened on February 20, 2020 and manufacturing capacity had been picking up slowly until fully operational on March 20, 2020.

●	Some of our customers have been negatively impacted by the outbreak, which reduced the demand for certain of our products, especially the small-size display modules (less than 21.5 inches). However, we have seen an increased demand for display modules over 21.5 inches due to the mandatory lockdown at home. More households purchased new televisions and computer displays or upgraded their existing home entertainment devices with larger size displays during the lockdown period. Therefore, we have seen a stable overall demand for display modules comparing to the pre-pandemic period.

●

We have experienced some disruption to our supply chain during the Chinese government mandated lockdown, with suppliers increasing lead times and purchase price for raw materials. While all our major suppliers are currently fully operational, any future disruption in their operations would impact our ability to manufacture and deliver our products to customers. In addition, reductions in commercial airline and cargo flights, disruptions to ports and other shipping infrastructure resulting from the pandemic are resulting in increased transport times to deliver materials and components to our facilities and to transfer our products to our key suppliers, and may also affect our ability to timely ship our products to customers. As a result of these supply chain disruptions, we have increased customer order lead times which may continue until the end of 2021. This may limit our ability to fulfil orders with short lead times and means that we may be unable to satisfy all of the demand for our products in a timely manner, which may adversely affect our relationships with our customers.

●	The sales revenue generated from polarizer products increased significantly during the fiscal year of 2020. The polarizer is an essential component of most types of display and the supply of polarizers had been in shortage even before the pandemic. We observed a tighter supply of polarizers in the market during the pandemic when some polarizer manufacturers were not able to operate at their full capacity. We have been fully operational since March 20, 2020 and seen increasing demand on our polarizer products due to the comparative shortage in the market supply.

●

Our credit policy typically requires payment within 30 to 90 days, and payments on the vast majority of our sales have been collected within 45 days. Our average accounts receivable turnover period was approximately 17 days as of and for the fiscal year ended September 30, 2020. Therefore, our payment collection has not been adversely impacted by the pandemic.

●	During the fiscal year ended September 30, 2020, we were able to repay all our debt and other obligations without taking advantage of any available payment deferral or forbearance term.

●	Our workforce remained stable during the fiscal year ended September 30, 2020. We did not receive government subsidy or take advantage of any government assistance program in relation to the pandemic. We have complied with the various safety measures required by the local government and provided our employees with protective gears and regularly monitor and trace the health condition of our employees. However, we do not believe those safety measures have materially impacted our operation.

In the long term, the COVID-19 pandemic is likely to adversely affect the economies and financial markets of many countries, and could result in a global economic downturn or a recession. This would likely adversely affect demand on some of our products and those of our customers, such as display modules used for automotive display, which may, in turn negatively impact our results of operations.

While we continue to observe an increasing demand in our products for consumer electronics, the market remains uncertain and it may not be sustainable in the long term. The degree to which the pandemic ultimately impacts our business and results of operations will depend on future developments beyond our control, including the severity of the pandemic, the actions to contain or treat the virus, how quickly and to what extent the economic and operating conditions can resume, and the severity and duration of the global economic downturn as a result of the pandemic.

Results of Operations

For the Fiscal Years Ended September 30, 2020 and 2019

The following table summarizes the results of our operations for the fiscal years ended September 30, 2020 and 2019, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

(All amounts, other than percentages, are in U.S. dollars)

	For the Fiscal Years Ended September 30,		Variance
	2020	2019	Amount	Percentage
Sales	$140,073,917	$46,583,295	$93,490,622	201%
Cost of sales	(128,203,549)	(42,607,870)	85,595,679	-201%
Gross profit	11,870,368	3,975,425	7,894,943	199%

Operating expenses:
General and administrative expenses	2,735,067	1,338,704	1,396,363	104%
Selling and marketing expenses	2,172,393	883,240	1,289,153	146%
Research and development costs	2,828,718	882,200	1,946,518	221%
Total operating expenses	7,736,178	3,104,144	4,632,034	149%

Operating income	$4,134,190	$871,281	$3,262,909	374%

Other income (expenses):
Interest expense, net	(688,401)	(632,492)	(55,909)	-9%
Other income (expenses), net	(741,228)	525,659	(1,266,887)	-241%
Total other income (expenses), net	(1,429,629)	(106,833)	(1,322,796)	-1238%

Income before income taxes	$2,704,561	$764,448	$1,940,113	254%
Income tax benefit	126,725	2,317	124,408	5369%

Net income	$2,831,286	$766,765	$2,064,521	269%

Sales

The following table presents revenue by major product categories for the fiscal years ended September 30, 2020 and 2019, respectively.

	September 30, 2020		September 30, 2019
Product Category	Sales Amount (In USD)	As % of Sales	Sales Amount (In USD)	As % of Sales
Display modules	$100,304,865	72%	$33,269,891	72%
Polarizers	36,794,524	26%	11,737,446	25%
Others	2,974,528	2%	1,575,958	3%
Total	140,073,917	100%	46,583,295	100%

Sales increased by approximately $93.49 million or 201%, to approximately $140.07 million for the fiscal year ended September 30, 2020 from approximately $46.58 million for the fiscal year ended September 30, 2019. The significant increase in sales was primarily attributable to the soaring demand for consumer electronics as a substantial portion of population is forced to stay at home due to the COVID-19 pandemic and upgrade their electronic devices.

Sales of display modules increased by approximately $67.03 million or 201%, to approximated $100.30 million for the fiscal year ended September 30, 2020 from approximately $33.27 million for the fiscal year ended September 30, 2019. In addition to the impact of COVID-19, our efforts to develop and expand our product offerings also contributed to the increased sales volume of display modules. Specifically, we designed two series of AIOs for our major end-brand customers ASUS and ACER, which entered mass production in 2020 and contributed to approximately 33.46% of our total revenue from sales of display modules.

In 2018, we made a strategic decision to launch a new line of products – polarizer, and started the planning and construction of Chengdu manufacturing facility to manufacture polarizers. Polarizer is an essential part of TFT-LCD display penal and has been in high demand in China due to limited domestic production capacity and most of the supply is concentrated in oversea suppliers. By adding polarizer in our product offering portfolio, we can effectively expand our business horizon, extend customer outreach, and strengthen our competitiveness. In 2020, our Chengdu manufacturing facility achieved stable scale production. The production capacity steadily increased from 160,000 square meters per month for the fiscal year of 2019 to 352,000 square meters per month for fiscal year of 2020. We have also expanded our customer base during the fiscal year of 2020. As a result the foregoing and the limited domestic supply, the sales of polarizers reached approximately $36.79 million, representing an increase of approximately 213% as compared to approximately $11.7 million for the fiscal year ended September 30, 2019.

In addition to sales of display modules and polarizers, we also provide display panel repair services to certain customers at extra charges, which involves sales of our products as replacement of certain parts of the display panels. The repair services are only offered to a limited number of customers at their request and represent only a small portion of our revenues. The increase in revenues from repair service is in line with the increase in sales of display modules for the fiscal year 2020, compared to sales for the fiscal year 2019.

Cost of sales

The following table presents cost of sales by product categories for the fiscal years ended September 30, 2020 and 2019, respectively.

	For the Fiscal Years Ended
	September 30, 2020	September 30, 2019
Product Category
Display modules	$92,923,295	$31,605,281
Polarizers	33,552,087	10,074,132
Others	1,728,167	928,457
Total	$128,203,549	$42,607,870

Gross Margin
Display module	7%	5%
Polarizers	9%	15%
Others	42%	37%
Total Gross Margin	9%	9%

Cost of sales increased by approximately $85.60 million or 201%, to approximately $128.21 million for the fiscal year ended September 30, 2020 from approximately $42.61 million for the fiscal year ended September 30, 2019. The increase in cost of sales was generally in line with the increase of total sales.

Our gross profit increased by approximately $7.89 million, or 199%, to approximately $11.87 million for the fiscal year ended September 30, 2020 from approximately $3.98 million for the fiscal year ended September 30, 2019. Overall gross margin remained 9% for the fiscal year ended September 30, 2020, as compared to 9% for the fiscal year ended September 30, 2019. The gross margin of display modules was increased due to the increased unit price during the fiscal year of 2020. To achieve quicker collection of payments and minimize inventory risks during the COVID-19 pandemic, we offered customers early payment discount which lowers unit prices for polarizers in exchange for shorter payment terms. We also offered one-off discount to certain key customers, as a result, the gross margin of polarizer decreased by 6% to 9% for the fiscal year ended September 30, 2020, as compared to 15% for the fiscal year ended September 30, 2019.

Selling and marketing expenses

Selling and marketing expenses increased by approximately $1.29 million, or 146%, to approximately $2.17 million for the fiscal year ended September 30, 2020 as compared to approximately $0.88 million for the fiscal year ended September 30, 2019. The increase in selling and marketing expenses was mainly due to the increased number of salesperson as a result of business expansion and increase of salesperson’s salaries and commissions. We expect our selling and marketing expenses to remain stable for the current fiscal year, which might impact our profitability should we experience a decline in our revenue given our small profit margin.

General and administrative expenses

General and administrative (“G&A”) expenses increased by approximately $1.40 million, or 104%, to approximately $2.74 million for the fiscal year ended September 30, 2020 as compared to approximately $1.34 million for the fiscal year ended September 30, 2019. The increase in G&A expenses was mainly due to the significant increase in employee salaries including overtime and bonuses, as well as the increased administrative fees in complying with regulations imposed by local government to control COVID-19.

Research and development expenses

Our research and development expenses were incurred for the development of new materials and technologies used for the manufacturing polarizers and display modules for OLED display panel. Our research and development expenses were approximately $2.83 million and $0.88 million for the fiscal years ended September 30, 2020 and 2019, respectively. The significant increase is primarily due to the commencement and progressing of our OLED display panel and OLED polarizer research projects which required more capital and the increased salaries for the research team due to the increase in both the number of team members and average salaries. To strengthen our technology leadership and improve our competitiveness in the display panel industry, we expect to continue to devote substantial resources in our research and development, which might impact our profitability in the event we experience a market downturn and a decline in our revenue in light of the substantial amount we expect to invest in and our small profit margin.

Net income

As a result of the foregoing, we recorded a net income of approximately $2.83 million and $0.77 million in the fiscal years ended September 30, 2020 and 2019, respectively.

Liquidity and Capital Resources

	Year Ended September 30,	Year Ended September 30,
	2020	2019
Net cash provided by operating activities	$7,724,681	$123,141
Net cash used in investing activities	(5,176,956)	(6,821,430)
Net cash provided by financing activities	210,464	7,506,983
Effect of exchange rate changes on cash and cash equivalents	133,202	178,500
Net increase in cash and cash equivalents	$2,891,392	$987,194
Cash and cash equivalents, beginning of period	2,470,130	1,482,936
Cash and cash equivalents, end of period	$5,361,522	$2,470,130

Operating Activities:

Net cash provided by operating activities for the fiscal year ended September 30, 2020 was approximately $7.72 million, which was primarily attributable to a net profit of approximately $2.83 million, adjusted for non-cash items for approximately $1.88 million and adjustments for changes in working capital approximately $3.02 million. The adjustments for changes in working capital mainly included:

(i)	increase in accounts receivable of approximately $6.71 million – our accounts receivable increased due to the significant increase in sales during the fiscal year ended September 30, 2020.

(ii)	increase in accounts payable of approximately $11.54 million due to increased raw material purchase to fulfill the increased customer orders.

(iii)	increase in inventory of approximately $5.75 million – our inventory increased primarily due to increased raw material inventory we held in our Chengdu warehouse for the manufacturing of polarizers which requires large volume of chemical coatings purchased in advance to prevent delivery delay;

(iv)	increase in advances to suppliers of approximately $2.13 million – from time to time we are required to make advance payments to our suppliers for purchase of raw materials. Due to increased raw materials purchase as a result of increased sales during the fiscal year ended September 30, 2020, we have higher advance payments to our suppliers;

(iii)	increase in notes receivable of approximately $1.89 million – notes receivable consists of irrevocable letters of credit provided by the Company’s international customers to pay their payable balances to the Company, and these letters of credit were guaranteed by the banks;

Net cash provided by operating activities for the fiscal year ended September 30, 2019 was approximately $0.12 million which was primarily attributable to a net profit approximately $0.77 million, adjusted for non-cash items for approximately $0.87 million and adjustments for changes in working capital approximately $1.52 million. The adjustments for changes in working capital mainly included:

(i)	increase in advance from customers of approximately $1.36 million – our advance from customers increased due to higher advance payment required to certain customers;

(ii)	increase in inventory of approximately $4.93 million – our inventory increased primarily due to increased raw material inventory we held in our Chengdu warehouse for the manufacturing of polarizers which requires large volume of chemical coatings purchased in advance to prevent delivery delay;

(iii)	increase in advances to suppliers of approximately $3.17 million – from time to time we are required to make advance payment to our suppliers for purchase of raw materials. Due to increased raw materials purchase for the manufacturing of polarizers during the 2019 fiscal year, we frequently advanced payments to our suppliers; and

(iv)	increase in accounts payable of approximately $5.83 million primarily driven by the increased purchase of raw materials for manufacturing of polarizers.

Investing Activities:

Net cash used in investing activities was approximately $5.18 million for the fiscal year ended September 30, 2020, primarily attributable to the addition of fixed assets for production needs during the period with an approximate amount of $3.70 million and purchase of land use right for our Chengdu facility with an approximate amount of $1.48 million.

 Net cash used in investing activities was approximately $6.82 million for the fiscal year ended September 30, 2019, primarily attributable to the construction of Chengdu manufacturing facility and purchase of fixed assets for polarizer production needs during the fiscal year.

 Financing Activities:

Net cash provided by financing activities was approximately $0.21 million for the fiscal year ended September 30, 2020, primarily attributable to the net proceeds from related party loans of approximately $0.27 million, net proceeds from bank loans and third-party individuals of approximately $0.91 million, partially offset by the repayment of notes payable of approximately $1.07 million.

Net cash provided by financing activities was approximately $7.51 million for the fiscal year ended September 30, 2019, primarily attributable to the net proceeds from short-term bank loans of approximately $2.93 million, net proceeds from short-term loans by third party individuals of approximately $2.03 million, and net proceeds received from sales of shares of Jiangsu Austin to investors of approximately $1.48 million.

Primary Sources of Liquidity

Our primary sources of liquidity consist of existing cash balances, cash flows from our operating activities and availability under our loan arrangements with banks and certain third-party individuals. Our ability to generate sufficient cash flows from our operating activities is primarily dependent on our sales of display modules and polarizers to our customers at margins sufficient to cover fixed and variable expenses.

As of September 30, 2020 and 2019, we had cash and cash equivalents of $ 5,343,434, and $1,343,888, respectively. We believe that our current cash, cash to be generated from our operations and access to funds under our loan arrangements with banks will be sufficient to meet our working capital needs for at least the next twelve months.

We finance our operations through short-term loans provided by a syndicate of banks in China, as listed in Note 9 Short-term Borrowings of our consolidated financial statements. As of September 30, 2020, we had a total of 20 outstanding short-term loans provided by banks, with an aggregate principal amount of RMB 72,000,000, or approximately $10.60 million. Each of these loans has a term of six months to one year and, as pursuant to our agreements with these banks, all of the loans can be renewed and funds can be accessed immediately when the outstanding principal and interest are repaid in full. All of these loans have a fixed interest rate. The average interest rate was 4.82% for the outstanding bank loans as of September 30, 2020.

We do not have any amounts committed to be provided by our related parties. We are not dependent upon this offering to meet our liquidity needs for the next twelve months. However, we plan to expand our business by investing in new technologies either through acquisition or research and development and construction of facilities and purchase of equipment for production of new products. We will need to raise more capital through financing, including our initial public offering, to implement these growth strategies and strengthen our position in the market.

Substantially all of our operations are conducted in China and a majority portion of our revenues, expense, cash and cash equivalents are denominated in RMB. RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars.

Capital Expenditures

Our capital expenditures consist primarily of expenditures for the purchase of fixed assets as a result of our business expansion in Hong Kong and Taiwan markets, and the launch of manufacturing of polarizers. Our capital expenditures amounted to $5.18 million for the fiscal year ended September 30, 2020, and $6.82 million for the fiscal years ended September 30, 2019.

Contractual Obligations

There were no significant contractual obligations and commercial commitments, other than our bank borrowings as disclosed in Credit Facility section, as of September 30, 2020 and 2019.

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the fiscal year ended September 30, 2020 and 2019 that have or that in the opinion of management are likely to have, a current or future material effect on our consolidated financial condition or results of operations.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted by the U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there were no material changes made to the accounting estimates and assumptions in the past three years, we continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Such estimates include, but are not limited to, allowances for doubtful accounts, inventory valuation, useful lives of property, plant and equipment, intangible assets, and income taxes related to realization of deferred tax assets and uncertain tax position. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of cash and deposits with financial institutions which are unrestricted as to withdrawal and use. Cash equivalents consist of highly liquid investments that are readily convertible to cash generally with original maturities of three months or less when purchased.

Value-added Tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s products sold in the PRC are subject to a VAT on the gross sales price. The Company is subject to a VAT rate of 17% before May 1, 2018, a VAT rate of 16% effective on May 1, 2018, and the most current VAT rate of 13% effective on April 1, 2019. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products.

Revenue Recognition

The Company generates its revenues mainly from sales of display modules and polarizers to third-party customers, who are mainly display manufacturers. The Company follows Financial Accounting Standards Board (FASB) ASC 606 and accounting standards updates (“ASU”) 2014-09 for revenue recognition. On October 1, 2017, the Company has early adopted ASU 2014-09, which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with a customer. As part of its consideration of the contract, the Company evaluates certain factors including the customer’s ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which are distinct, to be the identified performance obligations.

 In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled. The Company offers customer warranty of six months to one year for defective products that is beyond contemplated defective rate mutually agreed in contract with customer. The Company analyzed historical sales returns and concluded that it has been immaterial.

Revenues are reported net of all value added taxes. As the Company’s standard payment terms are less than one year, the Company has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on their relative standalone selling price.

Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied at a point in time), which typically occurs at delivery. For international sales, the Company sells its products primarily under free onboard (“FOB”) shipping point term. For sales under FOB shipping point term, the Company recognizes revenues when products are delivered from Company to the designated shipping point. Prices are determined based on negotiations with the Company’s customers and are not subject to adjustment. As a result, the Company expects returns to be minimal.

Research and Development Costs

Research and development activities are directed toward the development of new products as well as improvements in existing processes. These costs, which primarily include salaries, contract services and supplies, are expensed as incurred.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is principally determined using the weighted-average method. The Company records adjustments to inventory for excess quantities, obsolescence or impairment when appropriate to reflect inventory at net realizable value. These adjustments are based upon a combination of factors including current sales volume, market conditions, lower of cost or market analysis and expected realizable value of the inventory.

Impact of Inflation

We do not believe the impact of inflation on our Company is material. Our operations are in China and China’s inflation rates have been relatively stable in the last three years: 2.5% for 2020, 2.9% for 2019, and 2.1% for 2018.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations primarily through Jiangsu Austin and its subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. Our PRC subsidiaries may purchase foreign exchange from relevant banks and make distributions to offshore companies after completing relevant foreign exchange registration with the SAFE. Our offshore companies may inject capital into or provide loans to our PRC subsidiaries through capital contributions or foreign debts, subject to applicable PRC regulations. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

 Under PRC law, each of our affiliates in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reached 50% of its registered capital, after which any mandatory appropriation stops. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of the companies. The reserved amounts as determined pursuant to PRC statutory laws totaled $663,775 as of September 30, 2020.

INDUSTRY

Overview of the Panel Display Industry

TFT-LCD technology is currently the most widely used flat panel display technology. Commercial production of TFT-LCD products began in the 1990s, and since then TFT-LCD has emerged as the dominant technology for notebook computers and experienced high growth rates in penetration into the television market. This trend has primarily been driven by certain attractive physical (slimness, flatness, lighter weight, portability), electrical (lower power consumption, lower radiation) and visual (higher resolution, more stable picture quality, no flickering) attributes of TFT-LCD products compared to other display technologies such as CRT (cathode-ray tube), PDP (plasma display panel) and CSTN (color super twisted nematic).

In addition to TFT-LCD, other flat panel display technologies currently being developed or improved include, among others, PDP, active matrix OLED (“AMOLED”) technologies. As CSTN is gradually phasing out of consumer electronics due to high power consumption and poor resolutions and AMOLED is at various stages of development and production, TFT-LCD technology holds the majority of the flat panel display market as it offers lighter weight, lower power consumption, longer product lifetime and higher resolution. The continued dominance of the TFT-LCD display technology in the display industry is a positive factor for us as one of our focuses is on designing, developing and manufacturing of TFT-LCD modules and polarizers used in such modules.

Recent Trends

With the development of various display terminals such as smartphones, TVs and notebooks, the display panel industry is one of the fastest growing industries in the past decade. According to data provided by CINNO Research, a marketing research firm in China, global display panel shipment increased from 153 million square meters in 2013 to 215 million square meters in 2018, at a compound annual growth rate of 7.1%. With the continuous increase in TV size and the growth of applications such as automotive displays, it is expected that the global display panel shipment in 2022 will reach 252 million square meters.

The current flat panel display technology is still dominated by TFT-LCD. Its shipment area has increased from 143 million square meters in 2013 to 209 million square meters in 2018, with a compound annual growth rate of 7.9%. In 2018, TFT-LCD accounted for 97% of the total display market in term of square meters. However, LCD technology is currently challenged by new technologies such as AMOLED, and the display market is diversifying. In different segments, due to differences in uses, the focus is changing, and new display technologies are receiving favorable attention. It is estimated that the proportion of TFT-LCD shipments will drop to 93.9% in 2022, which will be a total of 237 million square meters.

Based on financial reports of various display panel companies and CINNO Research, the global panel display industry will make products with a total value reaching RMB800 billion (US$115.3 billion) in 2019, of which nearly RMB300 billion (US$43.3 billion) is in Mainland China. With large-scale productions for Mainland China’s advanced generation display panels and flexible AMOLED products under way, it is estimated that by 2024, the display panel industry of Mainland China will make products close to RMB500 billion (US$70.1 billion) in value, while the global figure will reach RMB1 trillion (US$144.2 billion). The industry will have TFT-LCD and AMOLED as its two primary technologies, and the primary race will be between Mainland China and Korea, with Japan and Taiwan falling behind competitively.

At present, the flat panel display industry is growing fast in Mainland China. As Mainland China continues to build G8.x and G10.5/11 advanced generation production lines, global LCD production capacity will continue to increase rapidly and be concentrated in Mainland China by 2021. As China’s production capacity is released and Korea continues to shut down its LCD production lines, global production capacity will begin to fall. It is estimated that global LCD production capacity is 320 million square meters in 2020, will reach a peak of 349 million square meters by 2021, and will slightly fall to 335 million square meters by 2024.

While the global panel display industry is concentrating into China, the country’s manufacturers are showing strong competitiveness. As of 2018, Korean companies Samsung Display and LG Display were market leaders with combined annual revenue ranging from RMB150 billion to 200 billion. BOE Technology Group Co., Ltd. (“BOE”) of China is the fastest growing panel manufacturer by revenue, with revenue scale increasing rapidly from RMB32 billion (US$4.6 billion) in 2013 to 100 billion in 2018, with a compound annual growth rate of 25.6%. BOE surpassed Sharp Corporation of Japan, AU Optronics Corporation of Taiwan, and Innolux of Taiwan in 2015 and 2016 and became the No. 3 player globally. CINNO Research forecasts that BOE will reach an annual revenue of RMB190 billion (US$27.4 billion) in 2022, surpassing Samsung Display and LG Display to be the global No. 1.

With the exit of Samsung Display and LG Display of the LCD market in the first half of 2020, the LCD manufacturers in China led by BOE and TCL CSOT will further dominate LCD market. CINNO Research estimates that the production capacities for G7 generation and above in China will increase from 44.8% of the total global capacities to 53.3% for 2020 and 65.3% for 2021.

The Applications for TFT-LCD Technologies

Our TFT-LCD display modules are mainly used in automotive displays, consumer electronics and outdoor displays, the markets for which are all showing healthy growth. With the number of cars on the road continuing to increase, the demand for displays in cars is also growing. As car users want more sophisticated interaction between humans and their vehicles, products such as touch-screen displays are in demand. From 2012 to 2019, China’s vehicle sales increased from approximately 19.3 million units to 32.08 million units, with a CAGR of 6.45%. With this level of growth, the demand for in-vehicle displays will be strong and continuing for years to come as consumers want multi-functionality from the displays in their cars, such as high-quality navigation and entertainment. In-vehicle screens is expected to become a new source of growth for the display industries.

The industry of consumer electronics will also want more, better displays as a result of the advancement of connectivity among devices, including the 5G network development and the growth of the Internet of Things industry. With homes getting increasingly smart, the home appliance industry will see opportunities for smart home appliances, which require high-quality displays. The global home appliance display market reached US$84 billion in 2018, an increase of 16% from the US$72 billion in 2017. In China, this market reached RMB334.23 billion (US$48.2 billion) in 2019, an increase of 24.8% from the year before, and is estimated to reach RMB581.93 billion by the end of 2020. Separately, the evolving computer industry also presents opportunities for displays with the growth of tablet computers. In the first quarter of 2019 China’s overall tablet market saw shipment of 4.64 million units, a year-on-year increase of 9.5%, with four consecutive quarters of growth. It is estimated that the tablet computer market’s growth will be steady, resulting in steady demand for displays as well.

Global outdoor display module market sales are estimated to reach US$60 billion in 2024, and the compound annual growth rate from 2017 to 2024 is estimated to reach 5.6%. Among them, the global rail transit application market is expected to reach US$12 billion by the end of 2021, with a compound annual growth rate of 7.2% from 2013 to 2021. It is projected that by 2021 China will have 20% of that market, or US$2.4 billion. The growing market reflects consumers’ desire to have better, smarter outdoor displays that are connected to the Internet and other devices and presents opportunities for our display modules to be used in these displays.

The Polarizer Market

According to CINNO Research, China’s flat panel display material market is estimated to reach RMB250 billion (US$36.1 billion) in 2021, of which LCD-related materials will account for about 91.4%. With the continuous expansion of OLED/AMOLED production capacity in China, the demand for OLED/AMOLED materials will increase rapidly. It is estimated that total revenue for materials for the display industry will reach RMB300 billion (US$43.3 billion) in 2024, with OLED materials accounting for 35.8% of that market. As we have completed our research and development of polarizers for the OLED display panel, the expected demand increase for OLED materials is a positive factor for our growth.

The market for polarizers is important for the flat panel display industry. The China market for polarizers continues to grow at a fast pace. According to Sigmaintell Research of China, a research and consulting company which focus on worldwide display and IC market, the Chinese polarizer market was close to $4 billion and is estimate to be over $50 billion by 2021, representing a compound annual growth rate of over 13%.

Geographically, polarizer manufacturers are concentrated in Japan, Korea, China and Taiwan.

China is already a world leader in terms of production capacity with 31% of the global capacity as of the end of 2019 while Japan and Korea have 27% and 26%, respectively. With advanced generation TFT-LCD production lines starting to produce, the capacity is clearly moving towards China, and polarizer manufacturers will want to be in China due to the country having the largest consumer market in the world. Recently, more and more Chinese players are entering into the space of the manufacture of TFT-LCD polarizers, and through technological advancement they are narrowing the gap between them and global leaders in the space. With the market for polarizers developing rapidly globally and in China, local players see plenty of opportunities to grow and expand.

OUR BUSINESS

Overview

We are a supplier of display modules and polarizers in China. We design, develop and manufacture TFT-LCD modules in a wide range of sizes and customized size according to the specifications of our customers. Our display modules are mainly used in consumer electronics, outdoor LCD displays and automotive displays. We also manufacture polarizers used in the TFT-LCD display modules and are in the process of developing polarizers for the OLED display panel.

We were formed in 2010 by a group of individuals with industry expertise and have been operating our business, primarily through Jiangsu Austin, our VIE. We currently operate four manufacturing facilities in China with an aggregate of 54,665 square meters - two are located in Jiangsu Province for the manufacture of display modules, one in Chengdu, Sichuan Province for the manufacture of TFT-LCD polarizers and one in Luzhou, Sichuan Province, for manufacture of display modules primarily to be used in devices in the education sector.

We seek to build our market position based on our close collaborative customer relationships and a focus on development of high-end display products and new display materials. Our customers include many of the leading manufacturers of computers, automotive electronics and LCD displays in China and worldwide. We have also successfully introduced our polarizers to many companies in China and have witnessed a significant growth in revenue since we commenced the production and sales of polarizers in 2019.

Our dedication to technology and innovation has helped us win the high new-tech enterprise designation in Jiangsu Province, China, which entitles Jiangsu Austin, our main operating entity in China, to a preferential tax rate of 15% and numerous other recognitions including, but not limited to, Jiangsu Provincial Credit Enterprise and Key Optoelectronic Product Laboratory, which are endorsements to our credit and research and development capabilities.

During the fiscal years ended September 30, 2020 and 2019, our revenues were $140,073,917 and $46,583,295, respectively, and net income was $2,831,286 and $766,765,715, respectively.

Our Strengths

Optimized Production Capacities

Over the past few years, we have increased our production capacities for display modules used in emerging display products that are tailored to our customers’ evolving needs (such as automotive displays and all-in-one computers (the “AIOs”)) and we have reduced the production level of less profitable types of display modules (such as display modules for TV). Our ability to efficiently and effectively allocate production capacity among our product lines ensure our sustained development and improved profitability.

Strong Research and Development Capabilities

We have a team dedicated to research and development on the structure and functions of display modules and on the control circuits of display modules, which enable us to quickly respond to client’s specific needs and provide one-stop solutions. Our research and development department consists of approximately 40 staff, representing approximately 15% of our total workforce. Of our research and development staff, over 30% have more than ten years’ work experience in the development and research of electronics.

Strengthened Market Position

We have further strengthened our market position by producing and selling polarizers which are raw materials used for production of the TFT-LCD penal, which is a raw material for us to manufacture display modules. Polarizers are in high demand in China due to limited domestic production capacity and most of the supply is concentrated in overseas suppliers. Our ability to manufacture and supply polarizers to TFT-LCD panel manufacturers enables us to negotiate a better price for TFT- LCD penal, which will lower our costs for display modules; as well as incentivize our TFT-LCD suppliers to be willing to cater to our customized orders, which allow us to fulfil special orders from our customers.

Long-Standing Customer Relationships

We have long-standing customer relationships with manufacturers of computers, automotive electronics and LCD displays that are using our products. We have nearly a decade of experience in working closely with these manufacturers and have delivered consistent, high-quality and customized products. During the fiscal years ended September 30, 2020and 2019, approximately 52.6% and 43.6% of our sales is contributable to our customers of five years or more and approximately 85.5% and 52.5% of our sales is contributable to our customers of three years or more.

Experienced Management Team

Our management team including Mr. Ling, our Chief Executive Officer and chairman, and Mr. Xiaohong Yin, our director, has significant experience in the display panel industry and have been with us for over ten years. Our management team has strong relationships with, and deep understandings of, our customers and their needs, the commercial marketplace and the display panel industry on the whole. We believe our management team’s experience and long-standing relationships are important to maintaining good and accommodating working relationships with our customers, particularly when we are confronted with challenging technical and regulatory issues.

Strong Government Support

We have received and expect to continue to receive strong support and funding from various local governments in China. For the fiscal years ended September 30, 2020 and 2019, we received government subsidies of approximately $16,718 and $654,697, respectively. We have entered into investment agreements with the governments where our plants are located, pursuant to which, the governments have provided, or are expected to provide, various incentives and support, including, but not limited to, grants and subsidies, discounted price for land use rights, reduced tax rates and interest rates, and facilitation in financing. We believe we will benefit from our close relationships with local governments and strong support in that they will reduce our operating expenses and financing costs.

Our Strategies

Expand our collaboration with our end-brand clients.

We believe that the most attractive markets for TFT-LCD display products today are consumer electronics and customized specialty products. The use of TFT-LCD display has been expanding and touch screen has become the main stream due to its superior interactive features. We believe that the market for TFT-LCD display products will continue to expand in scope as new applications for this technology continue to be designed and developed.

We aim to maintain and build upon our current position by strengthening our collaborative relationships with our customers, focusing on high-end and customized display products for industries such as automotive and outdoor display, and continuing to enhance our manufacturing productivity. For example, we have worked with our clients on the design of display modules for AIOs and automotive displays. We plan to expand our collaboration with our end-brand clients and get involved in the design and development of their products, with an aim to improve our profit margins while offering customized solutions and competitive prices to our customers. Our early involvement with our clients allows us to gain insight into their product development needs and market trends, and enables us to anticipate customer demand and adjust our research and development, sales and production activities to grasp more market opportunities.

Increase our research and development efforts for new products.

Product differentiation, especially the ability to develop and market differentiated specialty products that command higher premiums in a timely manner, has become a key competitive strategy in the display panel market. This is in part due to trends in consumer electronics and other markets, such as televisions, tablet computers and mobile devices, where the growth in demand is led by end products employing newer technologies with specifications tailored to deliver enhanced performance, convenience and user experience in a cost-efficient and timely manner. Accordingly, we plan to focus our efforts on researching and developing products for display panels that utilize organic light-emitting diode, or OLED, technology. OLED technology is widely seen in the display industry as a successor technology to TFT-LCD technology and is gaining wider market acceptance for use in display panels for televisions, smartphones and tablet computers, and industrial and other applications, including public displays, entertainment systems, automotive displays, portable navigation devices and medical diagnostic equipment.

We will continue to invest in research and development and production facilities to develop and commercialize our control circuits and display modules for OLED panels. We also plan to collaborate with leading companies in the OLED display field to establish production facilities for manufacture of polarizers used in OLED/AMOLED products, taking advantage of our experience and production facilities for TFT-LCD polarizers.

Upgrade our production lines.

To improve our operation efficiency and save costs, we plan to gradually upgrade our production lines to achieve a fully automated manufacturing process. We will begin upgrading part of our production lines in our plant located in Nanjing by changing the semi-automated production process to a fully automatic one before June 2021. This upgrade includes purchase of new equipment and machinery (including automated material dispensing system, automated inspection system and robotic arms) and staff training. We will also integrate a manufacturing execution system to all of our production lines by the end of 2021 to timely monitor, analyze and improve our production management.

Impact of Covid-19

Recently, there has been a global pandemic of a novel strain of coronavirus (COVID-19) that first emerged in China in December 2019 and has spread globally. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the first half year of 2020. In March 2020, the World Health Organization declared COVID-19 as a global pandemic. Given the rapidly expanding nature of COVID-19 pandemic, and substantially all of our business operations and our workforces are concentrated in China, we believe that it has impacted and will likely continue to impact our business, results of operations, and financial condition. Potential impact on our results of operations will also depend on future developments and information that may emerge regarding the duration and severity of COVID-19 and the actions taken by governmental authorities and other entities to contain COVID-19 or to mitigate its impacts, almost all of which are beyond our control.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

●	Our production facilities had not been fully operational until March 20, 2020. We temporarily closed our offices and production facilities in early February 2020, as required by relevant PRC local authorities. Our offices and manufacturing facilities reopened on February 20, 2020 and manufacturing capacity had been picking up slowly until fully operational on March 20, 2020.

●	Some of our customers have been negatively impacted by the outbreak, which reduced the demand for certain of our products, especially the small-size display modules (less than 21.5 inches). However, we have seen an increased demand for display modules over 21.5 inches due to the mandatory lockdown at home. More households purchased new televisions and computer displays or upgraded their existing home entertainment devices with larger size displays during the lockdown period. Therefore, we have seen a stable overall demand for display modules comparing to the pre-pandemic period.

●	We have experienced some disruption to our supply chain during the Chinese government mandated lockdown, with suppliers increasing lead times and purchase price for raw materials. While all our major suppliers are currently fully operational, any future disruption in their operations would impact our ability to manufacture and deliver our products to customers. In addition, reductions in commercial airline and cargo flights, disruptions to ports and other shipping infrastructure resulting from the pandemic are resulting in increased transport times to deliver materials and components to our facilities and to transfer our products to our key suppliers, and may also affect our ability to timely ship our products to customers. As a result of these supply chain disruptions, we have increased customer order lead times. This may limit our ability to fulfill orders with short lead times and means that we may be unable to satisfy all of the demand for our products in a timely manner, which may adversely affect our relationships with our customers.

●	The sales revenue generated from polarizers increased significantly during the fiscal year ended September 30, 2020. The polarizer is an essential component of most types of display and the supply of polarizers had been in shortage even before the pandemic. We observed a tighter supply of polarizers in the market during the pandemic when some polarizer manufacturers were not able to operate at their full capacity. We have been fully operational since March 20, 2020 and seen increasing demand on our polarizer products due to the comparative shortage in the market supply.

●	Our credit policy typically requires payment within 30 to 90 days, and payments on the vast majority of our sales have been collected within 45 days. Our average accounts receivable turnover period was approximately 17 days as of and for the fiscal year ended September 30, 2020. Therefore, our payment collection has not been adversely impacted by the pandemic.

●	During the fiscal year ended September 30, 2020, we were able to repay all our debt and other obligations without taking advantage of any available payment deferral or forbearance term.

●	Our workforce remained stable during the fiscal year ended September 30, 2020. We did not receive government subsidy or take advantage of any government assistance program in relation to the pandemic. We have complied with the various safety measures required by the local government and provided our employees with protective gears and regularly monitor and trace the health condition of our employees. However, we do not believe those safety measures have materially impacted our operation.

In the long term, the COVID-19 pandemic is likely to adversely affect the economies and financial markets of many countries, and could result in a global economic downturn or a recession. This would likely adversely affect demand on some of our products and those of our customers, such as display modules used for automotive display, which may, in turn negatively impact our results of operations.

While we continue to observe an increasing demand in our products for consumer electronics, the market remains uncertain and it may not be sustainable in the long term. The degree to which the pandemic ultimately impacts our business and results of operations will depend on future developments beyond our control, including the severity of the pandemic, the actions to contain or treat the virus, how quickly and to what extent the economic and operating conditions can resume, and the severity and duration of the global economic downturn as a result of the pandemic.

Our Products

We mainly manufacture two categories of products: display modules and polarizers.

Display Modules

Our LCD display modules include TFT-LCD modules in a wide-range of sizes, which are integrated by our customers principally into the following products:

●	Consumer electronics, including AIOs, monitors, laptop computers and tablets which typically utilize medium-size display modules, ranging from 12.1 inches to 31.5 inches; and

●	Automotive displays, including dashboard, navigation system and multimedia system, which typically utilize small-size display modules ranging from 7.8 inches to 13.3 inches wide-formats;

●	Outdoor LCD displays, which are used to display multimedia graphics, such as company advertisements, promotions, scoreboards, and traffic signs: our display modules are mostly used for advertisement and railway LCD displays, which typically range from 43.0 inches to 104.0 inches.

The diagrams below provide a breakdown of sales of our display modules by applications in the fiscal years ended September 30, 2020 and 2019:

Our display modules are primarily used in consumer electronics, automotive display and outdoor LCD display. Sales of our display modules used in consumer electronics experienced a slight decrease as a percentage of the total revenue from sales of display modules in the fiscal year ended September 30, 2020 as compared to the prior year; however, we witnessed a substantial increase in total sales revenues of display modules for consumer electronics, primarily due to the fact that remote work trends resulting from the ongoing COVID-19 pandemic have created an increase in demand and sales price of our display modules for consumer electronics, especially in monitors and AIOs.

Our product portfolio also includes long and slim sized displays for trains, as well as large-size display modules for industrial and special industry applications such as rugged display modules and display modules for special temperature and displays with specified brightness and haze.

We design and manufacture our display modules to meet the various size and performance specifications of our customers, including specifications relating to thinness, weight, resolution, color quality, power consumption, response times and viewing angles. The specifications vary from product to product. Laptop computers require an emphasis on thinness, light weight and power efficiency. Outdoor media demands a greater focus on brightness, color brilliance and wide viewing angles, while for automotive electronics a premium is placed on faster response times, wider viewing angles and greater color fidelity.

Consumer Electronics

Our display modules for consumer electronics include AIOs, monitors, laptop computers and tablets and range from 12.1 inches to 31.5 inches in size in a variety of display formats. Revenue from sales of our display modules for consumer electronics was approximately $81,236,910, or 80.99% of our total revenue from sales of display modules in the fiscal year ended September 30, 2020 and approximately $27,790,339 or 83.53% % of our total revenue from sales of display modules, in the fiscal year ended September 30, 2019. Our principal products in terms of sales revenue in this category were 18.5-inch and 27-inch display modules. In the fiscal year ended September 30, 2020, our principal products in terms of sales revenue in this category were 21.5-inch and 27-inch display modules.

Consumer demand for laptop computers has steadily declined in recent years due in part from competition from tablet computers and smartphones that are more economical and convenient to use compared to notebook computers while offering similar levels of computing functionality. In an effort to maintain the competitiveness of our products, we have focused on the research and development, production and sales of display modules with higher specifications such lower energy consumption, as higher resolutions and refresh rates, and reduced thickness and weight. As discussed above, working remotely trends resulting from the ongoing COVID-19 pandemic has led to an increase in demand and sales price for our display modules for consumer electronics during the fiscal year ended September 30, 2020.

Automotive Display

Our display modules used in automobiles range from 7.8 inches to 13.3 inches in wide-formats. Revenue from sales of our display modules in this category was approximately $11,896,157, or 11.86% of our total revenue from sales of display modules, in the fiscal year ended September 30, 2020 and approximately $3,213,871, or 9.66% of our total revenue from sales of display modules, in the fiscal year ended September 30, 2019. In the fiscal year ended September 30, 2019, our principal products in terms of sales revenue in this category were 7-inch and 15.1-inch display modules. In the fiscal year ended September 30, 2020, our principal products in terms of sales revenue in this category were 8.7-inch and 15.1-inch display modules.

Customers have become more demanding for in-vehicle infotainment systems which drives the automakers to launch larger display systems with better quality and more functions. The increasing popularity of head-up displays and rear-seat entertainment displays is will also fueling the growth of automotive display markets. We are working with a number of automakers in China to develop and manufacture in-car display modules that meet their specifications. We expect that display modules for automotive displays will continue to account for a significant portion of our revenues for the fiscal year ending September 30, 2021.

Outdoor LCD Display

Our display modules used in outdoor LCD displays range from 43.0 inches to 104.0 inches. Revenue from sales of our display modules in this category was approximately $7,171,798, or 7.15% of our total revenue from sales of display modules in the fiscal year ended September 30, 2020 and approximately $2,265,679 or 6.81% of our total revenue from sales of display modules in the fiscal year ended September 30, 2019. In the fiscal years ended September 30, 2020 and 2019, our principal products in terms of sales revenue in this category were 75-inch and 98-inch display modules.

Outdoor LCD displays are finding increased traction owing to significant technological advancements such as automated LCD displays, wireless control systems, better picture quality, and high brightness. In particular the connection of outdoor LCD displays to internet greatly expanded its uses for different purposes. In this context, our customized display modules made to client’s specifications are gaining increasing popularity on the market.

Polarizers

We completed the construction of our polarizer manufacturing facility in Chengdu, Sichuan in November 2018 and began mass production of polarizers in April 2019.

We mainly manufacture polarizers ranging from 18.5 inches to 70 inches, which are sold to manufacturers of TFT-LCD panels. For the fiscal years ended September 30, 2020 and 2019, we achieved sales of polarizers of $36,794,524 and $11,737,446 and net income of $1,311,114 and $1,404,478, respectively.

Sales and Marketing

Our display modules customers primarily include the customers in consumer electronics, automotive display and outdoor LCD display. We negotiate directly with our customers concerning the terms and conditions of the sales, but typically ship our display modules to designated system integrators at the direction of these end-brand customers. Sales data to end-brand customers include direct sales to these end-brand customers as well as sales to their designated system integrators.

A substantial portion of our sales is attributable to a limited number of long-term customers. Our top customers (which each accounted for 10% or more of our sales in each period) together accounted for 36.87% and 43.19%,respectively, of our total sales for the fiscal years ended September 30, 2020 and 2019.

Display Modules

The following table sets forth for the periods indicated the geographic breakdown of our sales by the region where purchase orders are originated, without regard to the location of end-brand customers. The figures below therefore reflect orders from our end-brand customers or their system integrators.

Regions	Fiscal Year 2020		Fiscal Year 2019
	Sales	% of Total Sales	Sales	% of Total Sales
Mainland China	$102,253,954	73%	$32,451,597	70%
Hong Kong and Taiwan	$29,415,528	21%	$10,480,219	22%
Southeast Asia	$8,404,435	6%	$3,651,479	8%
Total	$140,073,917	100%	$46,583,295	100%

Polarizers

We sell polarizers to LCD display panel manufacturers. These sales accounted for approximately 26.32 % and 25.98% of our total sales in the fiscal years ended September 30, 2020 and 2019, respectively. We have one major customer who contributed to approximately 78.71% and 97.25% of our polarizer sales in the fiscal years ended September 30, 2020 and 2019, respectively.

Our sales and marketing department seeks to maintain and strengthen relationships with our current customers in existing markets as well as expand our business in new markets and with new customers. We currently have sales offices in Shanghai, Beijing, Xi’an, Chongqing, Taiwan, and Hong Kong, and, as of September 30, 2020, our sales and marketing force employed a total of 23 employees in these regional offices and our headquarters.

We focus sales activities on strengthening our relationships with large end-brand customers, with whom we maintain good collaborative relationships. Customers look to us for a reliable supply of a wide range of TFT-LCD display products. We believe our reliability and scale as a supplier helps support our customers’ product positions. We view our relationships with our end-brand customers as important to their product development strategies, and we collaborate with our end-brand customers in the design and development stages of their new products. In addition, our sales teams coordinate closely with our end-brand customers’ designated system integrators to ensure timely delivery. For each key customer, we appoint an account manager who is primarily responsible for our relationship with that specific customer, complemented by a product development team consisting of engineers who participate in meetings with that customer to understand the customer’s specific needs.

We do not typically enter into binding long-term contracts with our customers. Our sales are typically made through the purchase orders placed by the brand-end customers or their system integrators for display modules or by the display panel manufacturers for polarizers.

Our customers generally place purchase orders with us one month prior to delivery. Generally, our customers provide us with quarterly forecasts, which, together with our own forecasts, enable us to plan our production schedule in advance. Our customers usually issue monthly purchase orders containing prices we have negotiated with our customers one month prior to delivery, at which point the customer becomes committed to the order at the volumes and prices indicated in the purchase orders. Under certain special circumstances, however, a negotiated price may be subject to change during the one-month period prior to delivery.

Our sales are conducted through our multi-channel sales and distribution network, including direct sales to end-brand customers and their system integrators, sales through the Hong Kong subsidiary of Jiangsu Austin and sales through our affiliated trading company. Our sales subsidiaries procure purchase orders from and distribute our products to system integrators and end-brand customers located in their region.

Our end-brand customers or their system integrators generally place purchase orders with us or subsidiaries of our affiliated trading company one month prior to delivery. Generally, the head office of an end-brand customer provides us with three- to six-month forecasts, which, together with our own forecasts, enable us to plan our production schedule in advance. Our customers usually issue monthly purchase orders containing prices we have negotiated with the end-brand customer one month prior to delivery, at which point the customer becomes committed to the order at the volumes and prices indicated in the purchase orders. Under certain special circumstances, however, a negotiated price may be subject to change during the one-month period prior to delivery.

Prices for our products are generally determined based on negotiations with our customers. Pricing of our display module products is generally market-driven, based on the complexity of the product specifications and the labor and technology involved in the design or production processes. As polarizers are in high demand in China, their pricing is generally not subject to much fluctuation and remains stable.

We generally provide a limited warranty to our customers, including the provision of replacement parts and after-sale services for our products. Based on historical sales returns and repairs, our warranty costs have been immaterial.

Our credit policy typically requires payment within three months, and payments on the vast majority of our sales have been collected within 45 days. See Note 3 to the financial statements included in this registration statement. Where system integrators located in certain regions are invoiced directly, we have established certain measures, such as factoring arrangements, to protect us from excessive exposure to credit risks. To date we have not experienced any material problems relating to customer payments.

Components, Raw Materials and Suppliers

The key components and raw materials of our TFT-LCD display module products include TFT panels, polarizers, backlight units and driver integrated circuits. Key raw materials for our polarizers include polarizer substrates. We source these components and raw materials from outside sources. We do not typically enter into binding master supply agreements with our major suppliers but we provide our suppliers quarterly forecasts which generally cover product specifications, quantities and delivery terms. These forecasts serve as an indication of the size and key components of our order, and neither party is committed to supply or purchase any products until a firm purchase order is issued.

Firm purchase orders are not issued until usually two weeks prior to the scheduled delivery, except in the case of purchase orders for driver integrated circuits, which are issued generally six to ten weeks prior to the scheduled delivery. We purchase our components and raw materials based on forecasts from our end-brand customers as well as our own assessments of our end-brand customers’ needs. Our rolling forecasts are generally made three months in advance and updated monthly. See “Risk Factors – Risks Related to Our Business and Industry - We may experience losses on inventories.”

In order to reduce our component and raw material costs and our dependence on any one supplier, we gene rally develop compatible components and raw materials and purchase our components and raw materials from more than one source. However, we source the key components and raw materials from a limited group of suppliers in order to ensure timely supply and consistent quality. Also, in order to reduce logistics and transportation costs, we continually review opportunities to source our components and raw materials from suppliers based in Japan and Korea. We perform periodic evaluations of our component and raw material suppliers based on a number of factors, including the quality and cost of the materials, delivery and response time, the quality of the services and the financial health and management of the suppliers.

We maintain a strategic relationship with many of our key material suppliers, and we generally maintain a component and raw material inventory sufficient for approximately 30 days, or 45 days for driver integrated circuits and 90 days for polarizers.

During the years ended September 30, 2020 and 2019, we had three significant suppliers accounted for approximately an aggregate of 86.89% and 60.41% of our total purchase, respectively.

Equipment and Suppliers

We purchase equipment from a selected number of qualified manufacturers to ensure consistent quality, timely delivery and performance. We purchased most of our equipment from overseas suppliers, primarily Japanese. We maintain strategic relationships with many equipment manufacturers as part of our efforts to reduce costs and we aggressively negotiate prices and other terms with our vendors. In addition, in recent years we have substituted a portion of our equipment purchased from Japanese vendors with purchases from Chinese suppliers to reduce costs. Currently, we purchase approximately 30% of our equipment from Chinese suppliers on an invoiced basis, and we plan to continue this localization effort to diversify our supply source and reduce costs.

Our engineers begin discussions with equipment manufacturers far in advance of the planned installation of equipment in a new factory, and we typically execute a letter of intent with the vendors in advance of our planned installation to ensure timely delivery of main equipment with long-term delivery schedules. Engineers from our vendors typically accompany the new equipment to our manufacturing facilities to assist in the installation process to ensure proper operation. To date, we have not experienced any material problems with our equipment supplies or after-delivery services.

In 2017, we collaborated with Shanghai Inabata to set up our plant in Chengdu, Sichuan Province for the manufacture of polarizers. Shanghai Inabata is authorized by Sumitomo Chemical Co., Ltd., a major Japanese chemical company (“Sumitomo Chemical”), to provide technology assistance for the manufacture of polarizers based on the technology of Sumitomo Chemical. Pursuant to our cooperation agreement with Shanghai Inabata, dated September 9, 2017, while we invest in the land, plant, and other facilities needed for the manufacturing of polarizers and are in charge of daily operations of the plant, Shanghai Inabata provides us, free of charge, the principal equipment, which includes machines used for cutting, grinding, analog image inspection and quality control and technological support at the beginning of the operation. Under the agreement, we agree to purchase from Shanghai Inabata all the polarizer substrates needed for our production. The agreement has a term of five years and automatically renews for one more year unless terminated by either party in writing with a three-month advance notice. We plan to acquire the equipment provided by Shanghai Inabata upon termination of our agreement, at cost less accumulated depreciation and amortization. However, the purchase price is subject to negotiation of the parities and there is no assurance that we may purchase these equipment at our desired cost or at all. In addition, to reduce our reliance on Shanghai Inabata, we plan to use a portion of the proceeds from this offering to purchase additional equipment for manufacturing polarizers, including those machines used for cutting, grinding, analog image inspection and quality control, which we estimate to cost up to RMB21.60 million (US$3.1 million). We do not expect to purchase the additional equipment from any affiliates of the Company or their associates and instead plan to purchase such equipment in the open market.

Quality Control

We believe that our advanced production capabilities and our reputation for high quality and reliable products have been important factors in attracting and retaining key customers. We have implemented quality inspection and testing procedures at all our facilities. At the same time, we utilize advanced management software as an important tool to improve our quality control system. Our quality control procedures are carried out at three stages of the manufacturing process:

●	Incoming quality control with respect to components and raw materials;

●	In-process quality control, which is conducted at a series of control points in the manufacturing process; and

●	Outgoing quality control, which focuses on packaging, delivery and post-delivery services to customers.

With respect to incoming quality control, we perform quality control procedures for the raw materials and components that we purchase. These procedures include testing samples of large batches, obtaining vendor testing reports and testing to ensure compatibility with other components and raw materials, as well as vendor qualification and vendor rating. Our in-process quality control includes various programs designed to detect, as well as prevent, quality deviations, reduce manufacturing costs, ensure on-time delivery, increase in-process yields and improve field reliability of our products. We perform outgoing quality control based on burn-in testing and final visual inspection of our products and accelerated life testing of samples. We inspect and test our completed display panels to ensure that they meet our high production standards. We also provide post-delivery services to our customers, and maintain warranty exchange inventories in regional hubs to meet our customers’ needs.

Our quality control team works not only to ensure effective and consistent application of our quality control procedures, but also to introduce new methodologies, including quality control through various software such as MES and SAP. Our quality control programs have received accredited International Standards Organization, or ISO, certifications including ISO 9000, ISO 9001, ISO 14000 and TS 16949. The ISO certification process involves subjecting our manufacturing processes and quality management systems to reviews and observation for various fixed periods. ISO certification is required by certain European countries in connection with sales of industrial products in those countries, and provides independent verification to our customers regarding the quality control measures employed in our manufacturing and assembly processes.

Research and Development

The display panel industry is subject to rapid technological changes. We believe that effective research and development is essential to maintaining our competitive position on the market.

We conduct research and development primarily internally and also through various relationships with universities. We spend approximately 3-4% of revenue each year on our research and development activities in certain entities. We have developed a research and development management system that encourages our engineers to make new project proposals and implement strict evaluation standards for each stage of project development. New projects are selected primarily based on their feasibility and consistency with our overall research and development strategy, and are reviewed on a quarterly basis. As of September 30, 2020, our research and development department had a total of 40 employees, of which 20% have a master’s degree and 5% have a doctor’s degree.

The following are examples of products and technologies that have been developed through our research and development activities in recent years:

To strengthen our technology leadership and improve our competitiveness, we have focused on diversifying the use of our products to new industries, such as automotive, outdoor media, public education, and IoT terminals. In our research and development, we have aimed at upgrading the display technology of our products to cater for different application scenarios.

We have also expanded our research and development efforts to upstream raw materials. Through our cooperation with Inabata & Co., Ltd. in Japan, our polarizer manufacturing facilities in Chengdu started production in January 2019. We worked with Inabata & Co., Ltd. to jointly develop new polarizers to meet the technical specifications of customers in China. We will continue to invest in the research and development of polarizers for LCD and OLED display panels.

In addition, with the expansion of use of display panels, an increasing number of customers who are unable to independently develop their own control systems, are searching for one-stop display, control and transmission solutions that meet their needs. Since 2017, we have strengthened our technological capabilities to offer client oriented one-stop solutions and services which encompass product design, research and development as well as production and sales of relevant products. For example, we have focused our resources and efforts on developing modules specifically for AIOs.

Material Contracts

Set forth below is a summary of all material agreements to which we are a party entered into within the preceding two years from the date hereof, excluding the contracts entered into in the ordinary course of our business.

Investment Agreement with Shuangliu Government

Jiangsu Austin and the People’s Government of Shuangliu District, in Chengdu City, Sichuan Province, China (the “Shuangliu Government”) entered into an investment agreement (the “Shuangliu Investment Agreement”) on September 6, 2017.

Pursuant to the Shuangliu Investment Agreement, Jiangsu Austin agreed to set up and invest in a project in Shuangliu District for production and sales of polarizers and other liquid crystal film materials. The total investment shall be no less than RMB100 million (US$14.4 million) of which at least RMB80 million (US$11.5 million) shall be tangible assets. Shuangliu Government agreed to provide a piece of land for this project but Jiangsu Austin is required to participate in a competitive bidding process for this land. In the event Jiangsu Austin fails to win the bid, the Shuangliu Investment Agreement shall terminate. Jiangsu Austin is required to complete construction and commence production of Phase I of this project within 18 months upon delivery of the land to Jiangsu Austin and Phase II of this project within 36 months upon delivery of the land. If Jiangsu Austin wins the bid, the Shuangliu Government will deliver the land free and clear of liens, mortgages and other encumbrances, supply necessary utilities for the land, and assist Jiangsu Austin to obtain the deed for the land as well as relevant permits and approvals for this project. Phase I of the project shall generate an annual revenue of no less than RMB300 million (US$43.3 million) and pay an annual tax of no less than RMB5 million (US$0.7 million).

Jiangsu Austin completed the construction and commence production under Phase I of this project in April 2019 and made a total investment of RMB60 million (US$8.7 million) in tangible assets under Phase I. Under the current Phase II construction plan, Jiangsu Austin expects to apply for governmental approval in July 2021 and commence construction before December 2021.

Pursuant to the Shuangliu Investment Agreement, Jiangsu Austin formed Ausheet, a wholly owned subsidiary, in Shuangliu District, with a registered capital of RMB30 million (US$4.3 million), which company will take over the rights and obligations of Jiangsu Austin under the Shuangliu Investment Agreement, provided that Jiangsu Austin shall be jointly and severally liable for any breach of the agreement by Ausheet. Ausheet shall maintain its operations in Shuangliu District for at least 15 years after the commencement of production, during which period, its principal manufacturing facilities and principal executive offices shall also remain in Shuangliu District. Ausheet shall pay annual taxes (enterprise income tax and value added tax) of not less than RMB150,000 (US$21,625) per mu (approximately 6.07 acres) for the first three years after the commencement of production. If the amount of taxes paid is less, Ausheet shall pay the difference in cash within the date prescribed by the Shuangliu Government during the fourth year.

Jiangsu Austin agreed not to transfer the project or the land to any third party without the prior approval of the Shuangliu Government.

The Shuangliu Government may terminate the Shuangliu Investment Agreement and take back the land used for the project or other benefits conferred to Jiangsu Austin, upon occurrence of certain everts, including but not limited to, (i) failure to start the construction of the project by the stipulated time, which is not rectified within 30 days upon written notice; (ii) suspension of construction, acceptance or production of the project for more than three months and failure to provide a valid reason acceptable to the Shuangliu Government; (iii) violation of national, provincial and local law and regulations, resulting in significant economic loss or reputation damages to the Shuangliu Government; (iv) failure to comply with the agreement’s requirements on construction, volume rate and planning of the project; (v) failure to meet the investment requirement on fixed assets, which is not rectified within two years after notice; (vi) changing use of the project land or transferring or leasing the project land or property; (vii) moving the principal manufacturing facility and executive offices for the project or the business registration and tax settlement relationship out of Shuangliu District before the 15 year period; or (viii) other breach of the Shuangliu Investment Agreement, which is not rectified within 60 days upon written notice.

Investment Agreement with Naxi Government

Jiangsu Austin and the People’s Government of Naxi District, in Luzhou City, Sichuan Province, China (the “Naxi Government”) entered into an investment and cooperation agreement (the “Naxi Investment Agreement”) on September 19, 2018. Pursuant to the Naxi Investment Agreement, Jiangsu Austin and Sichuan Naxing Industrial Group (“Sichuan Naxing”) will set up a project company to engage in the research and development, manufacture and sales of LED/LCD display modules and touch screen display panel in Naxi District. The total investment is approximately RMB100 million ($14.4 million), of which no less than 90% will be contributed by Jiangsu Austin while the remainder will be contributed by Sichuan Naxing. Once operation commences, the project company is expected to achieve annual production and sales of no less than RMB1 billion ($144 million) each year during the term of the operation of the project company in Naxi District and hire approximately 150 employees. In return, the Naxi Government has agreed to provide various financial, tax and policy support to the project company, including but not limited to, (i) subsidies for rent, workshop renovation, logistics, and equipment, (ii) reduced income tax rates, (iii) financing subsidy, (iv) grants for qualifying as an HNTE and a public company, (v) grants to employees and management and (vi) benefits available to companies in the National Free Trade Zone and other policy support. The project company is required to operate in Naxi District for not less than seven years, among other things. The Naxi Government may withdraw all the benefits conferred to the project company in the event that (i) Jiangsu Austin subleases the factory building or uses it for other purposes not intended for this project; (ii) the total investment in the project company is less than RMB100 million ($14.4 million), the project company fails to generate RMB 1 billion ($144 million) in either annual production or sales or employ approximately 150 employees after the commencement of production; or (iii) the project company fails to operate in Naxi District for seven years.

Pursuant to the terms of the Naxi Investment Agreement, Jiangsu Austin established Luzhou Aozhi, of which Jiangsu Austin holds a 95% equity interest and Sichuan Naxing holds 5%. The manufacturing facilities of Luzhou Aozhi are to be used for the manufacture of display modules primarily to be used in devices in the education sector.

Luzhou Aozhi completed equipment installation and commenced production in August 2020, and achieved production of display modules of RMB27 million (US$3.89 million) as of September 30, 2020. We do not believe we are expected to generate RMB 1 billion ($144 million) in both annual production and sales each year immediately after the production. However, we are negotiating with the Naxi Government to amend the terms of the Naxi Investment Agreement seeking relief from the conditions qualifying for the governmental benefits, grants and subsidies. If we fail to obtain such relief, the Naxi Government may withdraw all the benefits conferred to Luzhou Aozhi. As of the date of this prospectus, Luzhou Aozhi received a total amount of RMB2.61 million (US$0.38 million) in benefits, grants and subsidies from the Naxi Government.

Agreement with Shanghai Inabata

See the description of the agreement under “– Equipment and Suppliers.”

Seasonality

The display industry in which we operate is affected by market conditions that are often outside the control of individual manufacturers. Our results of operations might fluctuate significantly from period to period due to market factors, such as seasonal variations in demand, global economic conditions, external factors that impact the supply chain, surges in production capacity by competitors and changes in technology. Historically, we generated more sales during the second half of a calendar year, which includes a few major Chinese holidays and commercial sales periods, when the promotion and sale efforts of our clients occur. For additional information, see “Risk Factors – Risks Related to Our Business and Industry -Our industry is cyclical, with recurring periods of capacity increases. As a result, price fluctuations in response to supply and demand imbalances could harm our results of operations”, “Risk Factors – Risks Related to Our Business and Industry - We may experience declines in the selling prices of our products irrespective of cyclical fluctuations in the industry” and “Risk Factors – Risks Related to Our Business and Industry - Our results of operations fluctuate from quarter to quarter, which makes it difficult to predict our future performance.”

Competition

Manufacturers of TFT-LCD display modules, in particular large-size TFT-LCD display modules, face incense competitive. Due to the capital intensive nature of the display industry and the high production volumes required to achieve economies of scale, the international and domestic market for display devices is characterized by significant barriers to entry, but the competition among the relatively small number of major producers is intense. Currently almost all TFT-LCD manufacturers are located in Asia, and we compete principally with manufacturers from Taiwan and Japan.

We primarily compete in the following aspects in the large-size TFT-LCD display market:

●	Product portfolio range and availability;

●	Product specifications and performance;

●	Price;

●	Capacity allocation and reliability;

●	Customer service, including product design support and

●	Logistics support and proximity of regional stocking facilities.

Our principal competitors include TPK Corporation (Xiamen) in China, HannStar Display Corporation, Quanta Computer and Radiant Opto-Electronics Corporation in Taiwan.

Intellectual Property

We currently hold a total of 33 PRC patents including patents for TFT-LCD and OLED display module manufacturing processes, display module product structures and applications, TFT-LCD and OLED polarizer manufacturing processes and applications. These patents will expire at various dates upon the expiration of their respective terms ranging from 2024 to 2029. We also have 17 pending patent applications in China. In addition, we hold six software copyrights relating to our module manufacturing process control and display control and three trademarks for our brand name “Ostin” and “Zhipingtai.”

As part of our ongoing efforts to prevent infringements on our intellectual property rights and to keep abreast of critical technology developments by our competitors, we closely monitor patent applications in China, Korea, Japan and the United States. We intend to file patent applications in the United States, where appropriate, to protect our proprietary technologies.

We enter into agreements with our employees and consultants who may have access to our proprietary information upon the commencement of an employment or consulting relationship. These agreements generally provide that all inventions, ideas, discoveries, improvements and copyrightable material made or conceived by the individual arising out of the employment or consulting relationship and all confidential information developed or made known to the individual during the term of the relationship are our exclusive property.

Insurance

We currently have property insurance coverage for our production facilities located at Room 101, Building 2, 1 Kechuang Road, Qixia District, Nanjing, Jiangsu Province and Gongxing Street, Qinglan Road East, Shuangliu District, Chengdu, Sichuan Province for up to approximately RMB189.86 million (US$27.37 million) in the aggregate. We provide accident insurance and social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for all of our employees. Additionally, we provide supplementary medical and travel insurance for certain key personnel. We consider our insurance coverage sufficient for our business operations in China.

Environmental Matters

Our production processes do not generate any forms of chemical waste, waste water and other industrial waste. However, we have not been fully in compliance with certain environmental protection requirements under PRC laws and regulations, such as putting the constructions into use before passing the requisite inspection and acceptance. We are taking remedial measures necessary to obtain the requisite approvals and permits and follow the requisite requirements. However, we may not be able to obtain such approvals and permits or follow the requisite requirements in a timely manner or at all. See “Risk Factors – Risks Related to Our Business and Industry – We are not in compliance with environmental regulations relating to constructions, which may subject us to fines and other penalties.”

We do not anticipate to incur substantial costs for comply with the environmental protection laws or regulations, and we do not anticipate having to do so in the foreseeable future.

Properties

As of September 30, 2020, we had a monthly capacity to produce approximately 350,000 TFT-LCD display modules (assuming 21 inch in size) and 700,000 square meters of polarizers. The capacity may be subject to change due to factors such as product mix, technological changes and production efficiency improvement. We established our fourth plant in Luzhou, Sichuan Province for manufacture of display modules and commenced production in August 2020. Our plant in Luzhou, Sichuan Province has a monthly production of approximately 120,000 TFT-LCD display modules (assuming 21 inch in size).

As of September 30, 2020, our principal manufacturing sites were located in the PRC. The following table sets forth certain information relating to our principal facilities as of September 30, 2020.

Location	Size (Square Meters)	Primary Use	Owned or Leased
Room 101, Building 2, 1 Kechuang Road, Qixia District, Nanjing, Jiangsu Province	2,066*	Manufacturing of 15-31.5 inch display modules	Owned***
Rooms 201-203, Building 1, 1 Kechuang Road, Qixia District, Nanjing, Jiangsu Province	411	Office	Leased
Building 6, Smart Manufacturing Industrial Park, 6 Zhida Road, Jiangbei New District, Nanjing, Jiangsu Province	8,888**	Manufacturing of 7.8-14.3 inch display modules, and 43-104 inch display modules	Leased
Gongxing Street, Qinglan Road East, Shuangliu District, Chengdu, Sichuan Province	33,300	Manufacturing of polarizers	Owned****
Building 2, No. 13, Section 1, Lantian Road, Dongsheng Street, Naxi District, Luzhou, Sichuan Province	10,000	Manufacturing of 18.5 -55 inch display modules	Leased

*	We are authorized by the Industrial Park to use an additional 1,334 square meters attached to the property as warehouse free of charge.
**	We are authorized by the Industrial Park to use an additional 3,112 square meters on the rooftop of the property.
***	The land on which our facilities are located is leased from the PRC government.
*****	We own the land use right for the land where our facilities are located.

Employees

As of September 30, 2020, 2019, and 2018, we had 252, 198, and 105 full-time employees, respectively, of which 44, 43 and 32 were dispatched workers, respectively, accounting for 17.5%, 17.8% and 23.4% of our total workforce. The following table provides a breakdown of our employees by function as of September 30, 2020.

Functions	Number	Percentage
Administration	19	7.54%
Finance	9	3.57%
Technology	38	15.08%
Production	165	65.48%
Sales	21	8.33%
Total	252 (including 44 dispatched workers)	100%

To recruit promising engineering students at leading Chinese universities, we work with these universities on research projects where these students can gain exposure to our research and development efforts. We currently plan to hire more college graduates in 2021 to work as engineers in our research and development and production departments. We also provide on-the-job training for our new employees and develop training programs for our employees.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Related to Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields and regions in which foreign investors are encouraged and guided to invest. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2020 version), or the 2020 Negative List, promulgated by the National Development and Reform Commission and the Ministry of Commerce, or the MOFCOM, on June 24, 2020 and took effect on July 23, 2020, and the Encouraged Industry Catalogue for Foreign Investment (2020 version), or the 2020 Encouraged Industry Catalogue, promulgated by the MOFCOM on December 27, 2020 and took effect on January 27, 2021. Industries not listed in these two categories are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws. The flat panel display industry is not on the Negative List and therefore we are not subject to any restriction or limitation on foreign ownership.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law, or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or organizational structure in accordance with the laws and go through the applicable registrations for changes, the relevant administration for market regulation shall not handle other registrations for such foreign-invested enterprise and shall publicize the relevant circumstances. However, after the organizational forms or organizational structures of a foreign-invested enterprise have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process such matters as the equity interest transfer, the distribution of income or surplus assets as agreed by the parties in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

Nanjing Aosa, our wholly foreign owned subsidiary, as a foreign invested entity, and HK Ostin, as a foreign investor, are required to comply with the information reporting requirements under the Foreign Investment Law the Implementing Rules and the Information Reporting Measures for Foreign Investment and are in full compliance.

Regulations on Dividend Distributions

The principal laws, rule and regulations governing dividends distribution by companies in the PRC are the PRC Company Law, which applies to both PRC domestic companies and foreign-invested companies, and the Foreign Investment Law and its implementing rules, which apply to foreign-invested companies. Under these laws, regulations and rules, both domestic companies and foreign-invested companies in the PRC are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of their reserves reaches 50% of their registered capital. PRC companies are not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to Land Use Right and Construction

Pursuant to the PRC Land Administration Law promulgated in June 1986 with the latest amendment in August 2019 and the PRC Civil Code, any entity that needs land for the purposes of construction must obtain land use right and must register with local counterparts of Land and Resources Ministry. Land use right is established at the time of registration. As of the date of this prospectus, we are still in the process of obtaining the various certificates or permits for our facilities in Chengdu, Sichuan, including those for construction planning, construction start and final sign-off. See “Risk Factors - Risks Related to Our Business and Industry - We are in the process of obtaining certificates and permits for our manufacturing facilities in Chengdu, China. If we fail to obtain any of them, our business may be materially and adversely affected.”

According to the Measures for Control and Administration of Grant and Assignment of Right to Use Urban State-owned Land promulgated by the Ministry of Housing and Urban-Rural Development in December 1992, and the PRC Law on Urban and Rural Planning promulgated by the National People’s Congress in October 2007 and became effective in January 2008 with the latest amendment in April 2019, the Measures for Administration of Granting Permission for Commencement of Construction Works promulgated by the Ministry of Housing and Urban-Rural Development in June 2014 with the latest amendment in September 2018, the Administrative Measures for Archival Filing on Inspection Upon Completion of Buildings and Municipal Infrastructure promulgated by the Ministry of Housing and Urban-Rural Development in April 2000 with the latest amendment in October 2009, the Provisions on Inspection Upon Completion of Buildings and Municipal Infrastructure promulgated by the Ministry of Housing and Urban-Rural Development, and the Regulations on the Quality Management of Construction Engineering promulgated by the State Council latest amended in April 2019, after obtaining land use right, the owner of land use right must obtain construction land planning permit, construction works planning permit from the relevant municipal planning authority, and a construction permit from relevant construction authority in order to commence construction. After a building is completed, an examination of completion by the relevant governmental authorities and experts must be organized. We have not been fully in compliance with certain construction requirements under PRC laws and regulations, such as putting the construction into use before passing the requisite inspection and acceptance. See “Risk Factors—Risks Related to Our Business and Industry – We are not in compliance with environmental regulations relating to constructions, which may subject us to fines and other penalties.”

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department.

Regulations Relating to Environmental Protection

Pursuant to the PRC Law on Environment Impact Assessment promulgated in 2002 and most recently amended in 2018, and the Administrative Regulations on the Environmental Protection of Construction Projects promulgated in 1998 with the latest amendment in July 2017, each construction project is required to undergo an environmental impact assessment, and an environmental impact assessment report must be submitted to the relevant governmental authorities for approval before the commencement of construction. In the event that there is a material change in respect of the construction site, scale, nature, the production techniques employed or the measures adopted for preventing pollution and preventing ecological damage of a given project, a new environmental impact assessment report must be submitted for approval. Moreover, after the completion of a construction project, the constructing entity is required to obtain a completion acceptance on environmental protection for the project. Failure to comply with the above-mentioned regulations may subject an enterprise to fines, suspension of the construction and other administrative liabilities and even criminal liabilities under severe circumstances. We have not conducted environmental impact assessment and submitted the relevant report, or obtained the acceptance on environmental protection for certain of our construction projects. As such, we may be ordered to rectify the non-compliance, pay fines or suspend our construction currently in progress. See “Risk Factors – Risk Factors Related to Our Business and Industry – We are not in compliance with environmental regulations relating to constructions, which may subject us to fines and other penalties.”

Regulations Relating to Fire Prevention

The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted on April 29, 1998 and amended on October 28, 2008 and April 23, 2019. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Public Security and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The fire prevention departments of such public securities are responsible for implementation. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to the national fire prevention technical standards (as the case may be). According to Provisions on the Supervision and Administration of Fire Protection of Construction Projects, or the Fire Protection Supervision Provisions, issued on April 30, 2009 and amended on July 17, 2012, for those construction projects with more than 500 square meters, the construction entity shall apply to the fire prevention department of a public security authority for fire protection design approval.

For the construction projects other than the conditions foregoing, the construction entity shall, within seven days of obtaining the construction permit of the project, submit the fire protection filing for fire protection design through the website of the fire prevention department of the public security authority at the provincial level or at the service office of the fire prevention department of the public security authority. For a construction project whose investment is less than RMB300,000 (US$43,251) or whose construction area is less than 300 square meters, the fire protection design approval or filing is not required.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001 and February 26, 2010, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China, or the Patent Law, promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000 and December 27, 2008, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions”, “utility models” and “designs”. Invention patents are valid for twenty years, while utility model patents and design patents are valid for ten years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On May 28, 2012, the China Internet Network Information Center, or the CNNIC, issued the Implementing Rules for Domain Name Registration which took effect on May 29, 2012 setting forth the detailed rules for registration of domain names. On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as the China’s national top-level domain name “.CN”. The CNNIC issued the Measures of the China Internet Network Information Center for the Resolution of Country Code Top-Level Domain Name Disputes on September 9, 2014, which took effect on November 21, 2014, pursuant to which domain name disputes shall be accepted and resolved by the dispute resolution service providers as accredited by the CNNIC.

Regulations Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China, or the Foreign Exchange Administrative Regulation, which was promulgated by the State Council on January 29, 1996, which became effective on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment which was promulgated by the People’s Bank of China, or the PBOC, on June 20, 1996 and became effective on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Foreign Exchange Administration of the People’s Republic of China, or the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, SAFE promulgated the Notice on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or the SAFE Circular 19, which took effect on June 1, 2015. According to SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, the SAFE promulgated the Circular on Reforming and Regulating Policies on the Management of the Settlement of Foreign Exchange of Capital Accounts, or the SAFE Circular 16. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank guaranteed products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which became effective on May 13, 2013 and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Taxation

Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which was promulgated on March 16, 2007, became effective as from January 1, 2008 and amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or the SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 will not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which took effect on December 1, 2017. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc. of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, became effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or an arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owners” in Tax Treaties, which was promulgated on February 3, 2018 and came into effect on April 1, 2018. If the company’s activities do not constitute substantive business activities, it will be analyzed according to the actual situation of the specific case, which may not be conducive to the determination of its “beneficiary owner” capacity, and thus may not enjoy the concessions under the Double Tax Avoidance Arrangement.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993 and amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the MOF on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay value-added tax, or the VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, SAT and GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Regulations Relating to Employment

The Labor Contract Law of the People’s Republic of China, or the Labor Contract Law, and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and relevant management in charge or other directly responsible personnel may be fined from RMB1,000 to RMB10,000 for the non-compliance. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, it be may be subject to a fine ranging from RMB10,000 or RMB50,000 and an application may be made to a local court for compulsory enforcement.

We have not made adequate contributions to employee benefit plans, as required by applicable PRC laws and regulations. See “Risk Factors—Risks Related to Our Business and Industry — Failure to make adequate contributions to certain employee benefit plans as required by PRC regulations may subject us to penalties.”

On December 28, 2012, the Labor Contract Law was amended to impose more stringent requirements on labor dispatch which became effective on July 1, 2013. Pursuant to the amended Labor Contract Law, the dispatched contract workers shall be entitled to equal pay for equal work as a fulltime employee of an employer, and they shall only be engaged to perform temporary, ancillary or substitute works, and an employer shall strictly control the number of dispatched contract workers so that they do not exceed certain percentage of total number of employees. “Temporary work” means a position with a term of less than six months; “auxiliary work” means a non-core business position that provides services for the core business of the employer; and “substitute worker” means a position that can be temporarily replaced with a dispatched contract worker for the period that a regular employee is away from work for vacation, study or for other reasons. According to the Labor Dispatch Provisions, promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, dispatched workers are entitled to equal pay with full-time employees for equal work. Employers are allowed to use dispatched workers for temporary, auxiliary or substitutive positions, and the number of dispatched workers may not exceed 10% of the total number of employees. Any labor dispatching entity or employer in violation of the Labor Dispatch Provisions shall be ordered by the labor administrative authorities to rectify the incompliance within a prescribed time limit; and if such entity or employer fails to do so within the prescribed time limit, it may be subject to a fine from RMB5,000 to RMB10,000 for each incompliance dispatched worker, and the labor dispatching entity is subject to revocation of its license for engaging in the labor dispatch business. Where the employer causes any damage to the dispatched worker, the labor dispatch entity and the employer shall assume joint and several liabilities.

Pursuant to the PRC Civil Code, which was promulgated by the NPC on May 28, 2020 and became effective on January 1, 2021, employers shall bear tortious liability for any injury or damage caused to other people by their employees in the course of their work. Parties that use dispatched labor shall bear tortious liability for any injury or damage caused to other people by dispatched personnel during the course of their work during the labor dispatch period; the labor dispatching party shall bear corresponding supplementary liability where it is at fault.

Regulations Relating to Ownership of Companies Limited by Shares

Pursuant to the Company Law of the PRC, directors, supervisors and senior management members of a company limited by shares are required to report their shareholding in the company and changes in such shareholding to the company; and shall not transfer more than 25% of their shareholding in the company during their term of service or transfer their shares within one year from the date on which the shares of the company are listed on a stock exchange. The directors, supervisors and senior management members are also prohibited from transferring their shares of the company within half a year after termination of their services.

Regulations Relating to Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (ii) when we set up our offshore holding structure, Nanjing Aosa, currently our PRC subsidiary, was a then existing foreign-invested entity and not a PRC domestic company as defined under the M&A Rules, and the acquisition by Nanjing Aosa of the equity in Jiangsu Austin was not subject to the M&A Rules; the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

MANAGEMENT

Directors, Director Nominees and Executive Officers

The following table sets forth information regarding our executive officers, directors and director nominees as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at Building 2, 101/201, 1 Kechuang Road, Qixia District, Nanjing, Jiangsu Province, China 210046.

Name	Age	Position with our Company
Tao Ling	54	Chairman of the Board of Directors, Chief Operating Officer and Chief Executive Officer
Qiaoyun Xie	49	Chief Financial Officer
Xiaohong Yin	55	Director
Xiaodong Zhai	47	Chief Technology Officer
Bo Yuan	37	Secretary
Heung Ming Wong	52	Director nominee
Weidong (Mark) Jiang	53	Director nominee
Qiang He	36	Director nominee

Tao Ling has served as our director since inception, our Chairman of the board of directors, Chief Operating Officer and Chief Executive Officer since June 2020 and the Chairman of Jiangsu Austin since December 2010. He started in the electronics industry in 1989 at the then-Nanjing Radio Factory and by 1994 had assumed leadership roles responsible for technology licensing, working with leading international companies such as Harris, Uniden, Hitachi and Ericsson. From 1995 to June 2000, He worked in the international business arm of Nanjing Panda Electronics and became vice president responsible for sales of a variety of key products including TVs and other household appliances. From July 2000 to March 2008, he worked in key sales, supply-chain management and operations roles at Nanjing Sharp Electronics, which was behind the Sharp-branded TVs sold in China and many other countries. From April 2008 to November 2010, he was Chairman of Nanjing Shunyijing Electrical Technology Co., Ltd., an electrical technology company in China making and distributing air conditioning systems, where he was responsible for strategic planning including budget and sales. Mr. Lin received a bachelor’s degree in Radio Technology and an MBA degree from Southeast University in China in 1985 and 2004, respectively.

Qiaoyun Xie has served as our Chief Financial Officer since June 2020 and the finance manager of Jiangsu Austin since March 2020. She is primarily in charge of financial reporting and auditing of Jiangsu Austin. She started her career working as an accountant from March 1997 to December 2003 at the Alkylbenzene Plant of Sinopec Jinling Company, a manufacturer of chemical raw materials. From March 2004 to December 2010, Ms. Xie served as the financial manager of Changyong Electronics (Nanjing) Co., Ltd., a company engaged in the production and sales of home appliance stamping parts. From January 2011 to September 2014, Ms. Xie served as the financial manager of Laisikang Electronic (Nanjing) Co., Ltd., a company engaged in the production and sales of telecommunication and electronic devices. From October 2014 to February 2020, Ms. Xie served as the chief financial officer of Jiangsu NJStar New Energy Technology Co., Ltd., a company engaged in the production, sales and servicing of new energy devices and new-model monitors in China, where she was responsible for preparing the financial report, participating the company’s financing and investment activities, and developing and implementing financial policy of such company. Ms. Xie received a bachelor’s degree in Accounting from China Central Radio and TV Virtual University in 1998.

Xiaohong Yin has served as our director since June 2020. Mr. Yin has also served as director and General Manager of Jiangsu Austin since January 2011 and is in charge of production, quality control, and after-sale services as well as sales activities of the LCM/OC Department of Jiangsu Austin. He started his career in 1989 at the international business arm of Nanjing Zhongshan Group, a state-owned trade company and had taken on various sales roles within the company before becoming vice president and heading a large sales team. From January 2007 to December 2010, Mr. Yin served as the Legal Representative of Nanjing Shunpu Electronic Co., Ltd., an electronic company in China, where he was responsible for overseeing senior management and performing other activities required by the board of director of such company. Mr. Yin received a bachelor’s degree in Radio Technology from Southeast University in China in 1989.

Xiaodong Zhai has served as our Chief Technology Officer since June 2021. Mr. Zhai has served as the research and development director of Jiangsu Austin since May 2015 and is in charge of research and development and production of Jiangsu Austin. He has also served as Chief Executive Officer of Nanjing Zhancheng since December 2011 and is in charge of research and development, production and general management of Nanjing Zhancheng. Prior to joining us, Mr. Zhai served as General Manager at the Argentina factory of Shanghai SVA(Group) Co., Ltd.’s, an electronics manufacturing company, from March 2008 to September 2011, where he was mainly responsible for research and development and production of LCM used in TVs and monitors. From June 2000 to February 2008, he was a manager of the Engineering Department at EASTKIT electric (China) Co., Ltd., an electronics manufacturing company, where he was responsible for developing TV mainboards for Hisense and Haier brands. Mr. Zhai received a bachelor’s degree in Electronic Engineering from Institute of Electronic Engineering at Hefei in 1997.

Bo Yuan has served as our Secretary since June 2021. Mr. Yuan has served as Secretary of the Board of Directors and Deputy General Manager of Jiangsu Austin since April 2015 and is in charge of Jiangsu Austin’s strategic decision, investment, financing and securities affairs. He has also served as General Manager of Jiangsu Huiyin Optronics Co., Ltd. since March 2014 and is in charge of the operation and management of the factory. Prior to joining us, Mr. Yuan was Deputy General Manager of Nanjing Rui Nuo Electronics Co., Ltd., an electronic material sales company, from June 2009 to February 2014, where he led the international trade, management and sales team for ITO conductive film, optical glue and other products, as well as research and development, design, and sales of large-size touch panels. From October 2004 to May 2009, he was served in various roles including technical assistant and Deputy Manager of Sales Department of Nanjing Huaruichuan Electronics Technology Co., Ltd., an electronics manufacturing company, where he was responsible for selling touch screen and electroluminescence products as well as production of four-wire resistive touch screens. Mr. Yuan holds a specialist qualification in Trade Economics from Jinling Institute of Technology in Nanjing, China in June 2003 and a master’s degree in business management from Huazhong University of Science and Technology in China in November 2012.

Heung Ming Wong will serve as our director upon effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Wong has over twenty years’ experience in advising multinational companies of finance, accounting, internal control and corporate governance matters. Mr. Wong has served as a director of TD Holdings, Inc. (Nasdaq: GLG), a company engaged in commodity trading and supply chain services businesses, since April 2021. From June 2020 to March 2021, Mr. Wong served as Chief Financial Officer of Meten EdtechX Education Group Ltd. (Nasdaq: METX), a leading English language training service provider in China. He has served since April 2021 as an independent director of TD Holdings, Inc. (Nasdaq: GLG), a company engaging in commodity trading business and supply chain service business in China, since November 2010 as an independent director of Shifang Holding Group Ltd. (1831HK), a Hong Kong-listed company which provides a wide range of integrated print media and digital media services to advertisers and since March 2020 as an independent director of Raffle Interior Ltd. a company engaged in the interior decoration business. Previously, he also served as the Chief Financial Officer from March 2017 to November 2018 at Frontier Services Group (0500HK), a company listed on the Hong Kong Stock Exchange, which is a leading provider of integrated security, logistics, insurance and infrastructure services for clients operating in developing regions. Prior to that, Mr. Wong worked for Deloitte Touche Tohmatsu (China) and PricewaterhouseCoopers (China) for an aggregate of more than 11 years. Mr. Wong graduated from the City University of Hong Kong in 1993 with a bachelor’s degree in Accountancy and obtained a master’s degree in Electronic Commerce from the Open University of Hong Kong in 2003. He is a fellow member of the association of Chartered Certified Accountants and the Hong Kong institute of Certified Public Accountants and a member of the Hong Kong Institute of Certified Internal Auditor.

Weidong (Mark) Jiang will serve as one of our directors as of the effective date of the registration statement of which this prospectus forms part. Mr. Jiang has served as the Vice President of Sales Greater China and South East Asia of Synaptics Incorporated (Nasdaq: CYNA), a human interface technology company, since January 2020, where he leads all sales activities in Greater China and South East Asia and serves various customers from mobile, PC, IoT and automotive industries. From September 2018 to January 2020, Mr. Jiang served as the Vice President of Sales Asia Pacific of Finisar Corporation, a manufacturer of optical communication components and subsystems, where he was responsible for product market sales strategy in the areas of data center (100g/200g/400g/800g), 5g front haul and transport and 3D-Sensing, and intimately involved in product roadmap planning and business initiatives. From August 2016 to September 2018, Mr. Jiang served as the Vice President Asia Pacific of Maxlinear, Inc. (NYSE: MXL), a hardware company, where he was responsible for product market sales strategy in the areas of IoT, broadband, cloud and data center with leading analog and signal processing silicon solutions and product roadmap planning. Mr. Jiang also served as the Vice President/General Manager of Litepoint (China), a provider of test solutions for the manufacturers of wireless devices, from October 2014 to July 2016, where he led all regional functional groups that include sales, business development, application, research and development and other supporting groups. From April 2007 to October 2014, Mr. Jiang served as the Senior Sales Director of Greater China of Broadcom Inc. (Nasdaq: ACGO), a designer, developer, manufacturer and global supplier of a wide range of semiconductor and infrastructure software products. From May 2005 to April 2007, Mr. Jiang also served as the Senior Marketing Manager of CPE Access and Ethernet SoC of Vitesse Semiconductor Corp., a semiconductor company based in California. Mr. Jiang holds a bachelor’s degree in Electrical Engineering from China Southeast University and a master’s degree in Electrical Engineering from University of Alberta in Canada.

Qiang He will serve as one of our directors as of the effective date of the registration statement of which this prospectus forms part. Mr. He has served as a director for reporting and disclosure of Viomi Technology Co., Ltd. (Nasdaq: VIOT), a leading provider of smart home products and services in China, from May to August 2020, where he was in charge of financial reporting and disclosure. From December 2018 to January 2020, Mr. He held the positions of Senior Finance Manager and Chief Financial Officer at Minjiakefeng Information and Technology Co., Ltd., an online peer-to-peer lending platform in China. From September 2016 to October 2018, he was a senior associate at PricewaterhouseCoopers in Auckland, New Zealand and Hong Kong (short term secondment). Prior to that, Mr. He was an asset manager at Guangzhou Yuexiu Financial Leasing, a financial leasing company, from September 2014 to June 2015 and a senior associate at PricewaterhouseCoopers in Guangzhou, China from September 2008 to August 2014. Mr. He received a Graduate Diploma in Professional Accountancy from Unitec Institute of Technology in Auckland, New Zealand and a bachelor’s degree in business administration (financial management) from Jinan University in China. Mr. He is a CPA in China and the United States.

Board of Directors and Committees

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part, our board of directors will consist of five directors, including two executive directors and three independent directors. We will also establish an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will adopt a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below.

Audit Committee

Messrs. Jiang, Wong and He will serve as members of our Audit Committee with Mr. He serving as the chairman of the Audit Committee. Each of our Audit Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors have determined that Mr. He possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee will perform several functions, including:

●	evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

●	providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Messrs. Wong and Jiang will serve as members of our Compensation Committee with Mr. Wong serving as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee will be responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Messrs. Jiang and He will serve as members of our Nominating and Corporate Governance Committee, with Mr. Jiang serving as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Nominating and Corporate Governance Committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Code of Ethics

Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will file a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, director nominees, executive officers or other person pursuant to which such person was selected to serve as a director or officer

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

 As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

 Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the afore-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

 Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate La” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the appointment of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the directors resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of two or three years and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

The executive officers are entitled to a fixed salary and to participate in our equity incentive plans, if any and other company benefits, each as determined by the Board from time to time.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. We may also terminate the executive officer’s employment without cause immediately and without prior written notice upon the removal of the executive officer pursuant to the exercise of any power contained in the memorandum and articles of association of the Company or upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to the executive officer: a cash payment of three month of base salary as of the date of such termination.

The executive officer may terminate his or her employment at any time with 30 days’ advance written notice if there is any significant change in his or her duties and responsibilities or a material reduction in his or annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to three months of his or her base salary. In addition, if we or our successor terminates the employment agreements upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity, the executive officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three months of base salary at a rate equal to the greater of his or her annual salary in effect immediately prior to the termination, or his or her then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under our health plans for three months fo1lowing the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer. The employment agreements also contain customary restrictive covenants relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him or her in connection with claims made by reason of him or her being an officer of our company.

Mr. Ling and Jiangsu Austin has entered into a standard labor contract prescribed by the Nanjing Labor and Social Security Bureau. Pursuant to the labor contract, Mr. Ling serves as Chairman of Jiangsu Austin for a term of five years, expiring January 1, 2022, subject to certain exceptions provided under the PRC Labor Contract Law. The labor contract is subject to successive, automatic extensions unless either party gives advance notice of non-extension to the other party prior to the end of the applicable term.

Mr. Ling is entitled to a fixed base salary in the amount of RMB20,000 ($2,883) per month plus bonus. Mr. Ling is a beneficiary of an accidental injury insurance purchased by Jiangsu Austin during his employment and also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The labor contract also contains customary restrictive covenants relating to confidentiality and non-competition.

Jiangsu Austin has entered into a labor contract with Qiaoyun Xie. Pursuant to the labor contract, Ms. Xie is employed as the finance manager of Jiangsu Austin for an initial term of three years and 9 months, expiring December 31, 2023 subject to certain exceptions provided under the PRC Labor Contract Law. The labor contract is subject to successive, automatic extensions unless either party gives advance notice of non-extension to the other party prior to the end of the applicable term.

Ms. Xie is entitled to a fixed base salary in the amount of RMB15,000 (US$2,163) per month plus bonus after a probation period of three months during which period she receives 80% of her base salary. Ms. Xie is a beneficiary of an accidental injury insurance purchased by Jiangsu Austin during her employment and also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The labor contract also contains customary restrictive covenants relating to confidentiality and non-competition.

Mr. Zhai and Jiangsu Austin has entered into a standard labor contract prescribed by the Nanjing Labor and Social Security Bureau. Pursuant to the labor contract, Mr. Zhai serves as Chief Technology Officer of Jiangsu Austin with a non-fixed term, starting on May 1, 2021, subject to certain exceptions provided under the PRC Labor Contract Law. Mr. Zhai is entitled to a fixed base salary in the amount of RMB2,020 ($291) per month plus bonus. Mr. Zhai is a beneficiary of an accidental injury insurance purchased by Jiangsu Austin during his employment and also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The labor contract also contains customary restrictive covenants relating to confidentiality and non-competition.

Mr. Yuan and Jiangsu Austin has also entered into a standard labor contract prescribed by the Nanjing Labor and Social Security Bureau. Pursuant to the labor contract, Mr. Yuan serves as Deputy General Manager of Jiangsu Austin for a term of three years, expiring December 31, 2023, subject to certain exceptions provided under the PRC Labor Contract Law. Mr. Yuan is entitled to a fixed base salary in the amount of RMB2,020 ($291) per month plus bonus. Mr. Yuan is a beneficiary of an accidental injury insurance purchased by Jiangsu Austin during his employment and also entitled to participate in any benefit plans stipulated by both parties or required by the PRC laws. The labor contract also contains customary restrictive covenants relating to confidentiality and non-competition.

During the fiscal year ended September 30, 2020, we have paid an aggregate of RMB455,489 (US$65,667) to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, director nominees and 5% or greater beneficial owners of ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

As of the date of this prospectus, we had no ordinary shares outstanding that were held by record holders in the United States. Other than disclosed above, none of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

	Prior to Offering		After Offering
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(2)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(3)
5% or Greater Shareholders
SHYD Investment Management Limited(4)	4,048,612	39.99%	4,048,612	29.99%
JQZY Investment Management Limited(5)	962,392	9.51%	962,392	7.13%
Renown Investment Management Limited(6)	1,008,035	9.96%	1,008,035	7.47%
Weihe Zhuang	548,995	5.42%	548,995	4.07%
Executive Officers, Directors and Director Nominees
Tao Ling(4)	4,048,612	39.99%	4,048,612	29.99%
Xiaohong Yin(5)	962,392	9.51%	962,392	7.13%
Qiaoyun Xie	-	-	-	-
Xiaodong Zhai	27,144	*	27,144	*
Bo Yuan(6)	1,008,035	9.96%	1,008,035	7.47%
Heung Ming Wong	-	-	-	-
Weidong (Mark) Jiang	-	-	-	-
Qiang He	-	-	-	-
All directors, director nominees and executive officers as a group (eight individuals)	6,046,183	59.72%	6,046,183	44.79%

*	Less than one percent.

(1)	Except as otherwise indicated below, the business address of our directors and executive officers is Building 2, 101/201, 1 Kechuang Road, Qixia District, Nanjing, Jiangsu Province, China 210046.

(2)	Based on 10,125,000 ordinary shares issued and outstanding as of the date of this prospectus.

(3)	Based on 13,500,000 ordinary shares issued and outstanding immediately after the offering assuming no exercise of the underwriters’ over-allotment option.

(4)	Tao Ling, our Chief Executive Officer and Chairman of the Board, is the sole shareholder and director of SHYD Investment Management Limited, a British Virgin Islands corporation, and exercises voting and dispositive power of the securities held by SHYD Investment Management Limited. The address of SHYD Investment Management Limited is Room 1104, Block 55, No. 66, Muxu’yuan Street, Baixia District, Nanjing, China.

(5)	Xiaohong Yin, our director, is the sole shareholder and director of JQZY Investment Management Limited, a British Virgin Islands corporation, and exercises voting and dispositive power of the securities held by JQZY Investment Management Limited. The address of JQZY Investment Management Limited is Room 4-505, New Building, No. 2, Wenchang Street, Xuanwu District, Nanjing, China.

(6)	Bo Yuan is the sole shareholder and director of Renown Investment Management Limited, a British Virgin Islands corporation, and exercises voting and dispositive power of the securities held by Renown Investment Management Limited. The address of Renown Investment Management Limited is Room 1704, No. 215-1, Zhongshan North Road, Gulou District, Nanjing, China.

RELATED PARTY TRANSACTIONS

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

Set forth below are the related party transactions of our company that occurred during the past three fiscal years up to the date of this prospectus.

Mr. Tao Ling, our Chief Executive Officer, chairman and principal shareholder, Mr. Xiaohong Yin, our director and shareholder, made unsecured, interest-free and due-on-demand advances to us for working capital purposes during the fiscal years ended September 30, 2020, 2019 and 2018 and we made repayments to Mr. Ling and Mr. Yin periodically. During the fiscal years ended September 30, 2020, 2019 and 2018, we borrowed an aggregate of $1,172,381, $1,640,656 and $3,749,541 from Mr. Ling, and $986,803, $2,442,450 and $2,570,065 from Mr. Yin, respectively. As of September 30, 2020, we had outstanding amount of $147,284 due to Mr. Ling and no amount due to or due from Mr. Yin. As of September 30, 2019, the Company had no outstanding amount due to or due from Mr. Ling or Mr. Yin. As of September 30, 2018, the Company had outstanding payable due to Mr. Ling in the amount of $167,443, and due to Mr. Yin in the amount of $232,964.

During the fiscal years ended September 30, 2020, 2019 and 2018, Ms. Bozhen Gong and Ms. Yun Tan, both immediate family member of Mr. Ling, provided working capital for our operations as needed and were paid back from time to time during these periods. These advances were unsecured, interest free and due upon demand. During the fiscal years ended September 30, 2020, 2019 and 2018, Ms. Gong extended loans in the aggregate amount of $765,877, $625,427 and $504,834, and Ms. Tan extended loans in the aggregate amount of $88,370, $145,448 and $260,066, respectively.  As of September 30, 2020, 2019 and 2018, we had outstanding loan payable to Ms. Gong in the amount of $765,877, $601,592 and $0, and to Ms. Tan in the amount of $0, $0 and $247,525, respectively.

During fiscal year 2020 and 2019, Mr. Tao Ling and Zhong Shi and Jing Ling, both immediate family members of Mr. Ling, guaranteed and pledged certain personal assets for Company’s bank loans. As of September 30, 2020 and 2019, a total of $6,539,413 and $5,134,519 of bank loans were guaranteed by, or pledged by the personal assets owned by Mr. Ling and Ms. Shi and Ms. Ling. No guarantee fee was charged by Mr. Tao Ling, Mr. Shi or Ms. Ling for the guarantees during the fiscal years 2020 and 2019.

Share Issuances

In September 2019, we issued an aggregate of 1,000 ordinary shares at $0.0001 per share to three investors, including 679 shares to SHYD Investment Management Limited, of which, Tao Ling, our Chief Executive Officer and Chairman of the Board, is the sole shareholder and director, 162 shares to JQZY Investment Management Limited, of which Xiaohong Yin, our director, is the sole shareholder and director and 159 shares to Renown Investment Management Limited.

In June 2020, we issued an aggregate of 37,299,000 ordinary shares to a total of 55 shareholders of Jiangsu Austin, as part of our reorganization, among which, 14,913,804 shares were issued to SHYD Investment Management Limited, 3,545,292 shares were issued to JQZY Investment Management Limited and 3,713,442 shares were issued to Renown Investment Management Limited.

In December 2020, an aggregate of 27,175,000 ordinary shares were surrendered by all our shareholders to us for no consideration and were then cancelled. As a result, we had an aggregate of 10,125,000 ordinary shares issued and outstanding.

Employment Agreements

See “Management — Employment Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Act of the Cayman Islands, which we refer to as the Companies Act below.

We intend to adopt an amended and restated memorandum and articles of association (which we refer to as the Articles below) immediately prior to the completion of this offering and will replace our current memorandum and articles of association in its entirety.

Upon adoption of the Articles, our authorized share capital consists of 499,000,000 ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. As of the date of this prospectus, 10,125,000 ordinary shares were issued and outstanding

We were incorporated as an exempted company with limited liability under the Companies Act on September 26, 2019. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Ordinary Shares

Dividends. Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

●	profits; or

●	“share premium account,” which represents the excess of the price paid to our company on the issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against our company.

Voting Rights. Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

As a  matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company; and (ii) a special resolution requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent documents of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

Winding Up; Liquidation. Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of our company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of a property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights. Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Preference Shares

The board of directors is empowered to designate and issue from time to time one or more classes or series of preference shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances the Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3 % in value) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he holds otherwise give him voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree on the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that a business person would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits

Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be affected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. Our amended and restated articles of association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a general meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our amended and restated articles of association allow our shareholders holding not less than 10% of all voting power of our share capital in issue to requisition a general meeting. Other than this right to requisition a general meeting, our current articles of association do not provide our shareholders other rights to put a proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution as a matter of Cayman Islands law (which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company).

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute in its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our amended and restated articles of association, our company may be wound up, liquidated or dissolved by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Anti-Money Laundering—Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection – Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipates disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

History of Securities Issuances

In September 2019, we issued an aggregate of 1,000 ordinary shares at $0.0001 per share to three investors.

In June 2020, we issued an aggregate of 37,299,000 ordinary shares to a total of 55 shareholders of Jiangsu Austin, as part of our reorganization.

Listing

We plan to apply to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “OST.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on the Nasdaq Capital Market, but we cannot assure you that a regular trading market will develop. We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Lock-up Agreements

We have agreed not to, for a period of six months from the commencement of the Company’s first day of trading on the Nasdaq Capital Market, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors, executive officers and shareholders of 5% or more of our ordinary shares has also entered into a similar lock-up agreement for a period of six months from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares which will equal 135,000 ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

●	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Cayman) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of King & Wood Mallesons, our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Ellenoff Grossman & Schole LLP.

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of the Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the Shares, as the case may be, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the Shares or on an instrument of transfer in respect of a Share.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act

(As Revised)

Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Act (As Revised) the Financial Secretary undertakes with Ostin Technology Group Co., Ltd.:

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of our company; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the date of the undertaking.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that Ostin Technology Group Co., Ltd. is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, Ostin Technology Group Co., Ltd. may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which became effective on January 1, 2008. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which became effective on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, or the Administrative Measures, which became effective in November 2015, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, Ostin Technology Group Co., Ltd. may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below (collectively, the “Representatives”) have severally agreed to purchase from us on a firm commitment basis the following respective number of ordinary shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriter	Number of Ordinary Shares
Prime Number Capital LLC	[●]
Shengang Securities Company Limited	[●]
Total	3,375,000

The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the ordinary shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $4.00 per share. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

Certain of the underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC. Shengang Securities Company Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ordinary shares in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with the applicable securities laws and regulations.

If the underwriters sell more ordinary shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 506,250 additional ordinary shares at the public offering price less the underwriting discount, based on the assumed offering price of $4.00 per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts, Commissions and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share		Total Without Exercise of Over- Allotment Option		Total With Exercise of Over- Allotment Option
Public offering price	$	[●]	$	[●]	$	[●]
Underwriting discounts (1)	$	[●]	$	[●]	$	[●]

(1)

Does not include non-accountable expenses equal to one percent (1.0%) of the gross proceeds received by us from the sale of our ordinary shares or the reimbursement of certain expenses of the underwriters.

We have agreed to pay reasonable and documented underwriters’ accountable expenses of up to $166,000, which includes, without limitation, (A) reasonable fees of legal counsel incurred by the underwriters in connection with the offering up to $130,000; (B) all third party due diligence include the cost of any background checks; (C) IPREO book-building and prospectus tracking software; (D) reasonable roadshow expenses; (E) preparation of bound volumes and Lucite cube mementos in such quantities as the underwriters including underwriter’s US & local counsel shall reasonably request, and (F) background check consultant $6,000. The Company has advanced $100,000 to the Representative to partially cover its out-of-pocket expenses. The advance will be returned to the Company to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advances in accordance with FINRA Rule 5110(g).

We have also agreed to pay the underwriters a non-accountable expense, equal to one percent (1.0%) of the gross proceeds received by us from the sale of our ordinary shares.

Lock-Up Agreements

We, each of our directors and officers and holders of 5% or more of ordinary shares on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of six months after the effective date of this prospectus, without the prior written consent of the underwriters not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right to purchase, lend or otherwise transfer or dispose of any shares of our ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary share or other capital stock;

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for ordinary share or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for ordinary share or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our ordinary share or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Right of First Refusal

The Company agreed that for a period of 18 months from the closing of the Offering, the Representatives shall have a right of first refusal to act as managers with respect to any public or private sale of any securities of the Company or any of its Subsidiaries, provided, however, that in the event the Company terminates the underwriting agreement for cause, including the Representative’s material failure to provide the services contemplated in the underwriting agreement, then such right of first refusal shall become null and void, in compliance with FINRA Rule 5110(g).

Indemnification Escrow Agreement

Concurrently with the execution and delivery of the Underwriting Agreement, the Company, the Representatives and Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement (the “Escrow Agreement”), pursuant to which $400,000 from gross proceeds from the Offering shall be deposited by the Company at Closing in an escrow account (the “Escrow Account”) for a period of one year following the Closing of the initial public offering for purposes of covering potential legal action. All remaining funds in the Escrow Account that are not subject to an indemnification claim as of the one-year anniversary following the Closing Date will be returned to the Company in accordance with the terms of the Escrow Agreement. The Company shall pay the reasonable fees and expenses of the Escrow Agent.

Stabilization

We have applied for the listing of our ordinary shares on Nasdaq under the symbol “OST.”

Prior to this offering, there has been no public market for the ordinary shares. The initial public offering price will be determined by negotiations between us and the underwriters. In determining the initial public offering price, we and the underwriters expect to consider a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the underwriter;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
●	Over-allotment involves sales by the underwriter of the ordinary share in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of our ordinary share available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ordinary share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our ordinary share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of ordinary shares. As a result, the price of ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Electronic Offer, Sale and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters. In addition, ordinary shares may be sold by the underwriters to securities dealers who resell ordinary shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of ordinary shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any ordinary shares may be made at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the ordinary shares have not authorized and do not authorize the making of any offer of ordinary shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ordinary shares as contemplated in this prospectus. Accordingly, no purchaser of the ordinary shares, other than the underwriters, is authorized to make any further offer of the ordinary shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the ordinary shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ordinary shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

●

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the ordinary shares which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the ordinary shares nor the shares underlying the ordinary shares will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the ordinary shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The ordinary shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the ordinary shares with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the ordinary shares, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the ordinary shares in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ordinary shares.

The ordinary shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the ordinary shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the ordinary shares shall be deemed to be made to such recipient and no applications for the ordinary shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the ordinary shares you undertake to us that, for a period of 12 months from the date of issue of the ordinary shares, you will not transfer any interest in the ordinary shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The ordinary shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer, or invitation for purchase or sale, of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ordinary shares in Taiwan.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ordinary shares.

Notice to Prospective Investors in the United Arab Emirates

The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ordinary shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$1,906
Nasdaq Listing Fee	75,000
FINRA Filing Fee	3,015
Legal Fees and Expenses	574,568
Accounting Fees and Expenses	248,818
Printing and Engraving Expenses	20,000
Transfer Agent Fee	3,000
Miscellaneous Expenses	151,878
Total	$1,078,186

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in this offering will be passed upon for us by Maples and Calder (Cayman) LLP. Certain legal matters as to PRC law will be passed upon for us by King & Wood Mallesons and for the underwriters by Grandall Law Firm. Ellenoff Grossman & Schole LLP may rely upon Maples and Calder (Cayman) LLP with respect to matters governed by Cayman Islands law and King & Wood Mallesons with respect to matters governed by PRC law. Hunter Taubman Fischer & Li LLC may rely upon Grandall Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company as of September 30, 2020 and 2019, and for each of the years in the period then ended included in this prospectus have been so included in reliance on the report of TPS Thayer, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of TPS Thayer, LLC are located at 1600 Hwy. 6, Suite 100, Sugar Land, TX 77478.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing to us at Building 2, 101/201, 1 Kechuang Road, Qixia District, Nanjing, Jiangsu Province, China 210046, or call us at + 86 (25) 58595234. We also maintain a website at https://www.austinelec.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Ostin Technology Group Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ostin Technology Group Co., Ltd. (“the Company”), as of September 30, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the two-year period ended September 30, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2020 and 2019, and the consolidated results of its operations and its cash flows for the two-year period ended September 30, 2020, in conformity with U.S generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provided a reasonable basis for our opinion.

/s/ TPS Thayer, LLC

We have served as the Company's auditor since 2020

Sugar Land, Texas

March 5, 2021

OSTIN TECHNOLOGY GROUP CO., LTD.

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2020 AND 2019

(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$5,343,434	$1,343,888
Restricted cash	18,088	1,126,242
Accounts receivable, net of allowance for doubtful accounts of $0 and $1,455,689, respectively	9,769,083	2,900,036
Notes receivable	2,142,634	185,118
Inventories	17,945,856	11,691,083
Advances to suppliers	8,553,056	6,036,620
Tax receivables	988,043	712,863
Prepaid expenses and other	533,040	588,356
Total current assets	45,293,234	24,584,206
Property, plant and equipment, net	14,653,564	11,351,019
Intangible assets, net	1,805,317	613,140
Deferred tax assets, net	882,011	543,790
Right-of-use lease assets	295,011	-
TOTAL ASSETS	$62,929,137	$37,092,155
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,236,980	$10,763,539
Accrued expenses and other current liabilities	6,324,763	918,637
Notes payable	-	1,049,289
Advances from customers	5,758,077	2,583,067
Due to related parties	913,161	601,592
Short-term borrowings	15,138,235	13,486,595
Total current liabilities	51,371,216	29,402,719
Operating lease liabilities - non-current	295,011	-
TOTAL LIABILITIES	51,666,227	29,402,719

COMMITMENTS AND CONTINGENCIES

Shareholders’ Equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized, 10,125,000 shares issued and outstanding	1,013	1,013
Additional paid-in capital	10,485,322	10,257,031
Statutory surplus reserves	663,775	473,440
Retained earnings (Accumulated deficit)	19,003	(2,504,773)
Accumulated other comprehensive loss	(565,675)	(971,809)
Equity attributable to Ostin Technology Group Co., Ltd.	10,603,438	7,254,902
Equity attributable to non-controlling interests	659,472	434,534
Total Shareholders’ equity	11,262,910	7,689,436
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$62,929,137	$37,092,155

The accompanying notes are an integral part of these consolidated financial statements.

OSTIN TECHNOLOGY GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2020 AND 2019
(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2020	2019
Sales	$140,073,917	$46,583,295
Cost of sales	(128,203,549)	(42,607,870)
Gross profit	11,870,368	3,975,425

Operating expenses:
Selling and marketing expenses	2,172,393	883,240
General and administrative expenses	2,735,067	1,338,704
Research and development costs	2,828,718	882,200
Total operating expenses	7,736,178	3,104,144

Operating income	4,134,190	871,281

Other income (expenses):
Interest expenses	(688,401)	(632,492)
Other income (expenses), net	(741,228)	525,659
Total other income (expenses), net	(1,429,629)	(106,833)

Income before income taxes	2,704,561	764,448

Income tax benefit	126,725	2,317

Net income	2,831,286	766,765
Net income attributable to non-controlling interests	117,175	8,879

Net income attributable to Ostin Technology Group Co., Ltd.	$2,714,111	$757,886

Net income	$2,831,286	$766,765

Other comprehensive income (loss):
Foreign currency translation adjustments	415,403	(33,249)

Total comprehensive income	3,246,689	733,516
Comprehensive income (loss) attributable to non-controlling interests	126,444	(802)

Comprehensive income attributable to Ostin Technology Group Co., Ltd.	$3,120,245	$734,318

Earnings per ordinary share
Basic	$0.27	$0.07
Diluted	$0.27	$0.07
Weighted average number of ordinary shares outstanding
Basic	10,125,000	10,125,000
Diluted	10,125,000	10,125,000

The accompanying notes are an integral part of these consolidated financial statements.

OSTIN TECHNOLOGY GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2020 AND 2019

(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	Shares	Amount	Additional paid-in capital	Statutory surplus reserve	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income	Non- controlling interests	Total shareholders’ equity

Balance at September 30, 2018	10,125,000	1,013	8,540,660	300,987	(3,090,206)	$(948,241)	$362,648	$5,166,861

Stock offering for cash, net of offering costs	-	-	1,408,963	-	-	-	72,688	1,481,651
Imputed interest	-	-	307,408	-	-	-	-	307,408
Foreign currency translation loss	-	-	-	-	-	(23,568)	(9,681)	(33,249)
Net income	-	-	-	172,453	585,433	-	8,879	766,765

Balance at September 30, 2019	10,125,000	$1,013	$10,257,031	473,440	(2,504,773)	(971,809)	434,534	7,689,436

Stock offering for cash, net of offering costs	-	-	-	-	-	-	98,494	98,494
Imputed interest	-	-	228,291	-	-	-	-	228,291
Foreign currency translation loss	-	-	-	-	-	406,134	9,269	415,403
Net income	-	-	-	190,335	2,523,776	-	117,175	2,831,286

Balance at September 30, 2020	10,125,000	$1,013	$10,485,322	663,775	19,003	(565,675)	659,472	11,262,910

The accompanying notes are an integral part of these consolidated financial statements.

OSTIN TECHNOLOGY GROUP CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2020 AND 2019

(IN U.S. DOLLARS)

	2020	2019
Cash Flows from Operating Activities:
Net income	$2,831,286	$766,765
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	1,080,675	562,347
Amortization expense	346,083	106,382
Bad debt and inventory provision	522,235	85,523
Deferred tax	(299,996)	(189,564)
Imputed interests	228,291	307,408
Changes in operating assets and liabilities:
Accounts receivable	(6,710,021)	(58,764)
Notes receivable	(1,887,698)	(192,452)
Inventories	(5,752,729)	(4,927,869)
Advances to suppliers	(2,130,279)	(3,172,725)
Prepaid expenses and other	50,864	(373,470)
Accounts payable	11,538,662	5,830,767
Accrued expenses and other current liabilities	5,192,485	(135,433)
Advances from customers	2,945,080	1,361,874
Tax receivable	(230,257)	152,352
Net cash provided by operating activities	7,724,681	123,141

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(3,701,172)	(6,444,974)
Purchases of land use rights	(1,475,783)	-
Purchases of other intangible assets	-	(376,456)
Net cash used in investing activities	(5,176,956)	(6,821,430)

Cash Flows from Financing Activities:
Proceeds from stock offering for cash, net of offering costs	98,494	1,481,651
Proceeds released from notes payable	(1,070,573)	1,090,862
Proceeds from short-term bank borrowings	9,335,389	11,054,063
Repayments on short-term bank borrowings	(8,007,879)	(8,127,961)
Proceeds from short-term borrowings from third parties	5,838,187	8,822,082
Repayments on short-term borrowings from third parties	(6,254,364)	(6,791,897)
Proceeds from (repayments to) related parties	271,212	(21,817)
Net cash provided by financing activities	210,464	7,506,983

Effect of changes in currency exchange rates	133,202	178,500

Net increase in cash and cash equivalents	2,891,392	987,194
Cash and cash equivalents at the beginning of year	2,470,130	1,482,936
Cash and cash equivalents at the end of year	$5,361,522	$2,470,130

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	$5,343,434	$1,343,888
Restricted cash	18,088	1,126,242
Total cash, cash equivalents and restricted cash	$5,361,522	$2,470,130

Supplemental disclosures of cash flows information:
Cash paid for income taxes	$268,724	$-
Cash paid for interest	$527,027	$349,227

The accompanying notes are an integral part of these consolidated financial statements.

OSTIN TECHNOLOGY GROUP CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Ostin Technology Group Co., Ltd. (“Ostin”) is a holding company incorporated on September 26, 2019 under the laws of the Cayman Islands. Ostin, its subsidiaries, its consolidated variable interest entity (“VIE”) and subsidiaries of the VIE are collectively referred to as the "Company". The Company engages in the business of designing, developing and manufacturing TFT-LCD modules and polarizers in a wide range of sizes and customized size according to the specifications of the customers utilizing automated production technique. The Company currently operates three manufacturing facilities in China with an aggregate area of 45,000 square meters - two facilities are located in Jiangsu Province for the manufacture of display modules and one facility is in Sichuan Province for the manufacture of polarizers. The Company established its fourth plant in Luzhou, Sichuan Province, for manufacture of display modules primarily to be used in devices in the education sector and commenced production in August 2020. The Company’s principal executive offices are located in Jiangsu Province, the People’s Republic of China (the “PRC” or “China”).

Reorganization

A reorganization of the Company’s legal structure was completed in June 2020. The reorganization involved (i) the incorporation of Ostin, a Cayman Islands company; Ostin Technology Holding Limited (“Ostin BVI”), a British Virgin Islands company and a wholly owned subsidiary of Ostin; Ostin Technology Limited (“Ostin HK”), a Hong Kong company and a wholly owned subsidiary of Ostin BVI; and Nanjing Aosa Technology Limited (“Nanjing Aosa”), a PRC limited liability company and a wholly owned subsidiary of Ostin HK; and (ii) the entry into a series of contractual arrangements (the “VIE Agreements”) by and between Nanjing Aosa and certain shareholders of Jiangsu Austin Optronics Technology Co., Ltd. (“Jiangsu Austin” or the “VIE”) which was a PRC company limited by shares formed in December 2010 and has been the primary operating company of the Company in China. Ostin, Ostin BVI, Ostin HK, and Nanjing Aosa are all holding companies and have not commenced operations.

Prior to the reorganization, Mr. Tao Ling, Mr. Xiaohong Yin and 54 other shareholders (collectively and excluding Suhong Yuanda (as defined below), the “VIE Shareholders”) collectively owned 87.88% of the outstanding shares of Jiangsu Austin and Mr. Tao Ling, through Beijing Suhongyuanda Science and Technology Co., Ltd (“Suhong Yuanda”) of which he was the sole shareholder, controlled 9.97% of the outstanding shares of Jiangsu Austin. On June 29, 2020, Mr. Tao Ling transferred his 100% equity interests in Suhong Yuanda to Nanjing Aosa. In June 2020, Nanjing Aosa entered into the VIE Agreements with the VIE Shareholders. After the reorganization, Ostin, through its subsidiary and the VIE arrangement, controls an aggregate of 97.85% of the outstanding shares of Jiangsu Austin. The VIE Shareholders collectively own 100% of the outstanding ordinary shares of Ostin, of which 39.99% and 9.51%, respectively, is owned by Mr. Tao Ling and Mr. Xiaohong Yin through their wholly owned holding companies.

During the years presented in these consolidated financial statements, the control of the entities has never changed (always under the control of the VIE Shareholders). Accordingly, the combination has been treated as a corporate restructuring (“Reorganization”) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The consolidation of Ostin, its subsidiaries, its VIE and subsidiaries of the VIE has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The following diagram illustrates the Company’s corporate structure, including its subsidiaries, VIE and subsidiaries of its VIE as of the date of issuance of the consolidated financial statements assuming the completion of the Reorganization:

[IMAGE]

VIE Agreements with the VIE Shareholders

Pursuant to the Company Law of the PRC, directors, supervisors and senior management members of a company limited by shares may not transfer more than 25% of his or her shares of the company during the term of his or her services and are prohibited from transfer any of his or her shares of the company within six months after the termination of his or her services. Since the VIE is a company limited by shares, it is subject to the forgoing limitations on the transfer of shares by its directors, supervisors and senior management members. The Company controls and receives the economic benefits of the VIE’s business operations through a series of contractual arrangements. Nanjing Aosa and the VIE Shareholders entered into a series of contractual arrangements, also known as VIE Agreements, in June 2020. The VIE agreements are designed to enable Nanjing Aosa to (i) exercise effective control over the VIE; (ii) receive substantially all of the economic benefits of the VIE; and (iii) have an exclusive option to purchase all or part of the equity interests and assets in the VIE when and to the extent permitted by PRC laws and regulations.

Each of the VIE Agreements is described in detail below:

Share Pledge Agreement

Pursuant to the Share Pledge Agreement between Nanjing Aosa and the VIE Shareholders, such shareholders agreed to pledge all their shares of the VIE to Nanjing Aosa to guarantee the performance by such shareholders of their obligations under the Exclusive Option Agreement, Power of Attorney and the Share Pledge Agreement. If the shareholders breach their contractual obligations under these agreements, Nanjing Aosa, as pledgee, will have the right to dispose of the pledged shares entirely or partially. The VIE Shareholders also agreed, without Nanjing Aosa's prior written consent, not to transfer the pledged shares, establish or permit the existence of any security interest or other encumbrance on the pledged shares, or dispose of the pledged shares by any other means, except by the performance of the Exclusive Option Agreement. The VIE Shareholders are in the process of completing the registration of the pledge of shares of the VIE with the China Securities Depository and Clearing Co., Ltd. (Beijing Branch) (the “CSDC”) and have completed the registration of the pledge representing approximately 87.88% of the shares of the VIE as of the date of issuance of these financial statements.

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement between Nanjing Aosa and the VIE Shareholders, such shareholders irrevocably granted Nanjing Aosa or any third party designated by Nanjing Aosa an exclusive option to purchase all or part of their shares of the VIE and/or assist Nanjing Aosa or its designee to purchase all or part of the assets and businesses of the VIE at the higher of RMB1 or the lowest price permitted by applicable PRC laws. Those shareholders further undertake, among other things, that they will neither allow the encumbrance of any security interest in the VIE, nor transfer, mortgage or otherwise dispose of their legal or beneficial interests in the VIE without the prior written consent of Nanjing Aosa. This agreement will remain effective until it is terminated at the discretion of Nanjing Aosa or upon the transfer of all the shares of the VIE to Nanjing Aosa and/or its designee.

Power of Attorney

Pursuant to the Power of Attorney executed by each of the VIE Shareholders, these shareholders irrevocably authorize Nanjing Aosa or its designee to act as his or her authorized representative to exercise all of his or her rights as a shareholder of the VIE, including, but not limited to, the right to call and attend shareholders' meetings, execute and deliver any and all written resolutions and meeting minutes as a shareholder, vote by itself or by proxy on any matters discussed on shareholders' meetings, sell, transfer, pledge or dispose of any or all of the shares, nominate, appoint or remove the directors, supervisors and senior management, and other shareholders rights conferred by the articles of association of the VIE and the relevant laws and regulations. The Power of Attorney will remain in force as long as the VIE Shareholders remain as shareholders of the VIE. The VIE Shareholders shall not have the right to terminate the Power of Attorney or revoke the authorization without the prior written consent of Nanjing Aosa.

Spousal Consent

The spouse of each of the individual VIE Shareholders has signed a spousal consent letter. Under the spousal consent letter, the spouse unconditionally and irrevocably waives any rights or entitlements whatsoever to such shares that may be granted to her pursuant to applicable laws and undertakes not to make any assertion of rights to such shares. The spouse agrees and undertakes that he or she will take all necessary actions to ensure the proper performance of the contractual arrangements, and will be bound by the contractual arrangements in case she or he obtains any equity of the VIE due to any reason.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United Stated of America (“U.S. GAAP”) and have been consistently applied. The consolidated financial statements include the financial statements of the Company, its subsidiaries, the consolidated VIEs and VIEs’ subsidiaries for which the Company is the ultimate primary beneficiary. All significant inter-company transactions and balances have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

For the consolidated VIE, the Company’s management made evaluations of the relationships between the Company and the VIE and the economic benefit flow of contractual arrangements with the VIE. In connection with such evaluation, management also took into account the fact that, as a result of such contractual arrangements, the Company control the shareholders’ voting interests in the VIE. As a result of such evaluation, management concluded that the Company is the primary beneficiary of the consolidated VIE. The Company does not have any VIE that is not consolidated in the financial statements.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Such estimates include, but are not limited to, allowances for doubtful accounts, inventory valuation, useful lives of property, plant and equipment, intangible assets, and income taxes related to realization of deferred tax assets and uncertain tax position. Actual results could differ from those estimates.

Foreign Currency Translation

The financial records of the Company’s subsidiaries, VIE and subsidiaries of its VIE in China are maintained in their local currencies which are Chinese Yuan (“RMB”). Monetary assets and liabilities denominated in currencies other than their local currencies are translated into local currencies at the rates of exchange in effect at the consolidated balance sheet dates. Transactions denominated in currencies other than their local currencies during the year are converted into local currencies at the applicable rates of exchange prevailing when the transactions occur. Transaction gains and losses are recorded in other income, net in the consolidated statements of income and comprehensive income.

The Company, its subsidiaries and subsidiary of its VIE in British Virgin Islands and Hong Kong maintained their financial record using the United States dollar (“USD”) as the functional currency, while the subsidiaries of the Company, its VIE and subsidiaries of the VIE in mainland China maintained their financial records using RMB as the functional currency. The reporting currency of the Company is USD. When translating local financial reports of the Company’s subsidiaries, VIE and subsidies of the VIE into USD, assets and liabilities are translated at the exchange rates at the consolidated balance sheet date, equity accounts are translated at historical exchange rates and revenue, expenses, gains and losses are translated at the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the consolidated statements of income and comprehensive income.

The relevant exchange rates are listed below:

	For the Fiscal Years Ended September 30,
	2020	2019

Period Ended RMB: USD exchange rate	6.7896	7.1477
Period Average RMB: USD exchange rate	7.0056	6.8753

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of cash and deposits with financial institutions which are unrestricted as to withdrawal and use. Cash equivalents consist of highly liquid investments that are readily convertible to cash generally with original maturities of three months or less when purchased.

Restricted Cash

Restricted cash is cash held as collateral for the letters of credit the Company issued for its international transactions.

In November 2016, the FASB issued Accounting Standards Update No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts presented in the statement of cash flows. The Company adopted the new standard effective October 1, 2017, using the retrospective transition method.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is an objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on an aging analysis basis. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

The allowance for doubtful accounts recognized as of September 30, 2020 and 2019 was $0 and $1,455,689, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is principally determined using the weighted-average method. The Company records adjustments to inventory for excess quantities, obsolescence or impairment when appropriate to reflect inventory at net realizable value. These adjustments are based upon a combination of factors including current sales volume, market conditions, lower of cost or market analysis and expected realizable value of the inventory.

The inventory provision recognized for the fiscal years ended September 30, 2020 and 2019 was $297,586 and $nil, respectively.

Advances to Suppliers

Advances to suppliers refer to advances for purchase of materials or other services, which are applied against accounts payable when the materials or services are received.

The Company reviews a supplier’s credit history and background information before advancing a payment. If the financial condition of its suppliers were to deteriorate, resulting in an impairment of their ability to deliver goods or provide services, the Company would write off such amount in the period when it is considered as impaired. For the fiscal years ended September 30, 2020 and 2019, the Company had no writeoff for advances to suppliers.

Advances from Customers

Advances from customers refer to advances received from customers regarding product sales, for which revenue is recognized upon delivery .

Property, Plant and Equipment, net

Property, plant, and equipment are recorded at cost less accumulated depreciation. Depreciation commences upon placing the asset in usage and is recognized on a straight-line basis over the estimated useful lives of the assets with 5% of residual value, as follows:

Useful lives
Buildings	20 years
Machinery and equipment	5-10 years
Transportation vehicles	4-5 years
Office equipment	3-5 years
Electronic equipment	3 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Intangible Assets

Intangible asset consists of land use rights and software which are recorded at cost less accumulated amortization. Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. These land use rights are sometimes referred to informally as “ownership.” Land use rights are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method with the following estimated useful lives:

Useful lives
Land use rights	20-50 years
Software	3 years

Right of Use Lease Assets

The Company has two operating leases for manufacturing facilities and offices with no option to renew and the Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Effective October 1, 2019, the Company adopted the new lease accounting standard using a modified retrospective transition method which allowed the Company not to recast comparative periods presented in its consolidated financial statements. In addition, the Company elected the package of practical expedients, which allowed the Company to not reassess whether any existing contracts contain a lease, to not reassess historical lease classification as operating or finance leases, and to not reassess initial direct costs. The Company has not elected the practical expedient to use hindsight to determine the lease term for its leases at transition. The Company combines the lease and non-lease components in determining the ROU assets and related lease obligation. Adoption of this standard resulted in the recording of operating lease ROU assets and corresponding operating lease liabilities as disclosed in financial statements and had no impact on accumulated deficit as of September 30, 2020. ROU assets and related lease obligations are recognized at commencement date based on the present value of remaining lease payments over the lease term.

Impairment of Long-lived Assets

The Company’s management reviews the carrying values of long-lived assets whenever events and circumstances, such as a significant decline in the asset’s market value, obsolescence or physical damage affecting the asset, significant adverse changes in the assets use, deterioration in the expected level of the assets performance, cash flows for maintaining the asset are higher than forecast, indicate that the net book value of an asset may not be recovered through expected future cash flows from its use and eventual disposition. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value.

There was no impairment charge recognized for long-lived assets for the fiscal years ended September 30, 2020 and 2019.

Fair Value Measurement

Fair Value Measurements and Disclosures requires disclosure of the fair value of financial instruments held by the Company. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, other current liabilities, notes receivable, notes payable, short-term borrowing, and other receivables, the carrying amounts approximate their fair values due to their short maturities as of September 30, 2020 and 2019.

Value-added Tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s products sold in the PRC are subject to a VAT on the gross sales price.  The Company is subject to a VAT rate of 17% before May 1, 2018, a VAT rate of 16% effective on May 1, 2018, and the most current VAT rate of 13% effective on April 1, 2019. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products.

Revenue Recognition

The Company generates its revenues mainly from sales of display modules and polarizers to third-party customers, who are mainly display manufacturers and end-brand customers. The Company follows Financial Accounting Standards Board (FASB) ASC 606 and accounting standards updates (“ASU”) 2014-09 for revenue recognition. On October 1, 2017, the Company has early adopted ASU 2014-09, which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with a customer. As part of its consideration of the contract, the Company evaluates certain factors including the customer’s ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which is distinct, to be the identified performance obligations.

In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled. The Company offers customer warranty of six months to one year for defective products that is beyond contemplated defective rate mutually agreed in contract with customers. The Company analyzed historical refund claims for defective products and concluded that they have been immaterial.

Revenues are reported net of all value added taxes. As the Company’s standard payment terms are less than one year, the Company has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on their relative standalone selling price.

Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied at a point in time), which typically occurs at delivery. For international sales, the Company sells its products primarily under the free onboard (“FOB”) shipping point term. For sales under the FOB shipping point term, the Company recognizes revenues when products are delivered from Company to the designated shipping point. Prices are determined based on negotiations with the Company’s customers and are not subject to adjustment.

Government Subsidies

Government subsidies are recognized when received and all the conditions for their receipt have been met.

Government subsidies as the compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Company with no future related cost are recognized in profit or loss in the period in which they become receivable.

For the fiscal years ended September 30, 2020 and 2019, the Company received government subsidies of $16,718 and $654,697, respectively. The grants were recorded as other income in the consolidated financial statements.

Research and Development Costs

Research and development activities are directed toward the development of new products as well as improvements in existing processes. These costs, which primarily include salaries, contract services and supplies, are expensed as incurred.

Shipping and Handling Costs

Shipping and handling costs are expensed when incurred and are included in selling and marketing expense. Shipping and handling costs were $573,669 and $377,572 for the fiscal years ended September 30, 2020 and 2019, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby it calculates deferred tax assets or liabilities for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits by applying enacted tax rates applicable to the years in which those temporary differences are expected to be reversed or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as non-current amounts.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

To the extent applicable, the Company records interest and penalties as other expense. All of the tax returns of the Company’s PRC subsidiaries, the VIE and PRC subsidiaries of the VIE remain subject to examination by PRC tax authorities for five years from the date of filing. The fiscal year for tax purpose in PRC is December 31.

The Company is not subject to U.S. tax laws and local state tax laws. The Company’s income and that of its related entities must be computed in accordance with Chinese and foreign tax laws, as applicable, and all of which may be changed in a manner that could adversely affect the amount of distributions to shareholders. There can be no assurance that Income Tax Laws of PRC will not be changed in a manner that adversely affects shareholders. In particular, any such change could increase the amount of tax payable by the Company, reducing the amount available to pay dividends to the holders of the Company’s ordinary shares.

Earnings Per Share

Earnings (loss) per share is calculated in accordance with ASC 260 Earnings per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is computed in accordance with the treasury stock method and based on the weighted average number of ordinary shares and dilutive ordinary share equivalents. Dilutive ordinary share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive. There were no dilutive ordinary share equivalents outstanding during the fiscal years ended September 30, 2020 and 2019.

Certain Risks and Concentration

Exchange Rate Risks

The Company operates in PRC, which may give rise to significant foreign currency risks mainly from fluctuations and the degree of volatility of foreign exchange rates between the USD and the RMB.

Currency Convertibility Risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of cash and cash equivalents, restricted cash, accounts receivables, and notes receivable. The Company places its cash and cash equivalents, restricted cash, and note receivable in good credit quality financial institutions in Hong Kong and PRC. Concentration of credit risks with respect to accounts receivables is linked to the concentration of revenue. To manage credit risk, the Company performs ongoing credit evaluations of customers’ financial condition.

Interest Rate Risks

The Company is subject to interest rate risk. Although the Company’s interest-bearing loans carry fixed interest rates within the reporting period, the Company is still subject to the risk of adverse changes in the interest rates charged by the banks if and when these loans are refinanced.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

Liquidity Risks

The Company’s primary sources of liquidity consist of existing cash balances, cash flows from the Company’s operating activities and availability under its loan arrangements with banks. The Company’s ability to generate sufficient cash flows from its operating activities is primarily dependent on its sales of products to the Company’s customers at margins sufficient to cover fixed and variable expenses.

As of September 30, 2020 and 2019, the Company had cash and cash equivalents of $5,343,434 and $1,343,888, respectively. Management believes that the current cash, cash to be generated from operations and access to loans from banks and related parties will be sufficient to meet the Company’s working capital needs for at least the next twelve months. However, the Company does not have any amounts committed to be provided by its related parties. The Company is also not dependent upon this offering to meet liquidity needs for the next twelve months. However, the Company plans to expand its business by investing in new technologies either through acquisition or research and development and construction of facilities and purchase of equipment for production of new products. The Company will need to raise additional capital through financing, including its initial public offering, to implement its growth strategies and strengthen its position in the market.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates. Management periodically reviews new accounting standards that are issued.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which increases lease transparency and comparability among organizations. Under the new standard, lessees will be required to recognize all assets and liabilities arising from leases on the balance sheet, with the exception of leases with a term of 12 months or less, which permits a lessee to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. In March 2018, the FASB approved an alternative transition method to the modified retrospective approach, which eliminates the requirement to restate prior period financial statements and requires the cumulative effect of the retrospective allocation to be recorded as an adjustment to the opening balance of retained earnings at the date of adoption. Effective October 1, 2019, the Company adopted the new lease accounting standard using a modified retrospective transition method which allowed the Company not to recast comparative periods presented in its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). The amendments in this ASU modify the disclosure requirements on fair value measurements. ASU 2018-13 is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not plan to early adopt ASU 2018-13 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material effect on the Company’s financial position, result of operations or cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable as of September 30, 2020 and 2019 consisted of the following:

	2020	2019
Accounts receivable	$9,769,083	$4,355,725
Less: allowance for doubtful accounts	-	(1,455,689)
Accounts receivable, net	$9,769,083	$2,900,036

The Company’s customers are, for the most part, end-brand customers or their system integrators and display panel manufacturers. Our credit policy typically requires payment within 30 to 90 days, and payments on the vast majority of our sales have been collected within 45 days. The average accounts receivable turnover period was approximately 17 days and 30 days for the fiscal years ended September 30, 2020 and 2019, respectively.

Changes of allowance for doubtful accounts for the fiscal years ended September 30, 2020 and 2019 are as follows:

	2020	2019
Beginning balance	$1,455,689	$1,442,017
Additional reserve through bad debt expense	233,824	85,523
Exchange difference	12,589	(71,851)
Bad debt write-off	(1,702,102)	-
Ending balance	$-	$1,455,689

Bad debt expense recorded by the Company during the fiscal years ended September 30, 2020 and 2019 was $233,824 and $85,523, respectively. During 2020 fiscal year, the Company wrote off long aging accounts receivable that it determined unlikely to be collected.

NOTE 4 – NOTES RECEIVABLE

Notes receivable consisted of irrevocable letters of credit of $2,142,634 and $185,118 received from the Company’s customers as of September 30, 2020 and 2019, respectively. The letters of credit are provided by the Company’s international customers to pay their payable balances to the Company; and these notes were guaranteed by the banks.

NOTE 5 – INVENTORIES

Inventories as of September 30, 2020 and 2019 consisted of the following:

	2020	2019
Raw materials	$8,938,040	$5,307,591
Work in process	26,128	40,448
Finished goods	9,279,274	6,343,044
Inventory provision	(297,586)	-
Total	$17,945,856	$11,691,083

There was no inventory write-down recognized for the fiscal years ended September 30, 2020 and 2019.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of September 30, 2020 and 2019 consisted of the following:

	2020	2019
Buildings	$6,555,136	$7,753,932
Machinery and equipment	6,850,091	3,588,361
Transportation vehicles	1,355,542	109,420
Office equipment	92,045	122,060
Electronic equipment	246,290	92,211
Leasehold improvement	552,525	375,271
Construction in progress (“CIP”)	2,077,212	1,602,857
Total property plant and equipment, at cost	17,728,841	13,644,112
Less: accumulated depreciation	(3,075,277)	(2,293,093)
Property, plant and equipment, net	$14,653,564	$11,351,019

Depreciation expense was $1,080,675 and $562,347 for the fiscal years ended September 30, 2020 and 2019, respectively. For the fiscal years ended September 30, 2020 and 2019, the Company recorded no impairment of property, plant and equipment.

As of September 30, 2020 and 2019, the Company pledged buildings to secure banking facilities granted to the Company. The carrying values of the pledged buildings to secure bank borrowings by the Company are shown in Note 9.

NOTE 7 – INTANGIBLE ASSETS

Intangible asset as of September 30, 2020 and 2019 consisted of the following:

	2020	2019
Land use right	1,522,733	-
Software, cost	$837,429	$800,985
Less: accumulated amortization	(554,845)	(187,845)
Intangible assets, net	$1,805,317	$613,140

Amortization expense was $346,083 and $106,382 for the fiscal years ended September 30, 2020 and 2019, respectively. For the fiscal years ended September 30, 2020 and 2019, the Company recorded no impairment of intangible asset, nor pledged intangible asset to secure bank loans.

NOTE 8 – NOTES PAYABLE

As of September 30, 2020 and 2019, notes payable consisted of irrevocable and revolving letters of credit of $nil and $1,049,289, respectively, provided by the Company to its international suppliers for goods purchase.

NOTE 9 – SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following as of September 30, 2020 and 2019:

	As of September 30,
	2020	2019
Short-term Bank Loans	$10,604,454	$8,814,024
Short-term Loans from Third-party Individuals and Entities	4,533,781	4,672,571
Total	$15,138,235	$13,486,595

Short-term bank loans consisted of the following at September 30, 2020:

Bank Name	Amount - RMB	Amount - USD	Issuance Date	Expiration Date	Interest
Bank of Nanjing	4,700,000	692,235	10/8/2019	10/7/2020	5.66%
Bank of Nanjing	2,200,000	324,025	10/8/2019	10/7/2020	5.66%
Bank of Nanjing	5,000,000	736,420	5/28/2020	4/19/2021	5.10%
Bank of Nanjing	4,000,000	589,136	5/28/2020	4/19/2021	5.10%
Bank of Nanjing	2,932,300	431,881	9/16/2020	9/1/2021	4.60%
Bank of Nanjing	3,167,700	466,552	7/9/2020	7/1/2021	4.35%
Bank of Nanjing	2,000,000	294,568	5/22/2020	5/19/2021	5.22%
Bank of Jiangsu	3,000,000	441,852	3/29/2020	3/1/2021	4.35%
Bank of Communications	2,000,000	294,568	6/28/2020	6/27/2021	4.35%
Bank of Communications	3,000,000	441,852	9/23/2020	9/22/2021	4.35%
Bank of Chengdu	5,000,000	736,424	4/2/2020	10/1/2020	8.50%
China Everbright Bank	3,000,000	441,852	3/31/2020	3/30/2021	4.50%
China Everbright Bank	9,000,000	1,325,557	8/20/2020	8/19/2021	4.75%
Zijin Rural Commercial Bank	5,000,000	736,420	3/24/2020	3/19/2021	4.35%
Zijin Rural Commercial Bank	2,000,000	294,568	3/27/2020	3/27/2021	4.35%
Bank of China	3,880,000	571,462	8/6/2020	7/10/2021	3.21%
Bank of China	1,120,000	164,958	8/21/2020	7/10/2021	3.21%
Bank of China	1,000,000	147,284	9/11/2020	7/10/2021	3.21%
Bank of China	7,200,000	1,060,445	3/23/2019	3/23/2021	4.57%
Bank of China	2,800,000	412,395	6/18/2020	6/18/2021	4.37%
Total	RMB 72,000,000	$10,604,454

Short-term bank loans consisted of the following at September 30, 2019:

Bank Name	Amount - RMB	Amount - USD	Issuance Date	Expiration Date	Interest
Bank of Nanjing	RMB 3,000,000	$419,715	5/13/2019	5/12/2020	5.66%
Bank of Nanjing	5,000,000	699,526	5/28/2019	5/27/2020	5.66%
Bank of Nanjing	1,000,000	139,905	6/13/2019	6/12/2020	5.66%
Bank of Nanjing	2,932,300	410,244	9/6/2019	9/5/2020	5.66%
Bank of Nanjing	3,167,700	443,178	9/5/2019	7/4/2020	5.66%
Bank of Nanjing	4,700,000	657,554	9/30/2018	9/30/2019	5.66%
Bank of Nanjing	2,200,000	307,791	9/30/2018	9/30/2019	5.66%
Bank of Nanjing	2,000,000	279,810	5/8/2019	5/8/2020	5.22%
Bank of Communications	2,000,000	279,810	6/12/2019	6/11/2020	4.79%
Bank of Communications	2,000,000	279,810	9/29/2019	9/28/2020	4.79%
Bank of China	3,700,000	517,649	8/12/2019	8/5/2020	4.35%
Bank of China	1,300,000	181,877	8/15/2019	8/12/2020	4.35%
Bank of China	2,000,000	279,810	11/28/2018	11/28/2019	5.70%
Bank of China	7,200,000	1,007,317	2/25/2019	2/25/2020	5.70%
Bank of China	2,800,000	391,734	6/6/2019	6/5/2020	5.70%
Bank of Jiangsu	3,000,000	419,715	3/21/2019	3/10/2020	4.35%
China Everbright Bank	1,000,000	139,905	6/29/2019	6/27/2020	5.13%
China Everbright Bank	9,000,000	1,259,146	8/15/2019	8/14/2020	5.22%
Bank of Chengdu	5,000,000	699,526	8/28/2019	2/27/2020	8.50%
Total	RMB 63,000,000	$8,814,024

Short-term borrowings also include loans from various third-party individuals that are unsecured, due on demand, and interest free. However, the Company estimated interest expense on fair value basis and recorded interest expense of $228,291 and $307,408 for the fiscal year ended September 30, 2020 and 2019, respectively. As of September 30, 2020 and 2019, the total amount of these loans was $4,533,781 and $4,672,571, respectively.

The Company’s bank loans are guaranteed by the Company’s major shareholder, Mr. Tao Ling and his immediate family members, third-party individuals, and third-party companies. See Note 11 – Related Party Transactions for more information on guaranty provided by Mr. Tao Ling and his immediate family members. Certain Company’s assets were also pledged to secure the banks loans. The details of the pledges of assets are as follows:

	As of September 30,
	2020	2019
Buildings, net	$-	$5,538,073
Bank deposit	310,769	-
Total	$310,769	$5,538,073

For the fiscal years ended September 30, 2020 and 2019, interest expense on all short-term borrowings amounted to $980,869 and $755,318, respectively.

NOTE 10 – CUSTOMER AND SUPPLIER CONCENTRATIONS

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases, respectively.

The Company had one significant customer during the fiscal year ended September 30, 2020. The significant customer accounted for 24.55% of the Company’s total revenue for the fiscal year ended September 30, 2020. As of September 30, 2020, the Company had significant concentration (over 10%) of accounts receivable with one customer who accounted for 43.30% of the Company’s total accounts receivable. The Company had two significant customers during the fiscal year ended September 30, 2019. One significant customer accounted for 27.32% of the Company’s total revenue for the fiscal year ended September 30, 2019, while the other significant customer accounted for 15.87% of total revenue. As of September 30, 2019, the Company had significant concentration (over 10%) of accounts receivable with four customers who collectively accounted for 78.32% of the Company’s total accounts receivable.

The loss of any of the Company’s significant customers or the failure to attract new customers could have a material adverse effect on the Company’s business, consolidated results of operations and financial condition.

For the fiscal year ended September 30, 2020, two suppliers accounted for 44.84% and 30.89% of the Company’s total purchase of raw materials, respectively. There were two suppliers that have significant concentration (over 10%) of total accounts payable for the fiscal year ended September 30, 2020, which accounted for 21.20%  and 13.94%  of the Company’s total accounts payable, respectively. For the fiscal year ended September 30, 2019, three suppliers accounted for 29.12%, 16.34% and 14.95% of the Company’s total purchase of raw materials, respectively. There was one supplier that have significant concentration (over 10%) of total accounts payable for the fiscal year ended September 30, 2019, which accounted for 45.89% of the Company’s total accounts payable.

The loss of any of the Company’s significant supplier or the failure to secure key raw material suppliers could have a material adverse effect on the Company’s business, consolidated results of operations and financial condition.

NOTE 11 – RELATED PARTY TRANSACTIONS

1)	Nature of relationships with related parties:

Name	Relationship with the Company
Tao Ling	Principal shareholder, Chief Executive Officer and Chairman of the Company
Xiaohong Yin	Principal shareholder and director of the Company
Bozhen Gong	Immediate family member of Tao Ling
Yun Tan	Immediate family member of Tao Ling

2)	Related party transactions

During the fiscal year ended September 30, 2020, the Company’s related parties provided working capital to support the Company’s operations when needed. The borrowings were unsecured, due on demand, and interest free. The following table summarizes borrowing transactions with the Company’s related parties:

Name of Related Parties	Borrowing Amount	Payment Amount
Tao Ling	$1,172,381	$1,025,097
Xiaohong Yin	986,803	986,803
Bozhen Gong	765,877	633,322
Yun Tan	88,370	88,370
Total	$3,013,431	$2,733,592

As of September 30, 2020, a total of $6,539,413 bank loans were guaranteed by, or pledged by the personal assets owned by, the Company’s major shareholder, Mr. Tao Ling and his immediate family members. No guarantee fee was charged by Mr. Tao Ling and his immediate family members for the guarantees during the fiscal year 2020.

During the fiscal year ended September 30, 2019, the Company’s related parties provided working capital to support the Company’s operations when needed. The borrowings were unsecured, due on demand, and interest free. The following table summarizes borrowing transactions with the Company’s related parties:

Name of Related Parties	Borrowing Amount	Payment Amount
Tao Ling	$1,640,656	$1,807,921
Xiaohong Yin	2,442,450	2,675,167
Bozhen Gong	625,427	-
Yun Tan	145,448	392,710
Total	$4,853,981	$4,875,798

As of September 30, 2019, a total of $5,134,519 bank loans were guaranteed by, or pledged by the personal assets owned by, the Company’s major shareholder, Mr. Tao Ling and his immediate family members. No guarantee fee was charged by Mr. Tao Ling and his immediate family members for the guarantees during the fiscal year 2019.

3)	Related party balances

Net outstanding balances with related parties consisted of the following as of September 30, 2020 and 2019:

Accounts	Name of Related Parties	2020	2019
Due to related parties	Tao Ling	$147,284	$-
Due to related parties	Xiaohong Yin	-	-
Due to related parties	Bozhen Gong	765,877	601,592
Due to related parties	Yun Tan	-	-
Net due to related parties		$913,161	$601,592

NOTE 12 – STOCKHOLDERS’ EQUITY

Ordinary Shares

The Company is authorized to issue 500,000,000 ordinary shares of a single class, par value $0.0001 per ordinary share. There are currently 10,125,000 issued and outstanding ordinary shares, of which Mr. Tao Ling and Mr. Xiaohong Yin, respectively, owns 39.99% and 9.51% through their wholly owned holding companies.

Dividends

Dividends declared by the Company are based on the distributable profits as reported in its statutory financial statements reported in accordance with PRC GAAP, which may differ from the results of operations reflected in the consolidated financial statements prepared in accordance with US GAAP. The Company’s ability to pay dividends is primarily from cash received from its operating activities in the PRC. No dividends were declared or paid for the fiscal year ended September 30, 2020 and 2019.

Statutory Reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors of each of the Company PRC subsidiaries, the VIE and subsidiaries of the VIE. The reserved amounts as determined pursuant to PRC statutory laws totaled $663,775 and $473,440 as of September 30, 2020 and 2019, respectively.

Under PRC laws and regulations, statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company, and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation.

Non-Controlling Interests

Non-controlling interests represent the interest of non-controlling shareholders in the VIE based on their proportionate interests in the equity of that company adjusted for its proportionate share of income or losses from operations. In June 2020, Nanjing Aosa entered into the VIE Agreements with the VIE Shareholders which resulted in the Company controlling an aggregate of 97.85% outstanding shares of the VIE. The non-controlling interest in the VIE was 2.15% as of September 30, 2020 and 2019.

NOTE 13 – INCOME TAXES

Enterprise Income Taxes (“EIT”)

The Company is incorporated in Cayman Island as an offshore holding company and is not subject to tax on income or capital gain under the laws of Cayman Island.

Ostin BVI is incorporated in BVI as an offshore holding company and is not subject to tax on income or capital gain under the laws of BVI.

Ostin HK and Austin Optronics are established in Hong Kong and are subject to statutory income tax rate at 16.5%.

Nanjing Aosa and the PRC subsidiaries of the VIE are subject to statutory income tax rate at 25%.

The VIE, the Company’s main operating subsidiary in PRC, was certified as a High and New Technology Enterprise (“HNTE”) and enjoys a preferential tax rate of 15% since 2013, and the HNTE certificate needs to be renewed every three years. The VIE was eligible for a 15% preferential tax rate for the fiscal years 2019 and 2018, and the Company has renewed its HNTE certificate in November 2019 and thus its validity extends to November 2022. As of September 30, 2019, the tax years ended December 31, 2014 through December 31, 2019 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2020 and 2019 the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the fiscal years ended September 30, 2019 and 2018, respectively, and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2020.

Per the consolidated statements of income and comprehensive income, the income tax expenses for the Company can be reconciled to the income before income taxes for the fiscal years ended September 30, 2020 and 2019 as follows:

	2020	2019
Income before taxes excluded the amounts of loss incurring entities	$1,659,567	$1,404,478
PRC EIT tax rates	15%	25%
Tax at the PRC EIT tax rates	$248,935	$351,119
Tax effect of research and development expenses deduction	(29,558)	(2,230)
Tax effect of one-off depreciation expense recognized for tax	-	(162,836)
Tax effect of deferred tax recognized	(347,833)	(189,564)
Tax effect of non-deductible expenses	1,732	1,194
Income tax benefit	$(126,725)	$(2,317)

Income taxes for the fiscal years ended September 30, 2020 and 2019 are attributed to the Company’s continuing operations in China and consisted of:

	2020	2019
Current income tax	$173,271	$187,247
Deferred income tax	(299,996)	(189,564)
Total income tax benefit	$(126,725)	$(2,317)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2020 and 2019 are presented below:

	As of September 30,
	2020	2019
Deferred tax assets:
Bad debt allowance	$395,092	$335,676
Inventory impairment provision	44,638	-
Other deductible temporary difference	(36,908)	-
Net operating loss carry-forward	479,197	208,114
Total	$882,019	$543,790

There was no valuation allowance for the deferred tax assets as of September 30, 2020 and 2019. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income, projections for future taxable income over the periods in which the deferred tax assets are deductible, and the scheduled reversal of deferred tax liabilities, management believes it is more likely than not the company will realize the benefits of those deductible differences at September 30, 2020 and 2019.

NOTE 14 – COMMITMENT AND CONTINGENCIES

As of September 30, 2020 and 2019, the Company has no material purchase commitments or significant leases.

From time to time, the Company is involved in various legal proceedings, claims and other disputes arising from commercial operations, employees, and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the Company can give no assurances about the resolution of pending claims, litigation or other disputes and the effect such outcomes may have on the Company, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided or covered by insurance, will not have a material adverse effect on our consolidated financial position or results of operations or liquidity. As of September 30, 2020 and 2019, the Company had no pending legal proceedings outstanding.

NOTE 15 – DISAGGREGATED REVENUE

The following table presents revenue by major product categories for the fiscal years ended September 30, 2020 and 2019, respectively.

	September 30, 2020		September 30, 2019
Product Category	Sales Amount (In USD)	As % of Sales	Sales Amount (In USD)	As % of Sales
Display modules	$100,304,865	72%	$33,269,891	72%
Polarizers	36,794,524	26%	11,737,446	25%
Others	2,974,528	2%	1,575,958	3%
Total	$140,073,917	100%	$46,583,295	100%

NOTE 16 – SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. All of the Company’s operating facilities and long-lived assets are in China, although the Company sells its products across different geographic regions. Based on management’s assessment, the Company has determined that it has only one operating segment as defined by ASC 280.

The following table presents revenues by geographic areas for the fiscal years ended September 30, 2020 and 2019, respectively.

	September 30, 2020		September 30, 2019
Country	Sales Amount (In USD)	As % of Sales	Sales Amount (In USD)	As % of Sales
China	$102,253,954	73%	$32,451,597	70%
Hong Kong and Taiwan	29,415,528	21%	10,480,219	22%
Southeast Asia	8,404,435	6%	3,651,479	8%
Total	$140,073,917	100%	$46,583,295	100%

NOTE 17 – IMPACT OF COVID-19

Recently, there has been a global pandemic of a novel strain of coronavirus (COVID-19) that first emerged in China in December 2019 and has spread globally. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the first half year of 2020. In March 2020, the World Health Organization declared COVID-19 as a global pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and substantially all of our business operations and our workforces are concentrated in China and a significant portion of our products are sold overseas, the Company believes that it has impacted and will likely continue to impact its business, results of operations, and financial condition. Potential impact on the Company’s results of operations will also depend on future developments and information that may emerge regarding the duration and severity of COVID-19 and the actions taken by governmental authorities and other entities to contain COVID-19 or to mitigate its impacts, almost all of which are beyond the Company’s control.

The impacts of COVID-19 on the Company’s business, financial condition, and results of operations include, but are not limited to, the following:

●	The Company’s production facilities had not been fully operational until March 20, 2020. The Company temporarily closed its offices and production facilities in early February 2020, as required by relevant PRC local authorities. The Company’s offices and manufacturing facilities reopened on February 20, 2020 and manufacturing capacity had been picking up slowly until fully operational on March 20, 2020.

●	Some of the Company’s customers have been negatively impacted by the pandemic, which reduced the demand for certain of the Company’s products, especially the small-size display modules (less than 21.5 inches). However, the Company saw an increased demand for display modules over 21.5 inches due to the mandatory lockdown at home. More households purchased new televisions and computer displays or upgraded their existing home entertainment devices with larger size displays during the lockdown period. Therefore, the Company witnessed a stable overall demand for display modules comparing to the pre-pandemic period.

●	The Company experienced some disruption to its supply chain during the Chinese government mandated lockdown, with suppliers increasing lead times and purchase price for raw materials. While all of the Company’s major suppliers are currently fully operational, any future disruption in their operations would impact the Company’s ability to manufacture and deliver our products to customers. In addition, reductions in commercial airline and cargo flights, disruptions to ports and other shipping infrastructure resulting from the pandemic are resulting in increased transport times to deliver materials and components to the Company’s facilities and to transfer the Company’s products to its key suppliers, and may also affect the Company’s ability to timely ship its products to customers. As a result of these supply chain disruptions, the Company had increased customer order lead times. This may limit the Company’s ability to fulfill orders with short lead times and means that the Company may be unable to satisfy all of the demand for its products in a timely manner, which may adversely affect the Company’s relationships with its customers.

●	The sales revenue generated from polarizer products increased significantly during the fiscal year ended September 30, 2020. The polarizer is an essential component of most types of display and the supply of polarizers had been in shortage even before the pandemic. The Company observed a tighter supply of polarizers in the market during the pandemic when some polarizer manufacturers were not able to operate at their full capacity. The Company has been fully operational since March 20, 2020 and seen increasing demand on its polarizer products due to the comparative shortage in the market supply.

●	The Company’s credit policy typically requires payment within 30 to 90 days, and payments on the vast majority of our sales have been collected within 45 days. The Company’s average accounts receivable turnover period was approximately 17 days as of and for the fiscal year ended September 30, 2020. Therefore, the Company’s payment collection has not been adversely impacted by the pandemic.

●	During the fiscal year ended September 30, 2020, the Company was able to repay all its debt and other obligations without taking advantage of any available payment deferral or forbearance term.

●	The Company’s workforce remained stable during the fiscal year ended September 30, 2020. The Company did not receive government subsidy or take advantage of any government assistance program in relation to the pandemic. The Company has complied with the various safety measures required by the local government and provided its employees with protective gears and regularly monitor and trace the health condition of its employees. However, the Company does not believe those safety measures have materially impacted its operation.

In the long term, the COVID-19 pandemic is likely to continue to adversely affect the economies and financial markets of many countries, and could result in a global economic downturn or a recession. This would likely adversely affect demand on some of the Company’s products and those of its customers, such as display modules used for automotive display, which may, in turn negatively impact the Company’s results of operations.

While the Company continues to observe an increasing demand in its products for consumer electronics, the market remains uncertain and it may not be sustainable in the long term. The degree to which the pandemic ultimately impacts the Company’s business and results of operations will depend on future developments beyond its control, including the severity of the pandemic, the actions to contain or treat the virus, how quickly and to what extent the economic and operating conditions can resume, and the severity and duration of the global economic downturn as a result of the pandemic.

NOTE 18 – SUBSEQUENT EVENTS

Share Surrender

In December 2020, an aggregate of 27,175,000 ordinary shares were surrendered by all our shareholders to us for no consideration and were then cancelled which in nature is a stock reverse split. As a result, the number of issued and outstanding ordinary shares decreased from 37,300,000 shares to 10,125,000 shares. All share information included in the consolidated financial statements and notes thereto have been retroactively adjusted as if such share surrender occurred on the first day of the first period presented.

3,375,000 Ordinary Shares

OSTIN TECHNOLOGY GROUP CO., LTD.

PROSPECTUS

[●], 2021

Until [●], 2021 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

In September 2019, we issued an aggregate of 1,000 ordinary shares at $0.0001 per share to three investors, including 679 shares to SHYD Investment Management Limited, of which, Tao Ling, our Chief Executive Officer and Chairman of the Board, is the sole shareholder and director, 162 shares to JQZY Investment Management Limited, of which Xiaohong Yin, our director, is the sole shareholder and director and 159 shares to Renown Investment Management Limited.

In June 2020, we issued an aggregate of 37,299,000 ordinary shares to a total of 55 shareholders of Jiangsu Austin, as part of our reorganization, among which, 14,913,804 shares were issued to SHYD Investment Management Limited, 3,545,292 shares were issued to JQZY Investment Management Limited and 3,713,442 shares were issued to Renown Investment Management Limited.

In December 2020, an aggregate of 27,175,000 ordinary shares were surrendered by all our shareholders to us for no consideration and were then cancelled. As a result, we had an aggregate of 10,125,000 ordinary shares issued and outstanding.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nanjing, Jiangsu Province, China, on June 22, 2021.

Ostin Technology Group Co., Ltd.

By:	/s/ Tao Ling
	Name:	Tao Ling
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tao Ling	Chief Executive Officer and Chairman	June 22, 2021
Tao Ling	(principal executive officer)

/s/ Qiaoyun Xie	Chief Financial Officer	June 22, 2021
Qiaoyun Xie	(principal financial and accounting officer)

/s/ Xiaohong Yin	Director	June 22, 2021
Xiaohong Yin

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Ostin Technology Group Co., Ltd., has signed this registration statement or amendment thereto in Newark, Delaware on June 22, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

OSTIN TECHNOLOGY GROUP CO., LTD.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1**	Registrant’s Specimen Certificate for Ordinary Shares
5.1**	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the ordinary shares being registered
8.1**	Opinion of Maples and Calder (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1*	Form of Exclusive Option Agreement by and between Nanjing Aosa and shareholders of Jiangsu Austin
10.2*	Form of Share Pledge Agreement by and between Nanjing Aosa and shareholders of Jiangsu Austin
10.3*	Form of Power of Attorney
10.4*	Form of Spousal Consent
10.5*+	English Translation of Cooperation Agreement, dated September 22, 2017, by and among Jiangsu Austin Optronics Technology Co., Ltd. and Shanghai Inabata Trading Co., Ltd.
10.6*	English Translation of Investment Agreement, dated September 6, 2017, by and among Jiangsu Austin Optronics Technology Co., Ltd. and People’s Government of Shuangliu District, Chengdu City
10.7*	English Translation of Investment Agreement, dated September 19, 2018, by and among Jiangsu Austin Optronics Technology Co., Ltd. and People’s Government of Naxi District, Luzhou City
10.8*	English translation of the House Leasing Contract, dated September 25, 2017, by and between Nanjing Aoting Technology Development Co., Ltd. and Nanjing Smart Manufacture Industrial Park Development Co., Ltd.
10.9*	English translation of Plant Lease Agreement, dated January 22, 2019, by and between Luzhou Aozhi Optronics Technology Co., Ltd. and Luzhou Dongzhiyang Industry Co., Ltd.
10.10**	Form of Employment Agreement
10.11**	Form of Indemnification Escrow Agreement
21.1*	List of Subsidiaries
23.1**	Consent of TPS Thayer, LLC
23.2**	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)
23.3**	Consent of King & Wood Mallesons (included in Exhibit 99.2)
23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1**	Code of Business Conduct and Ethics
99.2**	Opinion of King & Wood Mallesons regarding certain PRC law matters
99.3*	Consent of Heung Ming Wong
99.4*	Consent of Weidong (Mark) Jiang
99.5*	Consent of Qiang He
99.6**	Form of Audit Committee Charter
99.7**	Form of Compensation Committee Charter
99.8**	Form of Nominating and Corporate Governance Committee Charter

*	Previously filed
**	Filed herewith

+	Portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.